   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2001
                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  U.S. BANCORP
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6712                         41-0255900
(State or other jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)        Identification Number)


                    U.S. BANK PLACE                                          LEE R. MITAU, ESQ.
                601 SECOND AVENUE SOUTH                                         U.S. BANCORP
           MINNEAPOLIS, MINNESOTA 55402-4302                                  U.S. BANK PLACE
                     (612) 973-1111                                       601 SECOND AVENUE SOUTH
  (Address, including zip code, and telephone number,                MINNEAPOLIS, MINNESOTA 55402-4302
including area code, of registrant's principal executive                       (612) 973-1111
                        offices)                                  (Name, address, including zip code, and
                                                              telephone number, including area code, of agent
                                                                                for service)

                            ------------------------

                                   Copies to:

  ELIZABETH C. HINCK, ESQ.              CHERIE M. FUZZELL, ESQ.               THOMAS WARDELL, ESQ.
    DORSEY & WHITNEY LLP                   NOVA CORPORATION               LONG ALDRIDGE & NORMAN LLP
   220 SOUTH SIXTH STREET          ONE CONCOURSE PARKWAY, SUITE 300     303 PEACHTREE STREET, SUITE 5300
MINNEAPOLIS, MINNESOTA 55402            ATLANTA, GEORGIA 30328               ATLANTA, GEORGIA 30308
       (612) 340-8877                       (770) 396-1456                       (404) 527-4000


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS                AMOUNT TO BE        OFFERING PRICE          AGGREGATE             AMOUNT OF
OF SECURITIES TO BE REGISTERED          REGISTERED(1)          PER SHARE         OFFERING PRICE(2)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3)       62,642,310 shares           N/A             $1,315,251,047           $328,813
========================================================================================================================

(1) Represents the maximum number of shares of common stock, $.01 par value, of U.S. Bancorp estimated to be issuable upon the consummation of the merger of NOVA Corporation with and into U.S. Bancorp, based upon the number of shares of common stock, $.01 par value, of NOVA outstanding or issuable upon the exercise of outstanding options and warrants to purchase NOVA common stock and the exchange of 60% of such shares of NOVA common stock for 1.407 shares of U.S. Bancorp common stock.

(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is based upon the market value on May 30, 2001 of the NOVA common stock to be exchanged in the merger (based on the average of the high and low sales price of NOVA common stock, as reported on the New York Stock Exchange on May 30, 2001), less the cash to be paid by U.S. Bancorp in connection with the merger.

(3) Includes corresponding rights to acquire shares of U.S. Bancorp common stock pursuant to the Rights Agreement, dated as of February 27, 2001, between U.S. Bancorp and Firstar Bank, N.A.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                                NOVA CORPORATION
                             ONE CONCOURSE PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30328

                                                                          , 2001

Dear Shareholder:

    NOVA's board of directors has approved an agreement to merge NOVA with and into U.S. Bancorp. Under the terms of the merger agreement, in exchange for each NOVA share that you hold, you may elect to receive from U.S. Bancorp either
(1) $31.00 in cash, or (2) 1.407 shares of U.S. Bancorp common stock, or (3) a combination of cash and U.S. Bancorp common stock, subject to certain conditions as described in the enclosed materials. THE STOCK EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF THE NOVA AND U.S. BANCORP COMMON STOCK PRIOR TO COMPLETION OF THE MERGER.

- BASED ON U.S. BANCORP'S CLOSING PRICE OF $22.68 ON MAY 4, 2001, THE LAST TRADING DAY PRIOR TO THE DATE OF THE MERGER AGREEMENT, THE 1.407 STOCK EXCHANGE RATIO REPRESENTED APPROXIMATELY $31.55 IN VALUE FOR EACH SHARE OF NOVA COMMON STOCK.

- BASED ON U.S. BANCORP'S CLOSING PRICE OF $      ON       , 2001, THE LAST
  PRACTICABLE DATE PRIOR TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, THE
  1.407 STOCK EXCHANGE RATIO REPRESENTED APPROXIMATELY $      IN VALUE FOR EACH
  SHARE OF NOVA COMMON STOCK.

    We urge you to obtain current market price quotations for U.S. Bancorp and NOVA common stock. The common stock of both U.S. Bancorp and NOVA is listed on the New York Stock Exchange. NOVA is listed under the symbol "NIS," and U.S. Bancorp is listed under the symbol "USB."

    WE EXPECT THAT THE MERGER WILL BE A TAX-FREE TRANSACTION FOR NOVA SHAREHOLDERS TO THE EXTENT THEY RECEIVE U.S. BANCORP COMMON STOCK IN THE MERGER BUT WILL BE TAXABLE TO NOVA SHAREHOLDERS TO THE EXTENT THEY RECEIVE CASH.

    Completion of the merger is subject to a number of conditions, including approval of the merger by NOVA's shareholders. NOVA will hold a special meeting
of shareholders on       , 2001 to vote on the merger proposal. YOUR VOTE IS
IMPORTANT. We urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the special meeting. If you attend the meeting, you may vote in person even if you previously returned your proxy card.

    You must make your election to receive cash and/or shares of U.S. Bancorp common stock on a form of election that is being mailed to you separately. As soon as possible after the merger is completed, U.S. Bancorp's exchange agent will begin forwarding cash and/or certificates for U.S. Bancorp common stock to NOVA shareholders from whom the exchange agent has timely received a valid form of election. You must have completed the form of election and delivered it, along with the stock certificates representing all of the shares of common stock you hold in NOVA (if your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker), so that the form of election is received by the exchange agent no later
than 5:00 p.m. Eastern Daylight Time on             , 2001. At the time you
submit the form of election, the shares covered by the form of election can no longer be the subject of trading. IF YOU FAIL TO SUBMIT A VALID FORM OF ELECTION PRIOR TO THE ELECTION DEADLINE, THEN U.S. BANCORP WILL ISSUE YOU CASH AND/OR SHARES OF U.S. BANCORP COMMON STOCK AT ITS SOLE DISCRETION.

    EVEN IF THE EXCHANGE AGENT RECEIVES YOUR FORM OF ELECTION PRIOR TO THE ELECTION DEADLINE, YOU MIGHT NOT RECEIVE THE CONSIDERATION YOU ELECTED BECAUSE THE AGGREGATE AMOUNT OF U.S. BANCORP SHARES AND CASH TO BE ISSUED IN THE MERGER IS FIXED BY THE MERGER AGREEMENT. If NOVA's shareholders elect to receive cash or U.S. Bancorp common stock in excess of the aggregate amounts permitted by the merger agreement, then shareholders who have elected to receive the oversubscribed consideration will receive their proportionate share of that consideration in the other form of consideration. For instance, if you have elected to receive solely cash, and NOVA shareholders as a whole have elected to receive more cash than is allowed under the merger agreement, then the cash that is paid to you and all other shareholders who have elected to receive cash will be decreased proportionately in an amount necessary to meet the cash allocation limitations, and you will be treated as though you have elected to receive (and you will receive) U.S. Bancorp common stock for the rest of your shares.

    NOVA'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTEREST. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER.

                                          Sincerely,

                                          Edward Grzedzinski
                                          CHAIRMAN OF THE BOARD, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

    This proxy statement of NOVA is also a prospectus of U.S. Bancorp related to U.S. Bancorp common stock to be issued in connection with the merger.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

    This proxy statement/prospectus is dated       , 2001 and was first mailed
to NOVA's shareholders on or about       , 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about U.S. Bancorp and NOVA that is not included in or delivered with this document from other documents filed with the Securities and Exchange Commission. You already may have been sent some of these documents, which are listed under the heading "WHERE YOU CAN FIND MORE INFORMATION," but you may obtain any of them from U.S. Bancorp or NOVA, as appropriate, or the Securities and Exchange Commission. This information is available to you without charge upon your written or oral request. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

                U.S. BANCORP                                 NOVA CORPORATION
             Investor Relations                             Investor Relations
               U.S. Bank Place                             One Concourse Parkway
           601 Second Avenue South                              Suite 300
      Minneapolis, Minnesota 55402-4302                   Atlanta, Georgia 30328
          Telephone (612) 973-1111                       Telephone (770) 396-1456

    If you would like to request documents, please do so by             , 2001,
in order to receive them before the special meeting.

                                NOVA CORPORATION
                             ONE CONCOURSE PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30328

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON             , 2001 AT
                                       AT

                                   ---------

TO THE SHAREHOLDERS OF NOVA CORPORATION:

    A special meeting of shareholders will be held on       , 2001, at
Eastern Daylight Time at       , Atlanta, Georgia, for the following purposes:

    (1) To consider and vote upon a proposal to approve and adopt the terms of a proposed merger of NOVA with and into U.S. Bancorp as provided in the Agreement and Plan of Merger dated as of May 7, 2001, between NOVA and U.S. Bancorp.

    (2) To consider other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

    These items of business are described more fully in the proxy statement/prospectus attached to this notice. We urge you to carefully read the proxy statement/prospectus in its entirety. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

    You are entitled to notice of and to vote at the special meeting, and any adjournments or postponements of the special meeting, only if you were a
shareholder of record of NOVA at the close of business on       , 2001, the date
that your board of directors fixed as the record date for the special meeting. We cannot complete the merger unless holders of a majority of the shares of NOVA common stock outstanding on the record date vote to approve the merger agreement and the merger.

    THE NOVA BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND COMPLETION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    YOUR VOTE IS IMPORTANT. Even if you plan to attend the meeting, please complete, date and sign the enclosed proxy card. To ensure that your shares will be represented at the special meeting, promptly return the proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting, you may vote in person even if you previously returned a proxy card.

    A form of election is being mailed to you separately on or about the date of mailing of this document. To elect the form of consideration you wish to receive in the merger and to provide information needed by U.S. Bancorp to send you your merger consideration, you must complete, sign and date the form of election and mail it, in accordance with the instructions provided with the form of election, to the designated exchange agent, so it is received not later than 5:00 p.m.
Eastern Daylight Time on       , 2001. If you hold any stock certificates
representing shares of NOVA common stock, you should submit them to the exchange agent with the form of election. If your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker.

                                          By Order of the Board of Directors

                                          Edward Grzedzinski
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

            , 2001
Atlanta, Georgia

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................       1

SUMMARY.....................................................       5
  Unaudited Comparative Per Common Share Data...............      13
  Comparative Per Share Market Price Information............      13

SELECTED HISTORICAL FINANCIAL DATA..........................      14
  Selected Historical Financial Data of U.S. Bancorp........      15
  Selected Historical Financial Data of NOVA................      16

THE SPECIAL MEETING OF NOVA SHAREHOLDERS....................      17
  Date, Time and Place of the Special Meeting...............      17
  Matters to Be Considered..................................      17
  Record Date and Shares Entitled to Vote...................      17
  Vote Required.............................................      17
  Voting of Proxies; Revocation of Proxies..................      18
  Quorum; Abstentions and Broker Non-Votes..................      18
  Solicitation of Proxies; Expenses of Solicitation.........      19
  Board Recommendation......................................      19

THE MERGER..................................................      20
  Background of the Merger..................................      20
  U.S. Bancorp's Reasons for the Merger.....................      21
  NOVA's Reasons for the Merger and Recommendation of NOVA's
    Board of Directors......................................      21
  Fairness Opinion of NOVA's Financial Advisor..............      23
  The Merger Agreement......................................      31
  The Merger................................................      31
  Effectiveness of the Merger...............................      31
  Merger Consideration......................................      31
    Election of Consideration...............................      31
    Oversubscription of Cash or Stock.......................      32
    No Fractional Shares....................................      33
    Tax Adjustment..........................................      33
  Election Procedures; Exchange Agent.......................      33
    Form of Election........................................      33
    Delivery of Merger Consideration........................      34
    Failure to Submit an Election...........................      34
  Treatment of Options and Warrants.........................      35
  Antidilution Adjustments..................................      35
  Material Federal Income Tax Consequences..................      35
    General.................................................      36
    Aggregate Merger Consideration..........................      37
    NOVA Shareholders Who Receive Solely U.S. Bancorp Common
     Stock in Exchange for NOVA Common Stock................      37
    NOVA Shareholders Who Receive a Combination of U.S.
     Bancorp Common Stock and Cash in Exchange for NOVA
     Common Stock...........................................      37
    NOVA Shareholders Who Receive Solely Cash...............      39
    Cash Received in Lieu of Fractional Shares..............      40
    NOVA Shareholder Reporting Requirements.................      40
    Backup Withholding......................................      40
  Accounting Treatment......................................      40

  Interests of Certain Persons in the Merger................      41
  Indemnification of NOVA's Directors and Officers by U.S.
    Bancorp.................................................      43
  Stock Exchange Listing....................................      44
  Restrictions on Resales by Affiliates.....................      44
  Conditions to Completion of the Merger....................      44
    Conditions to Each Party's Obligation to Effect the
     Merger.................................................      45
    Conditions to Obligation of NOVA........................      45
    Conditions to Obligation of U.S. Bancorp................      45
    Obligation of NOVA and U.S. Bancorp to Deliver Tax
     Opinion................................................      45
  Regulatory Approvals Required for the Merger..............      46
    Status of Regulatory Approvals and Other Information....      47
  Representations and Warranties............................      47
  Conduct of Business Pending the Merger and Other Merger
    Agreements..............................................      48
  Limitation on Acquisition Proposals.......................      50
  Termination of the Merger Agreement.......................      50
    Termination.............................................      50
    Effect of Termination and Abandonment...................      51
    Termination Fee.........................................      51
  Extension, Waiver and Amendment of the Merger Agreement...      52
  Expenses..................................................      52
  LLC Buyout Agreement......................................      52

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................      54
  U.S. Bancorp..............................................      54
  NOVA Corporation..........................................      54

INFORMATION ABOUT U.S. BANCORP..............................      55
  General...................................................      55
  Government Policies.......................................      56
  Supervision and Regulation................................      56
  Additional Information....................................      57

INFORMATION ABOUT NOVA CORPORATION..........................      57
  General...................................................      57
  Additional Information....................................      57

U.S. BANCORP CAPITAL STOCK..................................      57
  Common Stock of U.S. Bancorp..............................      58
  Preferred Stock of U.S. Bancorp...........................      59
  Shareholder Rights Plan...................................      59

COMPARISON OF SHAREHOLDER RIGHTS............................      59
  Board of Directors........................................      60
  Actions by Shareholders Without a Meeting.................      60
  Special Meetings..........................................      61
  Amendments to Certificate or Articles of Incorporation....      61
  Amendments to Bylaws......................................      62
  General Voting Requirements...............................      62
  Vote Required for Certain Transactions....................      63
  Business Combinations with Interested Shareholders........      64
  Fair Price Provisions.....................................      64
  Shareholder Rights Plan...................................      65
  Conflicting Interest Transactions.........................      66

  Appraisal Rights..........................................      68
  Par Value; Dividends and Repurchases of Shares............      69

DISSENTERS' APPRAISAL RIGHTS................................      70

LEGAL MATTERS...............................................      71

EXPERTS.....................................................      71

SHAREHOLDER PROPOSALS.......................................      72

OTHER MATTERS...............................................      72

WHERE YOU CAN FIND MORE INFORMATION.........................      73
  Information Regarding U.S. Bancorp........................      73
  Information Regarding NOVA................................      74
  Information Regarding U.S. Bancorp and NOVA...............      75

FORWARD-LOOKING STATEMENTS..................................      75

APPENDIX A--AGREEMENT AND PLAN OF MERGER....................     A-1

APPENDIX B--OPINION OF SALOMON SMITH BARNEY.................     B-1

APPENDIX C--GEORGIA BUSINESS CORPORATION CODE SECTION
  DEALING WITH DISSENTERS' RIGHTS...........................     C-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.............    II-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY IS THIS MERGER PROPOSED?

A: NOVA is proposing this merger because its board of directors has concluded that the merger is in the best interests of NOVA shareholders. Based upon the information and analysis it received, NOVA's board believes the value to be received by NOVA shareholders in the merger is substantially greater than that available in NOVA as a continuing independent entity currently and for the near term, as well as in comparison with strategic alternatives. In addition, the combined companies can offer NOVA's customers a broader array of services and products than NOVA could offer on its own.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Under the merger agreement, unless you perfect dissenters' appraisal rights as described below, you will have the right to receive at your election any of the following for each of your NOVA shares:

    - $31.00 in cash, without interest; or

    - 1.407 shares of U.S. Bancorp common stock; or

    - a combination of cash and U.S. Bancorp common stock, based on the exchange amounts listed above.

    However, under the merger agreement, the aggregate amount of cash that U.S. Bancorp will pay in the merger has been limited to the amount of cash that would be paid if 40% of the shares of NOVA common stock outstanding on the record date were exchanged for cash. This cash amount includes any cash paid to dissenters and for fractional shares. Conversely, the aggregate amount of common stock that U.S. Bancorp will issue in the merger is limited to 60% of the shares of NOVA common stock outstanding on the record date, multiplied by the 1.407 stock exchange ratio. Because of these limits, you may not receive the form of merger consideration that you elect to receive. See "What happens if NOVA shareholders elect to receive more cash or stock, in the aggregate, than the merger agreement permits?" below.

Q: WHAT HAPPENS IF NOVA SHAREHOLDERS ELECT TO RECEIVE MORE CASH OR STOCK, IN THE AGGREGATE, THAN THE MERGER AGREEMENT PERMITS?

A: As described above, the aggregate amount of cash to be paid and stock to be issued by U.S. Bancorp in the merger is limited. If NOVA shareholders in the aggregate elect to receive a percentage of either stock or cash that is higher than the limits provided in the agreement, then the amount of stock and/or cash that you elected to receive will be adjusted proportionately so that these limitations are met. We will attempt to honor your election, and NOVA shares for which no shareholder election has been made will be allocated cash or stock in the merger in such a manner as to attempt to meet these limitations. However, if there are insufficient "no-election" shares, it will be necessary to adjust NOVA shareholder elections in some respect.

Q:  WHAT HAPPENS WHEN THE MARKET PRICE OF U.S. BANCORP COMMON STOCK FLUCTUATES?

A: The market price of U.S. Bancorp common stock will fluctuate before and after the merger is completed. However, the number of shares of U.S. Bancorp common stock that a NOVA shareholder will receive, either due to the shareholder's election or to the possible adjustments described above, is fixed at 1.407 U.S. Bancorp shares per NOVA share and will not be affected by any market price fluctuations. As a result, increases or decreases in the U.S. Bancorp share price will affect the value of any stock received in the merger but not the number of shares of stock received in the merger, and the U.S. Bancorp common stock to be issued per NOVA share may have a market value that is more or less than the $31.00 in cash to be issued per NOVA share. As described above, you may be required to accept some cash and some stock in the merger, regardless of your election, due to limitations imposed by the merger agreement.

    You can obtain current market prices for shares of U.S. Bancorp common stock as
    reported on the New York Stock Exchange under the symbol "USB." On       ,
    2001, the closing sales price of U.S. Bancorp common stock on the New York
    Stock Exchange was $      .

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:  The special meeting is scheduled to take place on         , 2001, at
          .m. Eastern Daylight Time at       , Atlanta, Georgia.

Q:  HOW DO I VOTE?

A: Simply indicate on the enclosed proxy card how you want to vote and then sign, date and mail your proxy card in the enclosed envelope as soon as possible so that your shares may be represented at the NOVA special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. Consequently, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, you may change your vote in one of three ways:

    - You may send a written notice stating that you would like to revoke your proxy and providing new instructions on how to vote.

    - You may complete and submit a new proxy card.

    - You may attend the meeting and vote in person. Simply attending the NOVA special meeting, however, will not revoke your proxy. If you intend to vote in person, and your shares are held by a broker in "street name," you should contact your broker for instructions.

    If you choose either the first or second method listed above, you must submit your notice of revocation or your new proxy card to NOVA's secretary or the inspectors of election prior to the special meeting.

    If your shares are held in "street name" by a broker and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  DO I HAVE DISSENTERS' APPRAISAL RIGHTS?

A: Yes. You have the right to dissent from the merger and receive a cash payment for your shares of NOVA common stock. To dissent from the merger, you must follow the procedures described under "DISSENTERS' APPRAISAL
    RIGHTS" on page       of the proxy statement/prospectus. Under Georgia law,
    for purposes of dissenters' rights, the value of the NOVA common stock is determined immediately before the merger, and the fair value excludes any appreciation or depreciation in anticipation of the merger.

Q:  HOW DO I MAKE AN ELECTION?

A: Simply complete, date and sign the form of election that is being mailed to you separately, and submit the form of election as instructed on the form, along with any stock certificates you hold representing all of the shares of common stock you hold in NOVA (and when necessary, by completing the notice of guaranteed delivery or an affidavit of loss, as directed in the form of election). If your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker.

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
Q:  WHAT IS THE DEADLINE FOR COMPLETING MY ELECTION?

A.  The form of election must be RECEIVED by the exchange agent, Firstar Bank,
    N.A., no later than 5:00 p.m. Eastern Daylight Time on       , 2001.

Q.  MAY I CHANGE MY ELECTION ONCE IT HAS BEEN SUBMITTED?

A.  Yes. You may change your election so long as your new election is received
    by the exchange agent prior to 5:00 p.m. on       , 2001. To change your
    election, you must send the exchange agent a written notice revoking any election previously submitted and providing your new election information.

Q:  WHAT HAPPENS IF I FORGET TO MAKE AN ELECTION PRIOR TO THE DEADLINE?

A:  If the exchange agent has not received a form of election from you prior to
    5:00 p.m. on       , 2001, then U.S. Bancorp will have discretion to
    determine whether to issue you cash, shares of U.S. Bancorp common stock or a combination of cash and stock, in accordance with the allocation limitations for cash and stock.

Q: IF I HOLD STOCK CERTIFICATES REPRESENTING MY SHARES OF NOVA, SHOULD I SEND IN MY CERTIFICATES NOW?

A: Yes. Instructions for transmitting any stock certificates you hold are enclosed with the form of election that is being mailed to you separately. You should submit your stock certificates to the exchange agent at the time you submit the form of election.

Q:  HOW DO I EXCHANGE MY NOVA SHARES IF I DON'T HAVE A STOCK CERTIFICATE?

A: There are generally three reasons why you might not have a certificate for your shares of NOVA common stock:

    - Your shares are held by a bank or by a broker in "street name." If this is the case, then you must contact the bank or broker for instructions on how to handle your account. You should do so quickly to ensure that you can meet the deadline for submitting a valid form of election.

    - Your shares are uncertificated because they are registered in "book-entry" form. If this is the case and your shares are not held by a broker, then you must follow the instructions on the form of election to allow the exchange agent to transfer your shares electronically.

    - Your stock certificates have been lost, stolen or destroyed. If this is the case, then you will need to provide the exchange agent with an affidavit of loss, as described in the form of election.

Q:  CAN I MAKE AN ELECTION IF I BUY MY SHARES AFTER THE RECORD DATE?

A: Yes. You should contact the exchange agent to request a form of election, which must be completed and received by the exchange agent prior to the election deadline. You may request a form of election by calling the exchange agent, Firstar Bank, N.A., at (800) 637-7549.

Q: HOW SOON AFTER THE MERGER IS COMPLETED CAN I EXPECT TO RECEIVE CASH OR U.S. BANCORP COMMON STOCK?

A: U.S. Bancorp will work with the exchange agent to distribute the merger consideration as promptly as practicable following the completion of the merger.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for United States federal income tax purposes, the exchange of shares of NOVA common stock solely for shares of U.S. Bancorp common stock generally will not cause you to recognize any gain or loss. We also expect, for United States federal income tax purposes, that upon the exchange of shares of NOVA common stock for a combination of cash and shares of U.S. Bancorp common stock, you will be required to recognize any gain realized upon the exchange to the extent cash is received, and you will not be permitted to recognize any loss realized on that exchange. If you receive solely cash in the merger, you will recognize any gain or loss realized.

    TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUM-STANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

A: We are currently working to complete this merger in the third quarter of 2001.

Q:  CAN I TRADE MY SHARES AFTER I HAVE MADE AN ELECTION?

A: No. Because making an election requires that you surrender your shares (either by submitting your stock certificates by mail, by transmitting your shares electronically through a book-entry transfer or by contacting your bank or broker, if your shares are held by a bank or by a broker in "street name"), you will be unable to trade your shares.

Q:  WHO CAN HELP ME ANSWER MY QUESTIONS?

A: If you have additional questions about the merger or the special meeting that are not answered in this proxy statement/prospectus, you should contact:

    NOVA Corporation
    Investor Relations
    One Concourse Parkway
    Suite 300
    Atlanta, Georgia 30328
    (770) 396-1456

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER, WE URGE YOU TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS. SEE "WHERE YOU CAN FIND MORE INFORMATION." EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE IN THE PROXY STATEMENT/PROSPECTUS DIRECTING YOU TO A MORE DETAILED DESCRIPTION OF THAT ITEM.

WE PROPOSE A MERGER OF NOVA AND U.S. BANCORP (APPENDIX A)

    We propose a combination in which NOVA will merge with and into U.S. Bancorp. In the merger, your shares of NOVA common stock will be exchanged for cash, shares of U.S. Bancorp common stock or a combination of the two. After the merger, you will no longer own shares of NOVA. Subject to obtaining required approvals, we expect to complete the merger in the third quarter of 2001.

WHAT NOVA SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE   )

    In exchange for each share of NOVA common stock that you hold, you may elect to receive from U.S. Bancorp either (a) $31.00 in cash, without interest, or
(b) 1.407 shares of U.S. Bancorp common stock, or (c) a combination of cash and shares of U.S. Bancorp common stock. However, the aggregate amount of cash that U.S. Bancorp will pay, including any cash paid to dissenters and for fractional shares, is the amount of cash that would be paid if 40% of the shares of NOVA common stock outstanding on the record date were exchanged for cash. Conversely, U.S. Bancorp will only issue U.S. Bancorp common stock in an aggregate amount equal to 60% of the shares of NOVA common stock outstanding on the record date, multiplied by the 1.407 stock exchange ratio.

    Consequently, if NOVA shareholders, as a whole, elect to exchange more than 60% of NOVA's total number of outstanding shares for U.S. Bancorp common stock and you elected to receive solely U.S. Bancorp common stock, you will receive instead a mixture of cash and U.S. Bancorp common stock. Conversely, if NOVA shareholders, as a whole, elect to exchange more than 40% of NOVA's total number of outstanding shares for cash (including cash paid to dissenters and cash paid in lieu of fractional shares) and you elected to receive solely cash, you will receive instead a mixture of cash and U.S. Bancorp common stock. If either of these percentage limits is exceeded and you elected to receive a combination of cash and shares of U.S. Bancorp common stock, then the amount of cash and the number of shares of U.S. Bancorp common stock you receive also may be subject to adjustment.

    If you fail to make a proper or timely election to receive either cash or shares of U.S. Bancorp common stock for any of your NOVA shares, you will be deemed to have indicated no preference as to the receipt of cash or shares of U.S. Bancorp common stock and will receive cash and/or shares of U.S. Bancorp common stock at the discretion of U.S. Bancorp, subject to the allocation limitations. We will attempt to honor your election, and NOVA shares for which no shareholder election has been made will be allocated cash or stock in such a manner as to attempt to accommodate NOVA shareholder elections while still meeting the allocation limitations. However, if there are insufficient "no-election" shares, it will be necessary to adjust NOVA shareholder elections in some respect.

THE VALUE OF THE U.S. BANCORP SHARES TO BE ISSUED IN THE MERGER WILL FLUCTUATE
WITH MARKET PRICES BECAUSE THE STOCK EXCHANGE RATIO IS FIXED (PAGE   )

    Because the stock exchange ratio is fixed at 1.407 and because the market price of the common stock of U.S. Bancorp will fluctuate prior to and after the merger, the market value of any shares of U.S. Bancorp common stock that NOVA shareholders receive in the merger will also fluctuate prior to and after the merger. CONSEQUENTLY, THE U.S. BANCORP COMMON STOCK TO BE ISSUED PER NOVA SHARE IN THE MERGER MAY HAVE A MARKET VALUE THAT IS MORE OR LESS THAN

THE $31.00 IN CASH TO BE ISSUED PER NOVA SHARE IN THE MERGER. For example,
between the date we announced the merger and       , 2001, the dollar value of
the per share consideration to NOVA shareholders in the merger, based on the closing price of U.S. Bancorp common stock on the New York Stock Exchange,
ranged from $      to $      .

    As described above, you may be required to accept some cash and some stock in the merger, regardless of your election, due to limitations imposed by the merger agreement.

MARKET PRICE INFORMATION (PAGE   )

    Shares of U.S. Bancorp common stock and shares of NOVA common stock are both listed on the New York Stock Exchange. On May 4, 2001, the last trading day before we announced the merger, U.S. Bancorp common stock closed at $22.68 per
share, and NOVA common stock closed at $23.52 per share. On       , 2001, the
last practicable date before the date of this proxy statement/prospectus, U.S.
Bancorp common stock closed at $      per share and NOVA common stock closed at
$      per share.

    Based on U.S. Bancorp's closing price of $22.68 on May 4, 2001, the last trading day prior to the date of the merger agreement, the 1.407 stock exchange ratio represented approximately $31.55 in value for each share of NOVA common
stock. Based on U.S. Bancorp's closing stock price of $    on       , 2001, the
last practicable date prior to the date of this proxy statement/prospectus, the
1.407 stock exchange ratio represented approximately $      in value for each
share of NOVA common stock. Of course, the market price of U.S. Bancorp common stock will fluctuate prior to and after the merger.

THE MERGER GENERALLY WILL BE TAX-FREE TO NOVA SHAREHOLDERS TO THE EXTENT THEY RECEIVE SOLELY U.S. BANCORP COMMON STOCK AND TAXABLE TO THE EXTENT THEY RECEIVE
ANY CASH (PAGE   )

    We expect that for U.S. federal income tax purposes, your exchange of shares of NOVA common stock solely for shares of U.S. Bancorp common stock generally will not cause you to recognize any gain or loss. We also expect, for U.S. federal income tax purposes, that you will be required to recognize any gain realized upon the exchange of shares of NOVA common stock for a combination of shares of U.S. Bancorp common stock and cash to the extent of the lesser of
(a) the amount of gain realized and (b) the amount of cash received, and you will not be permitted to recognize any loss realized on that exchange. If you receive only cash in the merger, you will recognize any gain or loss realized.

    THIS TAX TREATMENT MAY NOT APPLY TO EVERY NOVA SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON PARTICULAR FACTS AND CIRCUMSTANCES NOT WITHIN OUR CONTROL. IN ADDITION, CERTAIN CIRCUMSTANCES MAY OCCUR THAT WOULD RESULT IN ALL OF THE MERGER CONSIDERATION BEING TAXABLE. SEE "THE MERGER--MATERIAL FEDERAL INCOME TAX CONSEQUENCES." YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

HOW TO ELECT CASH, STOCK OR A COMBINATION OF THE TWO (PAGE   )

    To make your election, you must complete, date and sign the form of election, which is being mailed to you separately, and return it, accompanied by any stock certificates you hold representing shares of NOVA common stock, in accordance with the instructions provided with the form of election so that it is received by the exchange agent no later than 5:00 p.m. Eastern Daylight Time
on       , 2001. (If your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker). If the exchange agent does not receive a form of election for your shares prior to the election deadline, U.S. Bancorp will determine whether you will receive cash, shares of U.S. Bancorp common stock, or a combination of cash and shares. Where necessary, you also may need to complete a notice of guaranteed delivery or an affidavit of loss, as directed in the form of election.

    You may revoke any election previously made and submit a new election, so long as the revocation and the new election are in writing
and are received prior to 5:00 p.m. Eastern Daylight Time on       , 2001.
Revocations and new elections should be submitted to the exchange agent in accordance with the instructions on the enclosed form of election.

    Effective at the time you first submit the form of election, you will no longer be able to trade the shares covered by the form of election.

    As soon as practicable after the merger is completed, the exchange agent will distribute the merger consideration to shareholders of NOVA who submitted the form of election prior to the deadline.

YOU HAVE THE RIGHT TO DISSENT (PAGE   )

    Holders of NOVA common stock who do not vote in favor of the merger and who have fully complied with all applicable provisions of the Georgia Business Corporation Code may have the right to require U.S. Bancorp to purchase the shares of NOVA common stock held by them for cash at the fair market value of those shares immediately before the merger. Georgia law does not treat any appreciation or depreciation in anticipation of the merger as affecting fair market value of the dissenting shares on the valuation date. The value of the dissenting shares, determined in accordance with the Georgia Business Corporation Code, may be more or less than the value of the shares of U.S. Bancorp common stock to be received in connection with the merger. Appendix C contains a copy of the relevant provisions of the Georgia Business Corporation Code.

NOVA'S FINANCIAL ADVISOR SAYS THE MERGER CONSIDERATION IS FAIR TO NOVA
SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE   )

    Salomon Smith Barney has acted as a financial advisor to NOVA's board of directors in connection with the merger and has delivered to NOVA's board its written opinion that, as of May 6, 2001, based upon and subject to various qualifications and assumptions described in its opinion, the consideration to be received by the NOVA shareholders pursuant to the merger was fair to the NOVA shareholders from a financial point of view. We have attached the full text of the opinion to this proxy statement/prospectus as Appendix B. You should read it completely to understand the assumptions made, matters considered and the limitations of the review made by Salomon Smith Barney in providing its opinion. NOVA has agreed to pay Salomon Smith Barney a cash fee equal to 0.55% of the transaction value for its services rendered in connection with the merger, of which $1 million is payable upon delivery of the opinion and the balance is payable upon consummation of the merger. NOVA also has agreed to indemnify Salomon Smith Barney for any liabilities assumed related to its engagement and reimburse it for any out-of-pocket expenses, including those associated with the retention of legal counsel.

NOVA'S REASONS FOR THE MERGER (PAGE   )

    After reviewing the proposed merger and evaluating NOVA's operations and prospects and those of U.S. Bancorp with its financial and legal advisors, NOVA's board of directors believes that the merger is in the best interest of NOVA and of its shareholders and customers. In reaching its decision to approve the merger, NOVA's board of directors analyzed:

- the terms of the merger;

- the value to be received by NOVA shareholders in the merger as compared to that available in NOVA as a continuing independent entity currently and for the near term;

- the range of possible values to NOVA shareholders obtainable through strategic alternatives and the likelihood and risks of the same; and

- the history of U.S. Bancorp and the prospects of U.S. Bancorp if the merger were to be completed.

U.S. BANCORP'S REASONS FOR THE MERGER (PAGE   )

    U.S. Bancorp believes that the merger will provide U.S. Bancorp with an attractive opportunity to expand its merchant processing business, particularly to small to medium-sized customers. U.S. Bancorp believes that NOVA's locations and business mix complement U.S. Bancorp's current merchant processing operations, and that the merger will enable U.S.

Bancorp to offer, through NOVA, a broad array of merchant processing products and services to a larger market.

NOVA RECOMMENDS THAT YOU VOTE FOR THE MERGER (PAGE   )

    NOVA's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger.

NOVA IS HOLDING A SPECIAL MEETING TO VOTE ON THE MERGER (PAGE   )

    The special meeting of shareholders of NOVA will be held on       , 2001, at
            .m., Eastern Daylight Time, at       , Atlanta, Georgia. At the
special meeting, shareholders of NOVA will be asked:

- to consider and vote on a proposal to approve the merger agreement and the merger of NOVA with U.S. Bancorp; and

- to consider and transact other business that may properly come before the special meeting and at any adjournments or postponements of the meeting.

MERGER APPROVAL REQUIRES A MAJORITY VOTE BY NOVA SHAREHOLDERS OF RECORD AS OF
      , 2001 (PAGE   )

    NOVA's board has set       , 2001 as the record date for the special
meeting. You can vote at the special meeting if you owned NOVA common stock at the close of business on the record date. You can cast one vote for each share of NOVA common stock you owned at that time. Approval of the merger by NOVA's shareholders requires the favorable vote of at least the majority of the shares of NOVA outstanding on the record date.

    NOVA's directors and executive officers hold about       % of the
outstanding shares of NOVA common stock entitled to vote at the special meeting. We expect NOVA's directors and officers to vote their shares for approval of the merger agreement.

    If you are the registered owner of your shares, you may vote them in person by attending the special meeting or by mailing us your proxy if you are unable or do not wish to attend. If your shares are deposited with a broker, the broker will advise you about the special meeting and will explain how you can instruct the broker to vote your shares (usually by signing and returning your proxy card to the broker). You can revoke your proxy at any time before the special meeting by sending a written notice revoking the proxy or a later-dated proxy to NOVA's secretary or the inspector of elections (which revocation or later-dated proxy
must be received by       , 2001), or by attending the special meeting and
revoking your proxy at that time and voting in person.

INFORMATION ABOUT U.S. BANCORP AND NOVA (PAGE   )

        U.S. BANCORP
        U.S. Bank Place
        601 Second Avenue South
        Minneapolis, Minnesota 55402-4302
        (612) 973-1111

    U.S. Bancorp is a multi-state financial holding company with its headquarters in Minneapolis, Minnesota. U.S. Bancorp operates more than 2,200 banking offices in 24 states in the Midwest, South and West. It is the eighth largest financial services holding company in the United States and provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. U.S. Bancorp also offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary, U.S. Bancorp Piper Jaffray. In addition, U.S. Bancorp is one of the largest providers of corporate trust services in the United States.

    At March 31, 2001, U.S. Bancorp and its consolidated subsidiaries, on a combined basis (and reflecting the merger of the former U.S. Bancorp and Firstar Corporation completed in February 2001), had consolidated assets of $160.3 billion, consolidated deposits of $104.8 billion and shareholders' equity of $15.2 billion.

    For further information concerning U.S. Bancorp, see "INFORMATION ABOUT U.S. BANCORP" and "SUMMARY--Selected Historical Financial Data--Selected Historical Financial Data of U.S. Bancorp" and the U.S. Bancorp documents incorporated by reference in this proxy statement/prospectus as described under "WHERE YOU CAN FIND MORE INFORMATION."

        NOVA CORPORATION
        One Concourse Parkway
        Suite 300
        Atlanta, Georgia 30328
        (770) 396-1456

    NOVA's predecessor, NOVA Information Systems, Inc., was incorporated in Georgia in February 1991. NOVA Corporation was incorporated as a holding company in Georgia in December 1995. NOVA provides transaction processing support for all major credit, charge and debit cards. NOVA is the third largest transaction processor in the United States (as measured by dollar volume processed in 1999), with over 560,000 merchant locations across the 50 states. In addition, NOVA's proprietary information processing network provides a direct, rapid and secure means of processing financial data. NOVA also has developed several value-added software applications for both point-of-sale terminals and personal computers that can be delivered to merchants and updated for enhancements via NOVA's proprietary network.

    On March 31, 2001, NOVA's assets were approximately $      and its
shareholders' equity was approximately $      .

    For further information concerning NOVA, see "INFORMATION ABOUT NOVA" and "SUMMARY--Selected Financial Data--Selected Historical Financial Data of NOVA" and the NOVA documents incorporated by reference in this proxy statement/prospectus as described under "WHERE YOU CAN FIND MORE INFORMATION."

NOVA'S OFFICERS MAY HAVE INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS
(PAGE   )

    The interests of some of NOVA's executive officers are somewhat different from and in addition to their interests as shareholders generally because the terms of their agreements and arrangements with NOVA or U.S. Bancorp give them additional benefits in connection with the merger. These agreements and arrangements include employment agreements with change in control agreements.

    Also, following the merger, U.S. Bancorp will purchase directors' and officers' insurance for the directors and officers of NOVA and will indemnify directors and officers of NOVA for events occurring before the merger, including events that are related to the merger agreement. This indemnity and insurance will be in addition to the indemnification and insurance to which those officers and directors of NOVA who become officers and directors of U.S. Bancorp following the completion of the merger will be entitled while acting in that capacity at and after the merger.

    NOVA's board of directors knew about the proposed interests of these executive officers and considered them when it approved the merger agreement and the merger.

WE MUST MEET A NUMBER OF CONDITIONS TO COMPLETE THE MERGER (PAGE   )

    The completion of the merger depends on a number of conditions being met. These include, among other conditions:

- the approval of the merger and the merger agreement by shareholders holding a majority of NOVA's shares;

- the approval of the merger by the necessary federal and state regulatory authorities;

- the receipt of all permits and authorizations under applicable state securities laws necessary to issue U.S. Bancorp common stock in the merger;

- the approval by the New York Stock Exchange of the listing of any newly issued shares of U.S. Bancorp common stock to be issued in the merger;

- the absence of any order, injunction, decree, law or regulation that would prohibit the merger;

- the total number of shares of NOVA common stock held by NOVA shareholders who have indicated their intent to exercise dissenters' rights under the Georgia Business Corporation Code must not exceed 40% of the shares of NOVA common stock outstanding as of the date of the special meeting; and

-the receipt by each of NOVA and U.S. Bancorp of legal opinions that the merger will qualify as a "reorganization" within Section 368(a) of the Internal Revenue Code of 1986, as amended.

 If the value of U.S. Bancorp common stock decreases so that, based on the closing price on the last trading day prior to the date the merger would be completed, the value of U.S. Bancorp common stock to be issued to NOVA shareholders no longer equals or exceeds 50% of the total merger consideration to be issued to NOVA shareholders, U.S. Bancorp may either increase the number of shares of U.S. Bancorp common stock to be issued on a proportionate basis or increase the number of shares of NOVA common stock to be converted into shares of U.S. Bancorp common stock (and decrease the number of shares of NOVA common stock to be converted into cash) so that the value of U.S. Bancorp common stock to be issued to NOVA shareholders still equals or exceeds 50% of the total merger consideration. If U.S. Bancorp does not take either of these actions, then the receipt by each of NOVA and U.S. Bancorp of legal opinions that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code will no longer be a condition to the completion of the merger. However, if the average of the daily closing prices of a share of U.S. Bancorp common stock (as reported on the consolidated tape of the New York Stock Exchange) during any period of 10 consecutive trading days after the date of the agreement is less than $15.50, NOVA may terminate the merger agreement unless U.S. Bancorp agrees to adjust the exchange ratio in such a manner as to provide NOVA's shareholders with a stock consideration per share of NOVA common stock with a value greater than or equal to $21.80, which represents total merger consideration--cash and stock--per share of NOVA common stock with a value greater than or equal to approximately $25.485; in this event, U.S. Bancorp may not eliminate the delivery of tax opinions as a condition to closing.

    Where the law permits, either NOVA or U.S. Bancorp could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

WE MUST OBTAIN ANTITRUST APPROVAL TO COMPLETE THE MERGER (PAGE   )

    The merger is subject to U.S. antitrust laws. We have made the required filings with the U.S. Department of Justice and the Federal Trade Commission. However, we are not permitted to complete the merger until the applicable waiting period has expired or been terminated. The applicable waiting period
will expire at 11:59 p.m. on       , 2001 unless extended by a second request
for information. The Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

WE CAN TERMINATE THE MERGER AGREEMENT UNDER CERTAIN CIRCUMSTANCES (PAGE       )

    NOVA and U.S. Bancorp can mutually agree at any time to terminate the merger agreement without completing the merger, even if NOVA's shareholders have approved it. Also, either U.S. Bancorp or NOVA can terminate the merger agreement if:

- the other party breaches the merger agreement in any material respect, and the breaching party does not correct the breach within 45 days following receipt of notice of the breach;

- the merger has not been completed by December 31, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

- any government agency denies an approval needed to complete the merger, and that denial has become final and nonappealable;

- NOVA does not obtain shareholder approval; or

- a condition in the merger agreement becomes impossible to satisfy.

    In addition, U.S. Bancorp may terminate the merger agreement if NOVA's board of directors withdraws, changes or modifies, in some way adverse to U.S. Bancorp, its recommendation to the NOVA shareholders to approve the merger prior to the special meeting or if the special meeting is not called and held. U.S. Bancorp also may terminate the merger agreement if NOVA's board of directors recommends or approves a takeover proposal, as defined in the merger agreement, with another party or NOVA enters into an agreement regarding a takeover proposal with another party.

    NOVA may also terminate the merger agreement if the average daily closing price per share of U.S. Bancorp common stock as quoted on the New York Stock Exchange during any period of 10 consecutive trading days after May 7, 2001 is less than $15.50, unless U.S. Bancorp agrees to adjust the exchange ratio so as to provide the NOVA shareholders with a stock consideration per share of NOVA common stock with a value greater than or equal to $21.80, which represents total merger consideration--cash and stock--per share of NOVA common stock with a value greater than or equal to approximately $25.485.

    NOVA also may terminate the merger agreement if it enters into an agreement regarding a takeover proposal that is superior from a financial standpoint and it pays U.S. Bancorp the termination fee that is discussed below.

IF WE TERMINATE THE MERGER AGREEMENT UNDER CERTAIN CIRCUMSTANCES, NOVA MUST PAY
U.S. BANCORP $65 MILLION (PAGE   )

    If the merger agreement is terminated and the merger abandoned under certain circumstances, NOVA will pay to U.S. Bancorp $65 million as a termination fee. NOVA would only be required to pay this fee if the merger agreement is terminated upon the occurrence of any of the following events and conditions:

- by NOVA or U.S. Bancorp because NOVA enters into any agreement regarding a takeover proposal with another party;

- by U.S. Bancorp because NOVA's board fails to recommend the merger to its shareholders, or withdraws, modifies or changes its recommendation in a manner adverse to the interests of U.S. Bancorp, or recommends or approves a takeover proposal with another party, and NOVA subsequently enters into an agreement providing for a takeover proposal;

- by U.S. Bancorp or NOVA because the other has materially breached any of its representations and warranties or has failed to perform in any material respect any of its covenants, and the breach has not been cured within 45 days following receipt of notice of the breach, and if a takeover proposal prior to such termination is publicly announced and NOVA completes a takeover proposal or enters into an agreement for a takeover proposal within 18 months after the date of such termination; or

- by U.S. Bancorp or NOVA if NOVA's shareholders do not approve the merger, and if a takeover proposal prior to such termination is publicly announced and NOVA completes a takeover proposal or enters into an agreement for a takeover proposal within 18 months after the date of such termination.

IF WE FAIL TO COMPLETE THE MERGER, UNDER CERTAIN CIRCUMSTANCES U.S. BANCORP
MAY PURCHASE NOVA'S INTEREST IN A JOINT VENTURE WITH U.S. BANCORP (PAGE   )

    In 1998, NOVA established a joint venture with a subsidiary of Firstar Corporation, the predecessor to U.S. Bancorp. As a condition to execution of the merger agreement, NOVA and U.S. Bancorp entered into an LLC Buyout Agreement, under which NOVA and U.S. Bancorp agreed that if the merger agreement is terminated under certain circumstances, and NOVA subsequently consummates a takeover proposal with a party other than U.S. Bancorp, then NOVA will transfer its interest in the joint venture to U.S. Bancorp upon U.S. Bancorp's payment to NOVA of $47,585,000 and each of NOVA and U.S. Bancorp will release the other from any claims arising from the joint venture arrangement, with certain limited exceptions, prior to the closing of the transfer of the interest.

WE MAY AMEND OR WAIVE TERMS OF THE MERGER AGREEMENT (PAGE   )

    NOVA and U.S. Bancorp may jointly amend the merger agreement. In addition, either of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, NOVA and U.S. Bancorp may not amend the merger agreement after NOVA's shareholders approve the merger if the amendment (1) reduces or changes the form of consideration that will be received by NOVA's shareholders or (2) violates the Georgia Business Corporation Code.

NOVA SHAREHOLDERS WHO RECEIVE U.S. BANCORP COMMON STOCK WILL HAVE THE RIGHTS OF
OTHER U.S. BANCORP SHAREHOLDERS (PAGE   )

    The rights of U.S. Bancorp shareholders are governed by Delaware law and U.S. Bancorp's certificate of incorporation and bylaws. The rights of NOVA shareholders are governed by Georgia law and NOVA's articles of incorporation and bylaws. Upon our completing the merger, NOVA shareholders who receive shares of U.S. Bancorp common stock in the merger will become shareholders of U.S. Bancorp, and the rights of these NOVA shareholders will be governed by Delaware law and by U.S. Bancorp's certificate of incorporation and bylaws.

WE EXPECT TO ACCOUNT FOR THE MERGER USING THE PURCHASE METHOD OF ACCOUNTING
(PAGE   )

    U.S. Bancorp expects to account for the merger using the purchase method of accounting under accounting principles generally accepted in the United States.

NOVA STOCK OPTIONS WILL BECOME U.S. BANCORP STOCK OPTIONS (PAGE   )

    In the merger, each option to buy shares of NOVA common stock granted under NOVA's stock option plans will be converted into an option to purchase shares of U.S. Bancorp common stock equal to the number of shares of NOVA common stock subject to the option, multiplied by 1.407. The exercise price for these U.S. Bancorp options will equal the exercise price per share for the NOVA common stock subject to the former NOVA stock option divided by 1.407.

SOME OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS SUBJECT TO CHANGE
(PAGE   )

    This proxy statement/prospectus (including documents to which we refer you in this proxy statement/prospectus) contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of these risks and uncertainties include:

- unanticipated expenditures related to U.S. Bancorp's investments in its consumer banking, payment systems and wealth management businesses or its Internet development and slower than anticipated deposit and loan growth;

- less favorable than expected general economic or industry conditions in the United States and abroad;

- changes in the domestic interest rate environment;

- changes in the conditions of the securities markets adversely affecting revenues from capital markets businesses;

- changes in the laws, regulations and policies governing financial services companies;

- industry changes in information technology systems that present operational issues or require significant capital spending;

- increased competitive pressures;

- less than anticipated revenue enhancements or cost savings from acquisitions;

- the success of NOVA's distribution channels in generating internal growth;

- the ability of NOVA to identify and acquire additional merchant and customer contracts and operating businesses; and

- the introduction of NOVA's multi-currency platform through its European joint venture.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

    The following table presents selected comparative unaudited per share data for U.S. Bancorp on a historical and pro forma combined basis, and for NOVA on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of U.S. Bancorp and NOVA, including the related notes, incorporated by reference into this proxy statement/prospectus. This information should be read in conjunction with the historical financial statements and the related notes. See "WHERE YOU CAN FIND MORE INFORMATION." The per share data included below is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been completed prior to the periods indicated.

                                                            U.S. BANCORP
                                                            COMMON STOCK           NOVA COMMON STOCK
                                                        ---------------------   -----------------------
                                                                       PRO                      PRO
                                                                      FORMA                    FORMA
                                                        HISTORICAL   COMBINED   HISTORICAL   EQUIVALENT
                                                        ----------   --------   ----------   ----------
Book value:
  March 31, 2001......................................     $8.00      $7.94        $5.45       $11.17
  December 31, 2000...................................      7.97       7.85         5.15        11.04
Dividends declared:
  Three months ended March 31, 2001...................     .1875      .1875           --          .26
  Year ended December 31, 2000........................       .65        .65           --          .91
Net income from continuing operations (basic):
  Three months ended March 31, 2001...................       .22        .20          .28          .28
  Year ended December 31, 2000........................      1.51       1.38         (.23)        1.94
Net income from continuing operations (diluted):
  Three months ended March 31, 2001...................       .21        .20          .28          .28
  Year ended December 31, 2000........................      1.50       1.37         (.23)        1.92

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Shares of U.S. Bancorp and NOVA common stock are listed on the New York Stock Exchange. The following table sets forth the closing price per share of U.S. Bancorp common stock and NOVA common stock and the "equivalent per share price" (as explained below) of NOVA common stock as of May 4, 2001, the last trading day before the date on which U.S. Bancorp and NOVA announced the merger,
and as of             , 2001, the last practicable date prior to the date of
this proxy statement/prospectus. The "equivalent per share price" of NOVA common stock on any date equals the closing price of U.S. Bancorp common stock on that date multiplied by the exchange ratio of 1.407 shares of U.S. Bancorp common stock for each share of NOVA common stock.

    Of course, the market price of U.S. Bancorp common stock and NOVA common stock will fluctuate prior to the merger. Therefore, you are encouraged to obtain current stock price quotations for U.S. Bancorp common stock and NOVA common stock prior to voting on the merger and submitting your form of election.

                                                      U.S. BANCORP       NOVA         EQUIVALENT
MARKET PRICE PER SHARE AS OF                          COMMON STOCK   COMMON STOCK   PER SHARE PRICE
----------------------------                          ------------   ------------   ---------------
May 4, 2001.........................................     $22.68         $23.52          $31.55
            , 2001..................................

                       SELECTED HISTORICAL FINANCIAL DATA

    In the following tables, we provide you with summary historical financial data for U.S. Bancorp and NOVA. We have prepared this information using the unaudited consolidated financial statements for the three-month periods ended March 31, 2001 and 2000, and the audited consolidated financial statements for the five years ended December 31, 2000. The consolidated financial statements of U.S. Bancorp give retroactive effect to the merger of Firstar Corporation and the former U.S. Bancorp on February 27, 2001 in a transaction accounted for as a pooling of interests. The unaudited financial statements reflect all adjustments necessary to present fairly the financial position and results of operations as of the end of and for the periods indicated.

    When you read this summary historical data, it is important that you also read the historical financial statements and related notes in the quarterly and annual reports and, for U.S. Bancorp, its current report on Form 8-K filed April 17, 2001, filed with the Securities Exchange Commission, as well as the section of the quarterly and annual reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "WHERE YOU CAN FIND MORE INFORMATION."

SELECTED HISTORICAL FINANCIAL DATA OF U.S. BANCORP

                                                 FOR THE
                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------   ----------------------------------------------------
                                             2001       2000       2000       1999       1998       1997       1996
                                           --------   --------   --------   --------   --------   --------   --------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONDENSED INCOME STATEMENT
Net interest income (taxable-equivalent
  basis).................................  $1,574.1   $1,511.6   $6,135.0   $5,932.7   $5,676.2   $5,532.0   $5,298.4
Merger and restructuring related gains...        --         --         --         --         --         --      235.8
Securities gains, net....................     216.0       (0.3)       8.1       13.2       29.1        7.3       18.7
Other noninterest income.................   1,184.9    1,181.7    4,875.1    4,231.7    3,620.9    2,711.3    2,513.5
Merger-related and restructuring
  charges................................     404.2       65.0      348.7      532.8      593.8      633.0      192.4
Other noninterest expense................   1,394.3    1,357.6    5,368.3    5,128.5    4,829.6    4,306.7    4,321.6
Provision for credit losses..............     532.4      183.2      828.0      646.0      491.3      639.9      429.9
                                           --------   --------   --------   --------   --------   --------   --------
Income before income taxes...............     644.1    1,087.2    4,473.2    3,870.3    3,411.5    2,671.0    3,122.5
Taxable-equivalent adjustment............      18.5       22.0       85.4       96.3      111.2      121.1      121.0
Income taxes.............................     215.5      378.4    1,512.2    1,392.2    1,167.4      950.6    1,082.9
                                           --------   --------   --------   --------   --------   --------   --------
    Net income...........................  $  410.1   $  686.8   $2,875.6   $2,381.8   $2,132.9   $1,599.3   $1,918.6
                                           ========   ========   ========   ========   ========   ========   ========
FINANCIAL RATIOS
Return on average assets.................      1.02%      1.79%      1.81%      1.59%      1.49%      1.24%      1.57%
Return on average equity.................      10.8       19.6       20.0       18.0       17.2       14.7       18.0
Net interest margin (taxable-equivalent
  basis).................................      4.41       4.44       4.36       4.44       4.44       4.72       4.81
Efficiency ratio.........................      65.2       52.8       51.9       55.7       58.3       59.9       56.1
PER COMMON SHARE
Earnings per share.......................  $    .22   $    .36   $   1.51   $   1.25   $   1.12   $    .86   $   1.02
Diluted earnings per share...............       .21        .36       1.50       1.23       1.10        .85       1.00
Dividends declared*......................     .1875      .1625        .65      .4625        .33        .27        .21
AVERAGE BALANCE SHEET DATA
Loans....................................  $121,769   $114,553   $118,317   $109,638   $102,451   $ 95,149   $ 87,732
Loans held for sale......................       903        646      1,303      1,450      1,264        549        691
Investment securities....................    17,875     17,778     17,311     19,271     21,114     19,123     18,944
Earning assets...........................   143,859    136,609    140,606    133,757    127,738    117,173    110,172
Assets...................................   163,123    154,121    158,481    150,167    142,887    129,493    121,967
Noninterest bearing deposits.............    23,591     23,759     23,820     23,556     23,011     20,984     19,881
Deposits.................................   104,484    101,510    103,426     99,920     98,940     93,322     89,786
Short-term borrowings....................    15,421     11,890     12,586     11,707     11,102     11,791     12,212
Long-term debt...........................    21,341     21,416     22,410     20,248     15,732      9,481      6,429
Total shareholders' equity...............    15,467     14,101     14,365     13,221     12,383     10,882     10,659
Weighted average shares outstanding......   1,901.1    1,921.7    1,906.0    1,907.8    1,898.8    1,841.0    1,861.6
Weighted average diluted shares
  outstanding............................   1,915.7    1,933.4    1,918.5    1,930.0    1,930.5    1,872.2    1,898.2
PERIOD-END BALANCE SHEET DATA
Loans....................................  $119,649   $114,815   $122,365   $113,229   $106,958   $ 99,029   $ 91,242
Investment securities....................    16,511     17,709     17,642     17,449     20,965     20,442     18,671
Assets...................................   160,274    155,981    164,921    154,318    150,714    137,488    126,610
Deposits.................................   104,842    102,439    109,535    103,417    104,346     98,323     93,811
Long-term debt...........................    21,725     21,440     21,876     21,027     18,679     13,181      6,796
Total shareholders' equity...............    15,243     14,014     15,168     13,947     12,574     11,402     10,717

------------------------------

* Dividends per share have not been restated for the 2001 merger of Firstar Corporation with the former U.S. Bancorp

SELECTED HISTORICAL FINANCIAL DATA OF NOVA

                                                             FOR THE
                                                          THREE MONTHS
                                                              ENDED
                                                            MARCH 31,                  FOR THE YEARS ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2001       2000       2000       1999       1998       1997       1996
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Income Statement Data:
Revenues.............................................   $  370     $  370     $1,578     $1,467     $1,146     $  681     $  520
Operating income (loss)..............................       38         39         22        152         (6)        57         31
Provision (benefit) for income taxes.................       11         11          3         49         (2)        21         11

Net income (loss) from continuing operations.........       18         19        (15)        82        (13)        38         19
Loss on discontinued operations, net of taxes*.......       --         --        (11)        --         --         --         --
                                                        ------     ------     ------     ------     ------     ------     ------
Net income (loss)....................................   $   18     $   19     $  (26)    $   82     $  (13)    $   38         19
                                                        ======     ======     ======     ======     ======     ======     ======
Per Common Share Data:
Net income (loss) per common share, continuing
  operations--basic..................................   $  .28     $  .27     $ (.23)    $ 1.16     $ (.18)    $  .60     $  .32
Net income (loss) per common share, discontinued
  operations--basic..................................       --         --       (.16)        --         --         --         --
                                                        ------     ------     ------     ------     ------     ------     ------
Net income (loss) per common share--basic............   $  .28     $  .27     $ (.39)    $ 1.16     $ (.18)    $  .60     $  .32
                                                        ======     ======     ======     ======     ======     ======     ======
Net income (loss) per common share, continuing
  operations--diluted................................   $  .28     $  .27     $ (.23)    $ 1.14     $ (.18)    $  .58     $  .32
Net income (loss) per common share, discontinued
  operations--diluted................................       --         --       (.16)        --         --         --         --
                                                        ------     ------     ------     ------     ------     ------     ------
Net income (loss) per common share--diluted..........   $  .28     $  .27     $ (.39)    $ 1.14     $ (.18)    $  .58     $  .32
                                                        ======     ======     ======     ======     ======     ======     ======
Selected Balance Sheet Data (shares in thousands):
Total assets.........................................   $  658     $  785     $  678     $  729     $  623     $  426     $  341
Long-term debt and capital lease obligations.........      223        224        247        238         23         52         22
Total shareholders' equity...........................      356        443        336        391        441        305        268
Weighted average common shares outstanding (basic)...   65,267     68,929     67,961     71,154     70,061     63,571     58,567
Weighted average common shares outstanding
  (diluted)..........................................   65,850     70,262     67,961     72,561     70,061     65,668     59,553
Common shares outstanding at period end..............   65,401     69,596     65,208     68,235     72,597     65,015     62,366
Performance Ratios:
Return on average assets.............................     10.9%       9.9%      (3.7)%     12.2%      (2.4)%      9.9%       7.8%
Return on average common equity......................     21.1       18.1       (7.3)      19.9       (3.4)      13.2       13.0
Equity to assets.....................................     54.1       56.4       49.5       53.6       70.9       71.4       78.6
Dividend payout......................................       --         --         --         --         --         --         --

------------------------------

* Loss from discontinued operations and disposal and abandonment of Econex, LLC

                    THE SPECIAL MEETING OF NOVA SHAREHOLDERS

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS CONTAINS INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS NOVA HAS CALLED TO CONSIDER AND APPROVE THE MERGER AGREEMENT. ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS ARE A NOTICE OF THE SPECIAL MEETING AND A FORM OF PROXY THAT NOVA'S BOARD IS SOLICITING FOR USE AT THE SPECIAL MEETING. A FORM OF ELECTION FOR DESIGNATING THE TYPE OF MERGER CONSIDERATION YOU WISH TO RECEIVE IN THE MERGER IS BEING MAILED TO YOU
SEPARATELY. WE ARE MAILING THESE DOCUMENTS TO YOU ON OR ABOUT             ,
2001.

DATE, TIME AND PLACE OF THE SPECIAL MEETING.

    The special meeting will be held on             , 2001, beginning at
 .m. Eastern Daylight Time, at       , Atlanta, Georgia.

MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to vote on the approval of the merger agreement and the merger of NOVA into U.S. Bancorp. You may also be asked to vote on other business as may properly come before the special meeting or on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement of the special meeting for the purpose of allowing more time to solicit votes to approve the merger agreement or for other purposes.

RECORD DATE AND SHARES ENTITLED TO VOTE

    NOVA's board of directors has fixed the close of business on       , 2001 as
the record date for the special meeting. Only shareholders of record of common stock, $0.01 par value per share, of NOVA on the books of NOVA as of the close of business on the record date will be entitled to notice of and to vote at the special meeting and any postponements or adjournments of the special meeting. At
the close of business on the record date, there were       shares of NOVA common
stock outstanding and entitled to vote, held by approximately       shareholders
of record. Each NOVA shareholder will be entitled to one vote for each share of NOVA common stock held in the shareholder's name, on the books of NOVA, as of the record date.

VOTE REQUIRED

    Under the Georgia Business Corporation Code, approval of the merger and the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of NOVA common stock outstanding and entitled to vote at the special meeting. As of the record date, NOVA's directors
and executive officers beneficially owned approximately             shares of
NOVA common stock, entitling them to exercise approximately       % of the
voting power of the NOVA common stock entitled to vote at the special meeting. We currently expect that each of NOVA's directors and executive officers will vote the shares of NOVA common stock he or she beneficially owns "FOR" approval of the merger agreement and the consummation of the merger.

    You can find additional information about beneficial ownership of NOVA common stock by persons and entities, if any, owning more than 5% of the NOVA common stock, and more detailed information about beneficial ownership of NOVA common stock by its directors and executive officers, in the definitive proxy statement NOVA filed with the Securities and Exchange Commission and sent to its shareholders in connection with its 2001 annual meeting of shareholders. See "WHERE YOU CAN FIND MORE INFORMATION" for instructions on how you can obtain this document.

VOTING OF PROXIES; REVOCATION OF PROXIES

    You are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide you with directions regarding how to instruct your broker to vote your shares.

    Shares of NOVA common stock represented by proxies properly executed and received by NOVA in time to be voted at the special meeting and that are not revoked will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted "FOR" the approval of the terms of the merger and the merger agreement. NOVA's board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement/prospectus. However, if other matters are properly brought before the special meeting (including, among other things, consideration of a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise), persons appointed as proxies will have discretion to vote on the matters in their best judgment.

    You may revoke a proxy at any time prior to its exercise by:

    - delivery of a written notice of revocation to NOVA's secretary prior to the special meeting;

    - delivery of a duly executed proxy bearing a later date to NOVA's secretary prior to the special meeting; or

    - attending the special meeting and revoking the proxy and voting in person at that time.

Your presence at the special meeting (or at any adjournment or postponement) will not automatically revoke your proxy.

    Written notices of proxy revocation and other communications about revoking your proxy should be addressed to Secretary, NOVA Corporation, One Concourse Parkway, Suite 300, Atlanta, Georgia 30328.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the special meeting is a majority of all shares of NOVA common stock outstanding and entitled to vote at the special meeting. Abstentions will be included in determining the number of shares present and voting at the meeting for determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of NOVA common stock entitled to vote, abstentions will have the same effect as votes against the merger and the merger agreement. In addition, a failure of a NOVA shareholder to return a proxy will have the effect of a vote against the adoption of the merger agreement and the merger.

    Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the merger agreement proposal. Consequently, if your shares of NOVA common stock are held by a broker in street name and you fail to provide the broker with specific instructions on how to vote your shares, the broker cannot vote your shares with respect to the approval and adoption of the merger proposal. Because the affirmative vote described above is required for approval of the merger proposal, a "non-vote" by a broker who has not received specific voting instructions from you with respect to the merger proposal will have the same effect as a vote against the proposal. Broker non-votes will be included in determining the number of shares present and voting at the meeting for determining the presence of a quorum. You may instruct your broker how to vote on the merger proposal by completing the enclosed proxy card and returning it to your broker in accordance with the instructions your broker has provided you. WE URGE YOU TO PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS BY RETURNING THE ENCLOSED PROXY CARD TO YOUR BROKER AS DIRECTED BY YOUR BROKER.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

    In addition to soliciting proxies through the mail, NOVA may solicit proxies through its directors, officers and employees in person and by telephone, or through the services of a third-party proxy solicitation firm. The estimated cost of using a third-party solicitation firm is approximately $12,000. NOVA will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of NOVA common stock held of record by such persons. The entire cost of soliciting proxies under this proxy statement/ prospectus will be borne by NOVA and will include amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their reasonable expenses in forwarding soliciting material to the beneficial owners of NOVA common stock held of record by that person.

BOARD RECOMMENDATION

    NOVA's board of directors has unanimously approved the merger agreement and the merger. The board has determined that the merger is fair to, and in the best interests of, NOVA's shareholders and recommends that NOVA's shareholders vote "FOR" approval of the merger agreement and the merger.

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF THE PROPOSED MERGER. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, THE ATTACHED APPENDICES AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. THE MERGER AGREEMENT EXECUTED ON MAY 7, 2001 IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE.

BACKGROUND OF THE MERGER

    NOVA has from time to time, in pursuit of its strategic goals and long-term business and growth strategy, discussed and considered various strategic alternatives, including alliances, joint ventures, acquisitions, divestitures, mergers and other business combinations, leveraging transactions and other strategic alternatives. In the late summer of 1999, NOVA's board of directors engaged Salomon Smith Barney to assist and advise NOVA in considering potential transactions that may be in the best interests of NOVA and its shareholders. Throughout the remainder of 1999 and during 2000, Salomon Smith Barney explored various strategic alternatives and located certain third parties (including
U.S. Bancorp) interested in discussing possible transactions with NOVA. NOVA received information and frequent updates from Salomon Smith Barney on each third party indication of interest in pursuing a transaction with NOVA. However, after reviewing, considering and discussing these indications of interest, NOVA determined that, in light of market conditions, particularly in the latter part of 2000, none of the potential transactions fit NOVA's strategic goals or offered adequate value to NOVA's shareholders.

    In October 2000, U.S. Bancorp and Firstar Corporation announced their proposed merger. At that time, NOVA had an existing relationship with Firstar through Elan Merchant Services, LLC, an entity formed as part of a joint venture arrangement between Firstar and NOVA under which NOVA provides transaction processing services to Firstar's merchant customers. Because of the proposed Firstar and U.S. Bancorp merger, beginning in late 2000 and continuing through the first quarter of 2001, NOVA and U.S. Bancorp held discussions relating to the Elan joint venture. These discussions included due diligence evaluations of the NOVA business by U.S. Bancorp and the U.S. Bancorp merchant business by NOVA.

    During 2001, NOVA's senior management had discussions related to potential transactions with several parties other than U.S. Bancorp. These discussions resulted in a proposal from one of the parties, which in turn led to further preliminary discussions regarding a possible business combination and a due diligence evaluation of NOVA by this party. Due primarily to significant open issues that could not be resolved and concerns on the part of the NOVA board that a transaction with this party could not ultimately be completed, NOVA and the other party terminated discussions prior to finalizing the terms of the transaction between NOVA and U.S. Bancorp.

    On April 24, 2001, U.S. Bancorp submitted to NOVA a preliminary proposal, subject to due diligence and other conditions, outlining a transaction in which U.S. Bancorp would acquire NOVA's outstanding common stock for approximately $30.00 per share. During the remainder of the week in which the proposal was made, senior management of NOVA and NOVA's financial advisors continued discussions with U.S. Bancorp to further explore U.S. Bancorp's proposal. During the week of April 30, 2001, representatives of U.S. Bancorp met in Atlanta with NOVA's senior management and conducted additional due diligence regarding NOVA. On April 30, 2001, U.S. Bancorp's legal counsel also circulated an initial draft of a definitive merger agreement to NOVA and its legal counsel. On May 2, 2001, U.S. Bancorp, after completing its on-site due diligence review, confirmed its interest in an acquisition of NOVA at the $30.00 per share level.

    At the regularly scheduled meeting of NOVA's board of directors held on May 3, 2001, the board reviewed, considered and discussed U.S. Bancorp's initial written offer and the subsequent progression of negotiations and discussions between the parties. NOVA's management and legal advisors and Salomon Smith Barney participated in this meeting. NOVA's outside counsel reviewed the board's fiduciary duties in connection with business combination transactions, including the proposed U.S. Bancorp transaction. At this meeting, NOVA's board considered the indications of interest in other transactions that it had received over the last year and a half. NOVA's board of directors determined, in light of all the factors being considered, including the discussions with other parties regarding potential transactions, that the proposed transaction with U.S. Bancorp appeared to be in the best interests of NOVA and its shareholders and to further the long-term business and growth strategy and other strategic goals of NOVA. Accordingly, NOVA's board authorized and directed NOVA's senior management to continue discussions and negotiations with U.S. Bancorp concerning its offer and the proposed merger agreement.

    During the three days following the NOVA board meeting, the parties continued discussions and negotiations. During this period, the senior management of each of NOVA and U.S. Bancorp, together with their respective legal advisors, finalized the terms of the proposed merger agreement.

    On May 6, 2001, NOVA's board of directors held a telephonic meeting to consider the proposed U.S. Bancorp transaction and related merger agreement. At this meeting NOVA's board carefully reviewed, considered and analyzed the U.S. Bancorp transaction as set forth in the merger agreement. The board also again reviewed the other indications of interest and the proposal it had received from another party. In consultation with Salomon Smith Barney and NOVA's legal counsel, the board evaluated and analyzed the benefits, costs, risks and other factors relating to the proposed U.S. Bancorp transaction (including, among other matters, the financial, strategic and other value, as well as the likelihood of the transaction being consummated) and discussed whether any other strategic alternatives should be pursued. Also, at this meeting Salomon Smith Barney reviewed its financial analysis of the consideration payable to NOVA shareholders in the proposed transaction with U.S. Bancorp, and rendered to NOVA's board of directors a written opinion dated May 6, 2001, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the consideration to be received by NOVA's shareholders in the transaction was fair, from a financial point of view, to the shareholders. Based on the foregoing, NOVA's board determined that the U.S. Bancorp transaction was superior to the other possible transactions and would be in the best interests of NOVA and its shareholders. Accordingly, the board unanimously approved the U.S. Bancorp merger and the merger agreement, and authorized the execution and delivery of the merger agreement and the related documents.

    The definitive merger agreement was executed by NOVA and U.S. Bancorp on May 7, 2001.

U.S. BANCORP'S REASONS FOR THE MERGER

    U.S. Bancorp's board of directors and management believe that the merger will provide U.S. Bancorp with an attractive opportunity to expand its merchant processing business, particularly with small to medium-sized customers. U.S. Bancorp believes that NOVA's experience in the merchant processing business and its market position complement U.S. Bancorp's current merchant processing operations, and that the merger will enable U.S. Bancorp to offer, through NOVA, a broad array of merchant processing products and services to a larger market.

NOVA'S REASONS FOR THE MERGER AND RECOMMENDATION OF NOVA'S BOARD OF DIRECTORS

    In deciding to approve the merger agreement and to recommend approval of the merger by NOVA's shareholders, NOVA's board consulted with senior management and its financial and legal advisors and considered a number of factors, including particularly the factors listed below. In view of the number and wide variety of factors that NOVA's board considered in connection with its evaluation of the merger, NOVA's board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. NOVA's board viewed its position and recommendations as being based on all of the information and factors that it received and considered. In addition, individual directors may have given different weight to different information and factors.

    FINANCIAL TERMS OF THE MERGER. The board of directors of NOVA believes that the consideration that U.S. Bancorp will deliver to shareholders of NOVA is fair to the shareholders based upon:

    - NOVA's current financial condition and future prospects;

    - the current financial condition and future prospects of U.S. Bancorp; and

    - the board's perception of the future prospects of the combined entities.

In reaching this conclusion, NOVA's board evaluated the strategic alternatives available to NOVA.

    COMPARING NOVA'S VALUE AS A CONTINUING INDEPENDENT ENTITY WITH ITS VALUE IN COMBINATION WITH U.S. BANCORP. NOVA's board believes that the value to be received by NOVA shareholders in the merger is substantially greater than that available in NOVA as a continuing independent entity currently and for the near-term.

    COMPARING A COMBINATION WITH U.S. BANCORP TO OTHER POSSIBLE
TRANSACTIONS. NOVA's board reviewed the range of the possible values to NOVA shareholders obtainable through implementation of certain other strategic alternatives and the likelihood and risks of the same. Considering all factors, including, in the case of the other proposal referred to above, the remaining unresolved issues and the risk that such other transaction could not be completed, the board concluded that the U.S. Bancorp proposal was superior to other possible transactions.

    LIQUIDITY FOR NOVA SHAREHOLDERS. The merger provides liquidity to NOVA shareholders in the form of U.S. Bancorp common stock and, to the extent provided in the merger agreement, cash.

    AVAILABILITY OF ADDITIONAL RESOURCES. NOVA's board considered the need for additional capital resources in order to achieve NOVA's own strategic business plan and the fact that these resources were more readily available to NOVA in combination with U.S. Bancorp than as a continuing independent entity.

    THE TRANSACTION PROCESSING INDUSTRY GENERALLY. NOVA's board considered the current and prospective economic and competitive environment facing the transaction processing industry generally and NOVA in particular. Among other factors, the board considered the continued consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiencies and remaining competitive and in being able to capitalize on technological developments that significantly impact industry competition.

    TAX-FREE NATURE OF THE TRANSACTION. NOVA's board considered the fact that for federal income tax purposes the merger is structured with the intent that it will qualify as a tax-free reorganization for NOVA shareholders to the extent that they receive U.S. Bancorp common stock in the merger.

    OPINION OF SALOMON SMITH BARNEY. NOVA's board considered the fact that Salomon Smith Barney has rendered its opinion that the consideration to be provided by U.S. Bancorp to NOVA's shareholders under the merger agreement is fair from a financial point of view to those shareholders.

    In addition to the factors set forth above, NOVA's board evaluated the likelihood of closing the transaction expeditiously. The board also considered the possible circumstances under which NOVA could incur the cost of a termination fee upon the termination of the merger agreement, as well as the other consequences to NOVA under the merger agreement and otherwise, if the transaction is terminated.

    The terms of the termination fee, particularly the amount, were the subject of negotiations between the parties. NOVA's board ultimately accepted the size and terms of the termination fee contained in the merger agreement, as well as other consequences of termination, as necessary to limit subsequent competing offers to only those offers that should be seriously considered by the board in the exercise of its fiduciary obligations.

    FOR THE REASONS SET FORTH ABOVE, NOVA'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AS IN THE BEST INTERESTS OF NOVA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT NOVA SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE MERGER.

FAIRNESS OPINION OF NOVA'S FINANCIAL ADVISOR

    Salomon Smith Barney was retained to act as financial advisor to NOVA in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered an opinion to NOVA's board of directors on May 6, 2001 to the effect that, based upon and subject to the considerations and limitations set forth in its opinion, Salomon Smith Barney's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the consideration to be received by the holders of NOVA common stock pursuant to the merger was fair, from a financial point of view, to those holders.

    The full text of Salomon Smith Barney's opinion dated May 6, 2001, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. YOU ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed a draft of the merger agreement;

    - held discussions with selected senior officers and other representatives and advisors of NOVA and selected senior officers and other representatives and advisors of U.S. Bancorp concerning the businesses, operations and prospects of NOVA and U.S. Bancorp;

    - examined certain publicly available business and financial information relating to NOVA and U.S. Bancorp as well as certain other information and data for NOVA and U.S. Bancorp that were provided to or otherwise discussed with Salomon Smith Barney by the management teams of NOVA and U.S. Bancorp;

    - reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of the common stock of each of NOVA and U.S. Bancorp, the historical and projected earnings and other operating data of NOVA and U.S. Bancorp, the historical capitalization and financial condition of NOVA and U.S. Bancorp and the projected capitalization of U.S. Bancorp;

    - considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of NOVA and U.S. Bancorp;

    - evaluated the pro forma financial impact of the merger on U.S. Bancorp;
      and

    - conducted other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Salomon Smith Barney relied on publicly available third-party equity research forecasts, and Salomon Smith Barney expressed no view with respect to those forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NOVA or U.S. Bancorp nor has Salomon Smith Barney made any physical inspection of the properties or assets of NOVA or U.S. Bancorp. Salomon Smith Barney assumed, with the consent of NOVA's board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes to the extent the consideration received is in stock and as a purchase transaction in accordance with generally accepted accounting principles. Salomon Smith Barney did not express any opinion as to what the value of the U.S. Bancorp common stock actually will be when issued in the merger or the price at which the U.S. Bancorp common stock will trade subsequent to the merger. Representatives of NOVA advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the merger will be consummated in a timely fashion and in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Salomon Smith Barney expressed no view as to, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for NOVA or the effect of any other transaction in which NOVA might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

    SALOMON SMITH BARNEY'S ADVISORY SERVICES AND ITS OPINION WERE PROVIDED FOR THE INFORMATION OF NOVA'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER, AND SALOMON SMITH BARNEY'S OPINION IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO NOVA OR ITS SHAREHOLDERS, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

    In connection with rendering its opinion, Salomon Smith Barney made a presentation to NOVA's board of directors on May 6, 2001 with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness to NOVA from a financial point of view of the consideration to be received by the holders of NOVA common stock in the merger. The following is a summary of this presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 4, 2001 and is not necessarily indicative of current or future market conditions.

    TRANSACTION PRICING MULTIPLES ANALYSIS. Based on the closing price of NOVA common stock on May 4, 2001 of $23.52, Salomon Smith Barney analyzed the implied per share transaction value of $31.00 as a multiple of NOVA's LTM EPS and estimated EPS for the years 2001 and 2002. Salomon Smith Barney also analyzed the implied firm value, obtained by adding to equity value $225.5 million in debt and subtracting therefrom $20.4 million in cash, as a multiple of 2000 net revenues and LTM

EBITDA. Salomon Smith Barney further analyzed the 2002 P/E multiple as a percentage of the long-term growth rate based on mean IBES estimates. These analyses indicated the following:

                                                                                   TRANSACTION
                                                                                   VALUATION AT
                                                                   NOVA             $31.00 PER
                                                              REFERENCE DATA          SHARE
                                                              --------------       ------------
                                                                (DOLLARS IN MILLIONS, EXCEPT
                                                                     PER SHARE AMOUNTS)
Price/LTM Earnings Per Share................................      $1.28                 24.2x
Price/2001E Earnings Per Share..............................       1.38                 22.5
Price/2002E Earnings Per Share..............................       1.56                 19.9
Firm Value/2000 Net Revenue.................................     496.5                   4.6
Firm Value/LTM EBITDA.......................................     224.8                  10.3
2002 P/E / Long Term Growth Rate............................      19.2  %              103.5%

    The LTM EPS and LTM EBITDA were based on NOVA data for the twelve months ended March 31, 2001. EPS data for 2001 and 2002 were based on mean IBES estimates.

    IMPLIED MARKET PREMIUM ANALYSIS. Salomon Smith Barney analyzed the implied per share transaction value of $31.00 as a premium to the closing market price of NOVA common stock on May 4, 2001 and on April 4, 2001 and to the lowest and highest closing market prices of NOVA common stock during the 52-week period ending May 4, 2001. This analysis indicated the following:

                                                                NOVA      TRANSACTION
                                                              REFERENCE    VALUATION
                                                              ---------   -----------
Premium to Per Share Market Price--One Day (May 4, 2001)....   $23.52         31.8%
Premium to Per Share Market Price--One Month (April 4,
  2001).....................................................    18.00         72.2
Premium to Per Share Market Price--52-Week Low (July 28,
  2000).....................................................    10.50        195.2
Premium to Per Share Market Price--52-Week High (June 20,
  2000).....................................................    34.00         (8.8)

    PRECEDENT TRANSACTIONS ANALYSIS. Salomon Smith Barney analyzed financial, operating and stock market information for selected comparable merger transactions in the transaction processing industry. Salomon Smith Barney divided these transactions into the following three groups (in each case, the first named company is the acquired company and the second named company is the acquiror):

    - TRANSACTIONS SINCE JANUARY 1, 1994. Salomon Smith Barney reviewed 12 transactions that involved transaction processing companies and occurred between January 1, 1994 and May 4, 2001. The transactions in this group were: Universal Companies/Fifth Third Bancorp, Card Payment Systems/Concord EFS, SPS Network Services/Alliance Data Systems, Paymentech, Inc./First Data Corp., BA Merchant Services, Inc./ BankAmerica Corp., SPS Transactions Services/Associates First Capital, Electronic Payment Services, Inc./ Concord EFS, PMT Services, Inc./NOVA Corporation, GENSAR/Paymentech, Inc., First Financial Management/First Data Corp., Card Establishment Svcs./First Data Corp., Envoy Corp. Financial/First Data Corp.

    - TRANSACTIONS SINCE JANUARY 1, 1999. Salomon Smith Barney reviewed four transactions that involved transaction processing companies and occurred between January 1, 1999 and May 4, 2001. The transactions in this group were: Universal Companies/Fifth Third Bancorp, Card Payment
      Systems/Concord EFS, SPS Network Services/Alliance Data Systems, Paymentech, Inc./ First Data Corp.

    - TRANSACTIONS OVER $500 MILLION. Salomon Smith Barney reviewed five transactions that involved transaction processing companies, occurred between January 1, 1994 and May 4, 2001 and had a transaction value of more than $500 million. The transactions in this group were: SPS Transactions Services/Associates First Capital, Electronic Payment Services, Inc./Concord EFS,

      PMT Services, Inc./NOVA Corporation, First Financial Management/First Data Corp., Card Establishment Svcs./First Data Corp.

    Salomon Smith Barney derived for each of the precedent transactions:

    - the ratio of the per share price in the transaction to the acquired company's: (1) earnings per share (or "EPS") for the last twelve-month period for which results were available (or "LTM") and (2) projected EPS, based upon mean I/B/E/S International Inc.'s (or "IBES") estimates of net earnings for the fiscal year following the announcement of the transaction (IBES is a data service that monitors and publishes compilations of earning estimates by selected research analysts regarding companies of interest to institutional investors);

    - the ratio of firm value, defined as the aggregate purchase price of equity plus total debt assumed less balance sheet cash and cash equivalents, to the acquired company's: (1) LTM revenues, (2) LTM earnings before interest, taxes, depreciation and amortization (or "EBITDA") and (3) LTM earnings before interest and taxes (or "EBIT");

    - the premium implied by the per share price in the transaction to the market price per share of the acquired company's common stock on the last trading day prior to the announcement of the transaction; and

    - the premium implied by the per share price in the transaction to the market price per share of the acquired company's common stock one month prior to the announcement of the transaction.

    The results of these analyses are summarized in the following table:

                                                                                               TRANSACTION
                                                                 PRECEDENT TRANSACTIONS        VALUATION AT
                                                             -------------------------------    $31.00 PER
                                                                    RANGE            MEDIAN       SHARE
                                                             --------------------   --------   ------------
Transactions Since January 1, 1994
Ratio of purchase price to acquired company's:
    LTM EPS................................................          21.4x - 51.3x    37.5x         24.2x
    Projected EPS..........................................          12.0x - 36.5x    23.8x         22.5x
Ratio of firm value to acquired company's:
    LTM Revenues...........................................            2.8x - 8.0x     3.6x          4.6x
    LTM EBITDA.............................................           9.6x - 71.1x    14.7x         10.3x
    LTM EBIT...............................................          10.7x - 34.0x    19.8x         14.8x
Implied premium of purchase price to market price on last
  trading day prior to announcement........................           2.3% - 31.1%    16.7%         31.8%
Implied premium of purchase price to market price one month
  prior to announcement....................................          17.1% - 35.5%    29.1%         72.2%

Transactions Since January 1, 1999
Ratio of purchase price to acquired company's:
    LTM EPS................................................          26.7x - 42.2x    37.9x         24.2x
    Projected EPS..........................................          12.0x - 33.1x    23.1x         22.5x
Ratio of firm value to acquired company's:
    LTM Revenues...........................................            3.0x - 3.6x     3.1x          4.6x
    LTM EBITDA.............................................           9.6x - 21.3x    16.2x         10.3x
    LTM EBIT...............................................          15.7x - 21.5x    16.9x         14.8x
Implied premium of purchase price to market price on last
  trading day prior to announcement (data only available
  for single precedent transaction)........................            2.3% - 2.3%     2.3%         31.8%
Implied premium of purchase price to market price one month
  prior to announcement (data only available for single
  precedent transaction)...................................          29.1% - 29.1%    29.1%         72.2%

Transactions Over $500 Million
Ratio of purchase price to acquired company's:
    LTM EPS................................................          21.4x - 51.3x    37.5x         24.2x
    Projected EPS..........................................          18.0x - 36.5x    24.5x         22.5x
Ratio of firm value to acquired company's:
    LTM Revenues...........................................            2.8x - 5.1x     3.3x          4.6x
    LTM EBITDA.............................................           9.9x - 23.7x    12.3x         10.3x
    LTM EBIT...............................................          10.7x - 34.0x    20.0x         14.8x
Implied premium of purchase price to market price on last
  trading day prior to announcement........................           4.1% - 31.1%    22.0%         31.8%
Implied premium of purchase price to market price one month
  prior to announcement....................................          17.1% - 35.5%    31.6%         72.2%

    Salomon Smith Barney applied the median multiple or premium from each methodology listed above to the applicable statistics for NOVA to determine implied per share values for NOVA and then took the median of those results. From this information, Salomon Smith Barney imputed a range of per share values of NOVA common stock of $26.00 to $32.00 for all transactions from January 1, 1994 through May 4, 2001 and $27.00 to $33.00 for all transactions from January 1, 1994 through May 4, 2001 having a transaction value over $500 million. Salomon Smith Barney noted that the implied value per share of NOVA common stock, assuming an amount of $31 per share to be received by holders of NOVA common stock pursuant to the merger, tended toward the upper limit of both reference ranges derived by Salomon Smith Barney in its precedent transactions analysis.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a discounted cash flow analysis to estimate a range of implied present values per share of NOVA common stock, as of May 4, 2001, assuming NOVA continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of NOVA's projected free cash flows available to common shareholders from May 4, 2001 through December 31, 2005, and (2) the present value of the terminal value of NOVA's common stock as of December 31, 2005. Salomon Smith Barney calculated free cash flow as net income, plus depreciation and amortization, minus capital expenditures and minus additional increases in net working capital. The projections which formed the bases for the free cash flows and the terminal value were obtained from mean IBES estimates of NOVA's net income for 2001 and 2002, NOVA's management's estimates of depreciation, amortization, capital expenditures and changes in working capital for 2001 through 2005, and estimates for NOVA's long-term net income annual growth rate beyond 2002 ranging from a high-end growth rate of 19.2% (based on the estimated five-year annual EPS growth rate as provided by IBES) and a low-end growth rate of 12.5% (representing the implied annual EPS growth rate as estimated by IBES between calendar year 2001 and 2002). In calculating a terminal value of NOVA common stock at the end of the period, Salomon Smith Barney applied a range of price-to-earnings (or "P/E") multiples, ranging from 15.0x to 19.0x, to projected net income for fiscal 2006 with a mid-point of 17.0x based on the trading value of NOVA common stock as of May 4, 2001. The free cash flows and terminal value were then discounted back to May 4, 2001 using a low-end discount rate of 12.3% and a high-end discount rate of 17.5%. The low-end discount rate was derived assuming a risk-free rate of 5.8%, a market risk premium of 5.5% and a beta of 1.18% and the high-end discount rate was derived assuming a market risk premium of 7.5% and a beta of 1.56%, which Salomon Smith Barney viewed as the appropriate discount rate range for a company with NOVA's risk characteristics.

    Based on these assumptions, Salomon Smith Barney derived a reference range for the implied stand-alone per share value of NOVA common stock of $22.50 to $28.50 assuming a low-end growth rate in net income beyond 2002 of 12.5% and a reference range for the implied stand-alone per share value of NOVA common stock of $28.00 to $35.00 assuming a high-end growth rate in net income beyond 2002 of 19.2%. Salomon Smith Barney noted that the implied value per share of NOVA common stock, assuming an amount of $31.00 per share to be received by holders of NOVA common stock pursuant to the merger, was above the reference range of the implied per share value of NOVA common stock obtained by applying a low-end growth rate and within the reference range of the implied per share value of NOVA common stock obtained by applying a high-end growth rate.

    FORECASTED PRO FORMA FINANCIAL ANALYSIS. Salomon Smith Barney analyzed, at and for the years ending December 31, 2001, 2002 and 2003, the pro forma financial impact of the merger on U.S. Bancorp's capital ratios, fully diluted EPS, fully diluted cash EPS (or "CEPS") and fully diluted tangible book value per share. For purposes of these analyses, Salomon Smith Barney assumed that the merger would close at the beginning of the fourth quarter of 2001 and utilized mean IBES EPS estimates for NOVA and U.S. Bancorp for 2001 and 2002 as adjusted for the then-anticipated impact of the accounting pronouncements eliminating goodwill amortization expenses. Salomon Smith Barney performed this analysis using U.S. Bancorp management's assumptions with respect to estimated annual

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cost savings expected to result from the merger. Salomon Smith Barney's analysis of the merger showed that the merger, compared to the continued operation of U.S. Bancorp on a stand alone basis, would be dilutive to U.S. Bancorp's EPS by 2.5% in 2001, 1.6% in 2002 and 1.3% in 2003, dilutive to U.S. Bancorp's estimated CEPS by 0.5% in 2001 and accretive to U.S. Bancorp's CEPS by 1.4% in 2002 and 1.1% in 2003, and dilutive to U.S. Bancorp's tangible book value per share by 11.8% in 2001, 8.5% in 2002 and 6.5% in 2003. It was also determined that the merger, compared to the continued operation of U.S. Bancorp on a stand-alone basis, would slightly lower its capital ratios as reported by U.S. Bancorp.

    Salomon Smith Barney also reviewed selected balance sheet information, income statement information (including interest income, non-interest income and non-interest expenses) and performance ratios for each of NOVA, U.S. Bancorp and, on a pro forma basis, the combined company for the 12-month period ended March 31, 2001.

    COMPARATIVE OPERATING PERFORMANCE AND COMPANY DESCRIPTION. Salomon Smith Barney reviewed NOVA's comparative gross profit, EBITDA, EBIT and net income margins for the years 1998 through 2000 and LTM as of March 31, 2001 and NOVA's comparative gross revenue, operating profit and EPS growth rates on a quarterly basis throughout 2000 versus the comparable period in 1999. Comparative performance ratios, diluted EPS and revenue per share growth rates, capital ratios and credit statistics were reviewed for the years 1996 through 2000 for U.S. Bancorp. In each case, Salomon Smith Barney also reviewed the comparable median statistics of a peer group consisting of transaction processing companies in the case of NOVA and super-regional banks in the case of U.S. Bancorp.

    Salomon Smith Barney provided a description of U.S. Bancorp's operations, reviewing principal business segments, branch locations, deposits market share, management positions, loan portfolio and U.S. Bancorp's payment system division.

    HISTORICAL MARKET STATISTICS. Salomon Smith Barney analyzed the historical shareholder returns for NOVA for the last one-, three- and five-year periods and the year to date and compared such stock price appreciation and depreciation to the S&P 500 Index, the NASDAQ 100 Index and an index of financial outsourcing companies. Salomon Smith Barney also analyzed the stock market performance for NOVA and U.S. Bancorp for the last one-, three-, five- and 10-year periods and the year to date and compared such performance to a peer group bank index, the S&P Bank Composite Index and the S&P 500 Index. Salomon Smith Barney analyzed the U.S. Bancorp stock price as of May 4, 2001 and the resulting market capitalization, the ratio of price to 2001 EPS, 2002 EPS, book value and tangible book value and the estimated long-term net income growth rate and in each case compared these values to the median statistics for a banking peer group. Salomon Smith Barney analyzed the NOVA stock price as of May 4, 2001 and the resulting market capitalization, the ratio of price to LTM earnings, 2001 EPS and 2002 EPS and the ratio of firm value to revenue and LTM EBITDA. Salomon Smith Barney also reviewed the mean IBES estimates for five-year projected EPS growth, 2002 P/E as a percentage of the long-term growth rate, projected EPS growth between 2001 and 2002 based on mean IBES estimates, and the ratio of debt to capital. As part of this review, Salomon Smith Barney in each case compared NOVA's statistics to the median statistics for a peer group of transaction processing companies.

    Although Salomon Smith Barney reviewed the historical stock market performance and other market statistics of NOVA and certain peer group companies, it did not undertake a "comparable companies" analysis comparing the implied per share value of NOVA common stock against the common stock of various peer group companies because it determined that the other companies operating in the transaction processing industry have fundamental financial and/or operating characteristics which are different from those of NOVA and that therefore any such analysis would not offer a meaningful evaluation of the transaction.

                                  *    *    *

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    The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to NOVA's board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or its presentations to NOVA's board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion.

    With regard to precedent transaction analyses summarized above, Salomon Smith Barney selected the transactions on the basis of various factors, including the size and nature of the company. However, no transaction utilized as a comparison in the precedent transaction analysis summarized above, is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics as well as other factors that could affect the transactions to which the merger is being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to NOVA, U.S. Bancorp, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NOVA and U.S. Bancorp. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of NOVA, U.S. Bancorp, NOVA's board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

    Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received by the holders of NOVA common stock pursuant to the merger and were provided to NOVA's board of directors in that connection. The opinion of Salomon Smith Barney was only one of the many factors taken into consideration by NOVA's board of directors in making its determination to approve the merger agreement and the merger and to proceed with the merger. See "--NOVA's Reasons for the Merger and Recommendation of NOVA's Board of Directors."

    Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. NOVA selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation. Salomon Smith Barney has in the past provided investment banking services to NOVA and U.S. Bancorp unrelated to the merger, for which Salomon Smith Barney has received compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of NOVA and U.S. Bancorp for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain other business relationships with NOVA, U.S. Bancorp and their respective affiliates.

    Pursuant to Salomon Smith Barney's engagement letter, NOVA agreed to pay Salomon Smith Barney for its services rendered in connection with the merger, a cash fee equal to 0.55% of the

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
transaction value, of which $1,000,000 is payable upon delivery of the opinion, and the balance is payable upon consummation of the merger. NOVA has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

THE MERGER AGREEMENT

    The merger agreement executed on May 7, 2001 is attached to this proxy statement/prospectus as Appendix A and is incorporated into this proxy statement/prospectus by reference. The following paragraphs describe the principal provisions of the merger agreement.

THE MERGER

    Subject to the terms and conditions of the merger agreement, at the effective time of the merger, NOVA will merge with and into U.S. Bancorp. U.S. Bancorp will be the surviving corporation and will continue its existence under the Delaware General Corporation Law.

    Alternatively, U.S. Bancorp and NOVA may agree to merge NOVA into a wholly owned subsidiary of U.S. Bancorp as long as (a) no change occurs to the amount, kind or method of determining the U.S. Bancorp common stock or cash consideration to be received by NOVA shareholders, (b) the tax treatment of the merger is not adversely affected and (c) there is no material delay or imposition towards completion of the merger. In this case, the wholly owned subsidiary of U.S. Bancorp would be the surviving corporation in the merger.

    At the effective time, the separate existence of NOVA will terminate, and you will cease to be a shareholder of NOVA and will have no rights as a shareholder of NOVA, other than to receive any dividend or other distribution with respect to NOVA common stock with a record date occurring prior to the effective date of the merger. Instead, you will have the right to receive the merger consideration described below in "--Merger Consideration" unless you exercise your right to dissent from the merger. After the effective time, there will be no transfers on the stock transfer books of NOVA or U.S. Bancorp of shares of NOVA's common stock.

EFFECTIVENESS OF THE MERGER

    The effective date for the merger will be a date within two business days of the day on which the last to be satisfied or waived of the conditions to completion of the merger, as set forth in the merger agreement, has been fulfilled or waived, unless NOVA and U.S. Bancorp agree to a later date. The effective time of the merger will be the time on the effective date when the merger will become effective.

MERGER CONSIDERATION

    ELECTION OF CONSIDERATION

    At the effective time, each share of NOVA common stock issued and outstanding immediately prior to the effective time will be converted, subject to antidilution adjustments as provided in the merger agreement and described below, into the right to receive the merger consideration, which may be subject to proration or adjustment as explained below in "--Oversubscription of Cash or Stock" and "--Tax Adjustment." You may elect to receive cash, shares of U.S. Bancorp common stock or a combination of cash and shares of U.S. Bancorp common stock. The cash consideration is $31.00, without interest, per share of NOVA common stock. The stock consideration is 1.407 shares of U.S.

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
Bancorp common stock per share of NOVA common stock unless U.S. Bancorp elects to increase this stock exchange ratio as described in "--Termination of the Merger Agreement--Termination."

    If you wish to receive a combination of cash and shares of U.S. Bancorp common stock, you must designate how many of your NOVA shares you wish to convert into cash, and how many you wish to convert into shares of U.S. Bancorp common stock. However, the amount of cash and the number of shares of common stock U.S. Bancorp will issue in the merger is subject to limitations described below in "--Oversubscription of Cash or Stock." Consequently, the amounts of cash and/or U.S. Bancorp common stock you actually receive may be different from the amounts you elected to receive.

    The cash exchange ratio of $31.00 per NOVA share, and the stock exchange ratio of 1.407 U.S. Bancorp shares per NOVA share, are fixed. Regardless of what happens to the market value of the NOVA common stock prior to the merger, and regardless of what happens to the market value of the U.S. Bancorp common stock prior to and after the merger, the amount of cash or the number of U.S. Bancorp shares that a NOVA shareholder will receive, either due to the shareholder's election or the possible adjustments described above, will not be more or less than $31.00 or 1.407 U.S. Bancorp shares per NOVA share (unless an adjustment is made, as described below under "--Tax Adjustment"). We cannot assure you what the value of the U.S. Bancorp shares, if any, you receive in the merger will be when you actually receive them after the merger is completed. The stock exchange ratio of 1.407 shares of U.S. Bancorp common stock per NOVA share may not reflect the closing sales price of the U.S. Bancorp common stock immediately before, as of or after completion of the merger.

    A form of election and a copy of this proxy statement/prospectus were separately mailed to each holder of record of NOVA common stock. The form of election will permit you to make an election as described above. NOVA common stock held by a shareholder who fails to submit a valid form of election prior to the election deadline described below under "--Election Procedures; Exchange Agent," will be treated as "no-election shares" for which no preference as to the receipt of cash or U.S. Bancorp common stock has been indicated. These shares will be exchanged for cash, shares of U.S. Bancorp common stock or a combination of the two at the discretion of U.S. Bancorp.

    OVERSUBSCRIPTION OF CASH OR STOCK

    Regardless of what you elect to receive in the merger, and subject to an adjustment for tax reasons (as described below in "--Tax Adjustment"), the aggregate amounts of cash and common stock that U.S. Bancorp will issue in the merger are fixed under the terms of the merger agreement. The aggregate amount of cash that U.S. Bancorp will pay in the merger is the amount of cash that would be paid if 40% of the shares of NOVA common stock outstanding on the record date were exchanged for cash. The cash amount that U.S. Bancorp will pay in the merger includes any cash paid to dissenters and cash paid in lieu of fractional shares. The aggregate amount of common stock that U.S. Bancorp will issue in the merger is limited to 60% of the shares of NOVA common stock outstanding on the record date, multiplied by the 1.407 stock exchange ratio.

    NOVA's shareholders, as a group, might submit elections to convert more shares of NOVA common stock into cash, or more shares of NOVA common stock into U.S. Bancorp common stock, than the limits provided in the merger agreement. If either type of merger consideration is oversubscribed, then an equitable pro rata adjustment will be made to ensure that the cash and stock payment limits are met. For example, if cash is oversubscribed, NOVA shareholders who elected to receive cash in the merger will receive instead a lesser amount of cash than they expected and a number of shares of U.S. Bancorp common stock calculated in accordance with the formula set forth in section 3.01(e) of the merger agreement. Similarly, if shares of U.S. Bancorp common stock are oversubscribed, then shareholders who elected to receive U.S. Bancorp common stock will instead receive a lesser number of shares of U.S. Bancorp common stock than they expected and an amount of cash calculated in accordance with the formula set forth in section 3.01(g) of the merger agreement.

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
    We will attempt to honor your election, and NOVA shares for which no election has been made will be allocated cash and stock in a manner that allows U.S. Bancorp to honor the elections of NOVA shareholders who submitted a valid and timely form of election. However, if there are insufficient "no-election" shares, it will be necessary to adjust NOVA shareholder elections in some respect.

    NO FRACTIONAL SHARES

    No fractional shares of U.S. Bancorp common stock will be issued in the merger. For each fractional share that would otherwise be issued, U.S. Bancorp will pay an amount in cash (without interest) determined by multiplying the fraction by the average of the closing sales prices of U.S. Bancorp common stock (as reported in the WALL STREET JOURNAL or, if not reported in that publication, in another authoritative source), for the five New York Stock Exchange trading days immediately preceding the effective date.

    TAX ADJUSTMENT

    The merger is intended to qualify as a "reorganization" within the meaning of the Internal Revenue Code and, therefore, be tax free to NOVA shareholders to the extent they receive shares of U.S. Bancorp common stock in the transaction. Under the Internal Revenue Code, however, the merger might not be a reorganization if, at the effective time of the merger, the total value of the shares of U.S. Bancorp common stock that NOVA shareholders receive does not represent 50% or more of the fair market value of the total consideration as of the effective time--including shares of U.S. Bancorp common stock, cash and any other amounts treated as consideration in connection with the merger for purposes of the Internal Revenue Code--that NOVA's shareholders receive in connection with the merger. To prevent this from happening, if the value of the shares of U.S. Bancorp common stock received would otherwise be less than 50% of the value of the total consideration, U.S. Bancorp may, but is not required to, either increase the number of shares of U.S. Bancorp common stock to be issued in the merger or increase the percentage of the outstanding shares of NOVA common stock that will be converted into U.S. Bancorp common stock and decrease the percentage of the outstanding shares of NOVA common stock that will be converted into cash.

    For this condition to occur, the closing price of U.S. Bancorp common stock on the New York Stock Exchange on the last trading day before the closing of the merger must be less than $15.50 per share. Under the merger agreement, however, if the average of the daily closing prices during any period of 10 trading days is less than $15.50, NOVA has a right to terminate the merger agreement unless U.S. Bancorp agrees to adjust the exchange ratio so that NOVA shareholders receive total stock consideration per NOVA share of a value equal to or greater than $21.80.

ELECTION PROCEDURES; EXCHANGE AGENT

    FORM OF ELECTION

    A form of election is being mailed to you separately. All elections must be made on the form of election. To be effective, a form of election must be:

    - properly completed, signed and submitted to the exchange agent, Firstar Bank, N.A., at the address specified on the form of election;

    - accompanied by the NOVA stock certificates as to which the election is being made (if your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker); and

    - received by the exchange agent before 5:00 p.m., Eastern Daylight Time on , 2001.

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
    The form of election contains instructions on how to complete it and how to submit it to the exchange agent. Forms of election may be revoked in writing, and new forms of election may be submitted, so long as the written revocation and the new election are received by the exchange agent prior to 5:00 p.m.
Eastern Daylight Time on       , 2001. Where necessary, you also may need to
complete a notice of guaranteed delivery, as directed in the form of election.

    U.S. Bancorp has the discretion to determine whether you have properly completed, signed and submitted (or revoked) a form of election and to disregard immaterial defects in the form of election. U.S. Bancorp may delegate this right to the exchange agent. The exchange agent will make all computations in respect of the conversion of shares of NOVA common stock into cash and shares of U.S. Bancorp common stock, and all these computations will be conclusive and binding on NOVA shareholders.

    If your shares of NOVA stock are held by a bank or by a broker in "street name," you must contact the bank or broker to determine how to submit your shares to the exchange agent. If a stock certificate representing your NOVA shares has been lost, stolen or destroyed, you may still complete an election if you provide the exchange agent with appropriate evidence as to the loss and appropriate evidence as to your ownership of the certificate. An indemnity reasonable to U.S. Bancorp may also be required.

    If you dissent from the merger but also submit a form of election, the form of election will be invalid and will be rejected. If you initially dissent from the merger but change your mind prior to the election deadline and you do not submit a valid form of election prior to the election deadline, then each share of NOVA common stock you hold will be treated as a share for which you have indicated no preference as to the receipt of cash or U.S. Bancorp common stock.

    DELIVERY OF MERGER CONSIDERATION

    At or prior to the effective time, U.S. Bancorp will deposit the merger consideration with the exchange agent. If you have submitted a valid form of election, then promptly after the effective time, the exchange agent will send you your share of the merger consideration.

    FAILURE TO SUBMIT AN ELECTION

    If you submit an untimely or improperly completed form of election or do not submit any form of election, you will be deemed not to have made an election. In either case, you will have no choice over the type of consideration that you receive in the merger. Instead, U.S. Bancorp will determine whether to exchange your shares for cash, shares of U.S. Bancorp common stock or a combination of the two.

    Promptly after the effective time, the exchange agent will send a form letter of transmittal to those NOVA shareholders of record immediately prior to the effective date who were deemed not to have made an election. These shareholders will be instructed to complete the letter of transmittal and to mail it, accompanied by certificates they hold formerly representing their NOVA common stock to the exchange agent. If your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker. If you failed to make a valid and timely election, then until your completed letter of transmittal has been received by the exchange agent and all certificates representing NOVA common stock have been surrendered for exchange, you will accrue but will not be paid dividends or other distributions declared after the effective time of the merger with respect to any shares of U.S. Bancorp common stock into which your shares have been converted. When the letter of transmittal has been received by the exchange agent and any and all stock certificates you hold have been surrendered for exchange (if your shares are held in book-entry form, you need only submit the form of election, or follow any instructions provided by your broker), then the exchange agent will send you your merger consideration, and any unpaid dividends or other distributions will be paid, without interest. After the effective time of the merger, there will be no

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
transfers on NOVA's stock transfer books of shares of NOVA common stock issued and outstanding immediately prior to the effective time.

    If any shares of NOVA common stock are not surrendered or the consideration for them is not claimed prior to the date on which the consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration will, to the extent permitted by abandoned property and any other applicable law, become the property of U.S. Bancorp (and to the extent not in its possession will be paid over to U.S. Bancorp), and thereafter any NOVA shareholders who have not surrendered their NOVA shares by submitting a letter of transmittal and any common stock certificates they hold will look only to U.S. Bancorp for payment of the merger consideration and unpaid dividends and distributions on U.S. Bancorp common stock (all without interest) deliverable in respect of shares of NOVA common stock. Notwithstanding the above, none of U.S. Bancorp, NOVA, the exchange agent or any other person will be liable to any former NOVA shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TREATMENT OF OPTIONS AND WARRANTS

    At the effective time, each outstanding option to purchase shares of NOVA common stock outstanding immediately prior to the effective time under any NOVA stock option plan and each warrant to purchase shares of NOVA common stock will be converted into an option or warrant to acquire, on the same terms and conditions as were applicable under the relevant NOVA stock option or stock warrant, the number of shares of U.S. Bancorp common stock equal to (a) the number of shares of NOVA common stock subject to the NOVA stock option or NOVA stock warrant, multiplied by (b) 1.407 (with the product rounded up (or down, as necessary for an "incentive stock option" as described below) to the nearest whole number), at an exercise price per share (rounded up or down to the nearest whole cent) equal to the exercise price per share for the shares of NOVA common stock that were purchasable pursuant to the NOVA stock option or stock warrant, divided by the 1.407 stock exchange ratio. Notwithstanding the foregoing, each NOVA stock option that is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code) will be adjusted in accordance with the requirements of Section 424 of the Internal Revenue Code.

ANTIDILUTION ADJUSTMENTS

    If, prior to the effective time of the merger, the number of outstanding shares of NOVA common stock or U.S. Bancorp common stock is changed as a result of a stock split, reorganization, recapitalization, reclassification, combination, stock dividend, exchange of shares, reverse stock split or other similar changes in capitalization, or either NOVA or U.S. Bancorp declares a stock dividend or extraordinary cash dividend, then an appropriate and proportionate adjustment will be made to the 1.407 stock exchange ratio.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the federal income tax consequences of the merger that are material to you as a NOVA shareholder. This discussion applies only to NOVA shareholders who hold their shares of NOVA common stock as capital assets. This discussion does not address the particular facts and circumstances of the tax situation of each NOVA shareholder and does not discuss all of the consequences that may be relevant to NOVA shareholders entitled to special treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, financial institutions, dealers in securities, exempt organizations or foreign persons) or to NOVA shareholders who are subject to the alternative minimum tax or who acquired their NOVA common stock pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address the availability to NOVA shareholders who are corporations of the dividends received deduction or the "extraordinary dividend" provisions of the Code. Additionally, no information is provided in this description with respect to the tax consequences of the merger under estate, gift, state, local, foreign or other tax laws.

    We have based this discussion on current provisions of the Internal Revenue Code, final and temporary Treasury Regulations issued under the Internal Revenue Code, and current administrative rulings and practice, and court decisions. All of these sources are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

    THE PARTICULAR TAX ATTRIBUTES OF EACH NOVA SHAREHOLDER WILL VARY. THE TAX CONSEQUENCES OF THE MERGER TO EACH NOVA SHAREHOLDER WILL ALSO VARY, DEPENDING UPON WHETHER YOU RECEIVE SOLELY U.S. BANCORP COMMON STOCK, A COMBINATION OF CASH AND U.S. BANCORP COMMON STOCK, OR SOLELY CASH. CONSEQUENTLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, AND FOREIGN TAX LAWS.

    GENERAL

    The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger. Instead, NOVA will receive an opinion from its counsel, Long Aldridge & Norman LLP, and U.S. Bancorp will receive an opinion from its counsel, Dorsey & Whitney LLP, each dated as of the effective time of the merger, substantially to the effect that, in addition to other matters:

    - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

    - NOVA and U.S. Bancorp will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

    - NOVA and U.S. Bancorp will not recognize gain or loss as a result of the merger.

Accordingly:

    - no gain or loss will be recognized by NOVA shareholders who exchange their NOVA common stock solely for U.S. Bancorp common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in U.S. Bancorp common stock);

    - the tax basis of the U.S. Bancorp common stock received by NOVA shareholders who exchange all of their NOVA common stock solely for U.S. Bancorp common stock in the merger will be the same as the tax basis of NOVA common stock surrendered in exchange therefor (reduced by the tax basis allocable to any fractional shares of U.S. Bancorp common stock received in the merger); and

    - the holding period of the U.S. Bancorp common stock received by a NOVA shareholder pursuant to the merger will include the period during which NOVA common stock surrendered therefor was held.

    The opinions of Long Aldridge & Norman LLP and Dorsey & Whitney LLP will be based upon the facts described in this description, certain assumptions and upon representations made by NOVA and U.S. Bancorp and are subject to the limitations, qualifications and assumptions referred to in this proxy statement/prospectus and in the opinions. The opinions of Long Aldridge &
Norman LLP and Dorsey & Whitney LLP will also be based upon the Internal Revenue Code, Treasury Regulations now in effect, current administrative rulings and practice, and court decisions, all of which are subject to change. An opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more positions reflected herein in this description or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

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    AGGREGATE MERGER CONSIDERATION

    The foregoing discussion assumes that, on the closing date of the merger, the total value of U.S. Bancorp common stock that NOVA shareholders receive represents at least 50% of the value of the total merger consideration. Between now and the closing date of the merger, the value of U.S. Bancorp's common could decrease. If it decreases such that, based on the closing price on the last trading day prior to the date the merger would be completed, the total value of U.S. Bancorp common stock that NOVA shareholders receive does not represent at least 50% of the value of the total merger consideration, then under the terms of the merger agreement, U.S. Bancorp has the option to either:

    - increase the number of shares of U.S. Bancorp common stock to be issued in the merger on a proportionate basis, or

    - increase the number of shares of NOVA common stock to be converted into shares of U.S. Bancorp common stock and decrease the number of shares of NOVA common stock to be converted into cash,

    in either case such that the total cash consideration would not exceed 50% of the value of the total merger consideration. If U.S. Bancorp does not exercise either option and the merger is nonetheless completed, the merger may be taxable to NOVA shareholders. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX AND FINANCIAL ADVISERS REGARDING THE EFFECT OF THE TRANSACTIONS CONTEMPLATED BY THIS PARAGRAPH.

    NOVA SHAREHOLDERS WHO RECEIVE SOLELY U.S. BANCORP COMMON STOCK IN EXCHANGE
     FOR NOVA COMMON STOCK

    A NOVA shareholder who exchanges shares of NOVA common stock solely for shares of U.S. Bancorp common stock will not recognize any gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of fractional shares of U.S. Bancorp common stock (as discussed below). The aggregate adjusted tax basis of the shares of U.S. Bancorp common stock received by the NOVA shareholder in the merger will be the shareholder's aggregate adjusted tax basis in the shares of NOVA common stock surrendered in the merger (reduced by the tax basis allocable to any fractional shares of U.S. Bancorp common stock with respect to which cash was received by the NOVA shareholder). The holding period of the U.S. Bancorp common stock received in the merger will include the period during which the shareholder held the shares of NOVA common stock that were surrendered in exchange for the U.S. Bancorp common stock.

    NOVA SHAREHOLDERS WHO RECEIVE A COMBINATION OF U.S. BANCORP COMMON STOCK AND
     CASH IN EXCHANGE FOR NOVA COMMON STOCK

    If a NOVA shareholder realizes a loss upon the exchange of NOVA common stock for a combination of cash and U.S. Bancorp common stock, the shareholder cannot recognize the loss, except for any loss attributable to any cash received instead of a fractional share of U.S. Bancorp common stock as discussed below. If a NOVA shareholder realizes any gain, he or she will recognize that gain in an amount equal to the lesser of:

    - the amount of cash received by the shareholder; and

    - the amount of gain realized by the shareholder, except that cash received instead of a fractional share of U.S. Bancorp common stock will be treated as discussed below.

The gain or loss realized equals the difference between the sum of cash and fair market value of U.S. Bancorp common stock received by the NOVA shareholder and the shareholder's tax basis in the NOVA common stock that the shareholder surrendered in the merger.

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
    The character of the gain recognized depends on the particular facts and circumstances relating to each NOVA shareholder. Any gain that the shareholder recognizes as a result of the receipt of cash may be characterized as capital gain. This capital gain will be long-term capital gain if the holding period for the shares of NOVA common stock that are surrendered in the merger is greater than one year as of the effective time of the merger. However, the gain that a shareholder recognizes as a result of the receipt of cash may be treated as a dividend distribution if the receipt of the cash is treated as having, for federal income tax purposes, the effect of the distribution of a dividend. If any portion of the distribution is taxable as a dividend to a corporate shareholder, it may qualify for the "dividends received deduction." This dividend may, however, be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

    To determine whether gain is capital gain or a dividend distribution, the Internal Revenue Service deems a redemption to occur under which a NOVA shareholder that receives a combination of cash and U.S. Bancorp common stock is treated as hypothetically:

    - receiving solely shares of U.S. Bancorp common stock in exchange for all of the shareholder's NOVA common stock; and

    - having U.S. Bancorp redeem a portion of those shares of U.S. Bancorp common stock equal in amount to the cash that the shareholder actually received in the merger.

This is called a "deemed redemption." Under this analysis, in general, if the receipt of cash by the holder in the deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in U.S. Bancorp or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. In applying this deemed redemption analysis, particular constructive ownership rules apply in determining a NOVA shareholder's ownership interest in U.S. Bancorp immediately after the merger but before the deemed redemption, and after the deemed redemption. Under those rules, a NOVA shareholder is deemed to own stock held by specific family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder, as well as stock subject to options that are held by the shareholder or the entities in which the shareholder owns an interest. Because these constructive ownership rules are complex, each NOVA shareholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

    The deemed redemption will be "substantially disproportionate" with respect to a NOVA shareholder if:

    - the percentage of the total combined voting power of all classes of outstanding voting stock of U.S. Bancorp the shareholder owns immediately after the deemed redemption is less than 50%; and

    - the percentage of the value and the voting stock of U.S. Bancorp the shareholder owns immediately after the hypothetical redemption is less than 80% of the percentage of the value and the voting stock of U.S. Bancorp that the shareholder is deemed to own immediately before the deemed redemption.

For example, a NOVA shareholder who receives a combination of cash and U.S. Bancorp stock in the merger, and who would have owned 5% of the outstanding stock of U.S. Bancorp had he or she received solely stock in the merger, generally is expected to satisfy the "substantially disproportionate" test if the shareholder owns less than 4% of the outstanding stock of U.S. Bancorp after the merger.

    If the deemed redemption from a NOVA shareholder fails to satisfy the "substantially disproportionate" test, a shareholder may still be treated as receiving capital gain by satisfying the "not essentially equivalent to a dividend" test. A payment to a NOVA shareholder will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" in that shareholder's proportionate stock interest in U.S. Bancorp. If a shareholder with a relatively minimal stock interest in U.S. Bancorp and no right to exercise control over corporate affairs reduces his or her proportionate interest in U.S. Bancorp as a result of the deemed redemption, the Internal Revenue Service should regard that shareholder as having meaningfully reduced his or her interest in U.S. Bancorp. For example, the Internal Revenue Service has held in a published ruling that in the case of a less-than-1% shareholder who does not have management control over the corporation, any reduction in proportionate interest will constitute a "meaningful reduction."

    Because the typical holder of shares of NOVA common stock is a less-than-1% shareholder, if that holder:

    - undergoes a reduction in his or her proportionate stock interest in U.S. Bancorp,

    - does not own any U.S. Bancorp common stock other than that actually received or deemed to have been received in the merger, and

    - is not considered to own any stock attributed to the shareholder under the constructive ownership rules,

then the gain that the shareholder recognizes as the result of the receipt of cash is generally expected to be characterized as capital gain.

    However, the deemed redemption tests that we describe above and the application of the constructive ownership rules are complex and will depend upon each NOVA shareholder's particular facts and circumstances. If you elect to receive a portion of the merger consideration as cash, we urge you to consult your tax advisor to determine the character of any gain that you may recognize as a result of the merger.

    The aggregate tax basis of the U.S. Bancorp common stock received by a NOVA shareholder who exchanges his or her shares of NOVA common stock for a combination of U.S. Bancorp common stock and cash in the merger will be the same as the aggregate tax basis of the NOVA common stock that the shareholder surrendered in the merger, less any portion of such basis allocable to any fractional share interest of U.S. Bancorp common stock for which the shareholder received cash, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the U.S. Bancorp common stock received will include the holding period of the shares of NOVA common stock surrendered in exchange for the U.S. Bancorp common stock.

    NOVA SHAREHOLDERS WHO RECEIVE SOLELY CASH

    A NOVA shareholder who exchanges all of his or her shares of NOVA common stock solely for cash and who owns no shares of U.S. Bancorp common stock either actually or constructively after the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis of the shares of NOVA common stock surrendered in the merger. Any gain or loss generally will be treated as capital gain or loss, and generally will be long-term capital gain or loss if the holding period of the shares is greater than one year as of the effective time of the merger. If, however, the NOVA shareholder either actually or constructively owns any shares of U.S. Bancorp common stock following the merger, the cash received by the NOVA shareholder may be treated as a dividend distribution. The determination of whether a shareholder constructively owns any shares of U.S. Bancorp common stock is based on the constructive ownership rules discussed above. Because these constructive ownership rules are complex, if a NOVA shareholder believes that he or she may be subject to these rules, the shareholder should consult his or her tax advisor.

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES

    A NOVA shareholder who receives cash instead of a fractional share of U.S. Bancorp common stock will be treated as having first received the fractional share of U.S. Bancorp common stock in the merger and then as having received cash in exchange for the fractional share interest. Consequently, the NOVA shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received instead of the fractional share of U.S. Bancorp common stock and the portion of the adjusted tax basis of the shareholder's shares of NOVA common stock that are allocable to the fractional share of U.S. Bancorp common stock. The gain or loss will constitute capital gain or loss, and generally will be long-term capital gain or loss if the holding period for the shares was greater than one year as of the effective time of the merger.

    NOVA SHAREHOLDER REPORTING REQUIREMENTS

    A NOVA shareholder who exchanges NOVA common stock for U.S. Bancorp common stock or exchanges NOVA common stock for a combination of U.S. Bancorp common stock and cash in connection with the merger will be required to retain records and file with that shareholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all relevant facts in respect of the nonrecognition of gain or loss upon the exchange. The statement must include:

    - the shareholder's basis in the shares of NOVA common stock surrendered in the merger;

    - the value of the shares of U.S. Bancorp common stock received, using fair market value as of the effective time of the merger; and

    - the amount of any cash received in the merger.

    BACKUP WITHHOLDING

    Under the Internal Revenue Code, a NOVA shareholder may be subject, under some circumstances, to backup withholding at a 31% rate with respect to the amount of consideration received in connection with the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, if the required information is furnished to the Internal Revenue Service.

ACCOUNTING TREATMENT

    The merger will be accounted for by U.S. Bancorp under the purchase method of accounting in accordance with Accounting Principles Board Opinion No.16, "Business Combinations," as amended.

    Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair market values at the date of the acquisition. The income statement of the combined company will not include the operations of NOVA prior to the effective date of the merger.

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
INTERESTS OF CERTAIN PERSONS IN THE MERGER

    NOVA has existing employment agreements with Messrs. Grzedzinski, McMiller and Scheppmann and with Ms. Fuzzell and Ms. Joseph. In this proxy statement/prospectus, we refer to these agreements as the "NOVA Employment Agreements." In general, the NOVA Employment Agreements provide for:

    (1) a two-year term of employment with NOVA commencing February 22, 2001 (or in the case of Mr. Grzedzinski, a three-year term of employment), with automatic one-year (or in the case of Mr. Grzedzinski, three-year) renewal terms unless earlier terminated by either party;

    (2) a base salary;

    (3) a bonus based on NOVA's financial performance;

    (4) certain fringe benefits; and

    (5) certain payments and benefits of employment in the event of termination under certain circumstances, as described in the NOVA Employment Agreements.

    On the effective date of the merger, the NOVA Employment Agreements will terminate and be superseded by new employment agreements, by and among the listed individuals, U.S. Bancorp, NOVA Information Systems, Inc. and NOVA. In this proxy statement/ prospectus, we refer to these agreements as the "U.S. Bancorp Employment Agreements." The principal terms of these U.S. Bancorp Employment Agreements are summarized below.

    EDWARD GRZEDZINSKI. The current Chairman, President and Chief Executive Officer of NOVA will be employed by U.S. Bancorp as Vice Chairman of U.S. Bancorp and as President and Chief Executive Officer of NOVA Information Systems, Inc. and will serve as Chairman of the Board of Directors of NOVA Information Systems, Inc. Mr. Grzedzinski's U.S. Bancorp Employment Agreement provides for (1) an initial term of employment with U.S. Bancorp ending five years after the effective date of the merger, with automatic three-year renewal terms, (2) a yearly base salary of $540,000 (or a higher amount as approved by NOVA prior to the effective date of the merger, not to exceed 120% of that amount), with such increases as may from time to time be deemed appropriate by the Chief Executive Officer of U.S. Bancorp, (3) a stock option to purchase 500,000 shares of U.S. Bancorp common stock, (4) an annual bonus tied to achievement-specific objectives of at least 50% and up to 150% of his base salary, (5) certain fringe benefits, (6) with respect to up to 80% of his options to acquire NOVA common stock outstanding as of the effective date of the merger, the ability for Mr. Grzedzinski to elect to receive, in exchange for canceling his NOVA stock options, a lump sum cash payment on the effective date of the merger equal to the difference between the exercise price of his options and the $31.00 per share cash merger consideration and (7) a payment of $2,880,000.

    If Mr. Grzedzinski's employment with U.S. Bancorp terminates under certain circumstances, as set forth in his U.S. Bancorp Employment Agreement, he will receive (1) a pro-rata bonus payment based on the previous year's bonus amount,
(2) a payment equal to three times his "annual compensation" (as defined in his U.S. Bancorp Employment Agreement), (3) the immediate vesting of all outstanding stock options, restricted stock and all amounts contributed to any non-qualified retirement plan or deferred compensation plan, and the continuing right to exercise such options for the remaining term of the options, (4) all benefits normally available under his U.S. Bancorp Employment Agreement shall remain available until the earlier of three years from the termination date or Mr. Grzedzinski's acceptance of employment with another employer and (5) a "gross-up payment" (as defined in his U.S. Bancorp Employment Agreement) necessary to compensate Mr. Grzedzinski for any excise taxes imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended.

    PAMELA A. JOSEPH. The current Senior Executive Vice President of NOVA and President of NOVA Information Systems, Inc. will be employed by U.S. Bancorp as Senior Executive Vice President of NOVA Information Systems, Inc. Ms. Joseph's U.S. Bancorp Employment Agreement provides for

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
(1) an initial term of employment with U.S. Bancorp ending two years after the effective date of the merger, with automatic one-year renewal terms, (2) a yearly base salary of $360,000 (or a higher amount as approved by NOVA prior to the effective date of the merger, not to exceed 115% of that amount), with such increases as may from time to time be deemed appropriate by the Chief Executive Officer of NOVA Information Systems, Inc., (3) a stock option to purchase 250,000 shares of U.S. Bancorp common stock, (4) an annual bonus tied to the performance of NOVA Information Systems, Inc. of up to 100% of her base salary, with a target bonus of 50% of her base salary, (5) certain fringe benefits,
(6) with respect to up to 75% of her options to acquire NOVA common stock outstanding as of the effective date of the merger, the ability for Ms. Joseph to elect to receive, in exchange for canceling her stock options, a lump sum cash payment on the effective date of the merger equal to the difference between the exercise price of her options and the $31.00 per share cash merger consideration and (7) a payment equal to three times annual base salary payable in two equal installments, the first on the effective date of the merger and the second on the first anniversary of the effective date (subject to partial reimbursement to U.S. Bancorp under certain circumstances).

    STEPHEN M. SCHEPPMANN. The current Executive Vice President and Chief Financial Officer of NOVA will be employed by U.S. Bancorp as Chief Financial Officer of NOVA Information Systems, Inc. Mr. Scheppmann's U.S. Bancorp Employment Agreement provides for (1) an initial term of employment with U.S. Bancorp ending two years after the effective date of the merger, with automatic one-year renewal terms, (2) a yearly base salary of $300,000 (or a higher amount as approved by NOVA prior to the effective date of the merger, not to exceed 115% of that amount) with such increases as may from time to time be deemed appropriate by the Chief Executive Officer of NOVA Information Systems, Inc.,
(3) a stock option to purchase 125,000 shares of U.S. Bancorp common stock,
(4) an annual bonus tied to the performance of NOVA Information Systems, Inc. of up to 100% of his base salary, with a target bonus of 50% of his base salary,
(5) certain fringe benefits, (6) with respect to up to 75% of his options to acquire NOVA common stock outstanding as of the effective date of the merger, the ability for Mr. Scheppmann to elect to receive, in exchange for canceling his stock options, a lump sum cash payment on the effective date of the merger equal to the difference between the exercise price of his options and the $31.00 per share cash merger consideration and (7) a payment equal to three times annual base salary payable in two equal installments, the first on the effective date of the merger and the second on the first anniversary of the effective date (subject to partial reimbursement to U.S. Bancorp under certain circumstances).

    CHERIE M. FUZZELL. The current Executive Vice President, General Counsel and Secretary of NOVA will be employed by U.S. Bancorp as Executive Vice President, General Counsel and Secretary of NOVA Information Systems, Inc.
Ms. Fuzzell's U.S. Bancorp Employment Agreement provides for (1) an initial term of employment with U.S. Bancorp ending two years after the effective date, with automatic one-year renewal terms, (2) a yearly base salary of $250,000 (or a higher amount as approved by NOVA prior to the effective date of the merger not to exceed 115% of that amount), with such increases as may from time to time be deemed appropriate by the Chief Executive Officer of NOVA Information Systems, Inc. (3) a stock option to purchase 125,000 shares of U.S. Bancorp common stock,
(4) an annual bonus tied to the performance of NOVA Information Systems, Inc. of up to 100% of her base salary, with a target bonus of 50% of her base salary,
(5) certain fringe benefits, (6) with respect to up to 75% of her options to acquire NOVA common stock outstanding as of the effective date of the merger, the ability for Ms. Fuzzell to elect to receive, in exchange for canceling her stock options, a lump sum cash payment on the effective date of the merger equal to the difference between the exercise price of her options and the $31.00 per share cash merger consideration and (7) a payment equal to three times annual base salary payable in two equal installments, the first on the effective date of the merger and the second on the first anniversary of the effective date (subject to partial reimbursement to U.S. Bancorp under certain circumstances).

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
    DAVID M. MCMILLER. The current Senior Vice President of Human Resources of NOVA will be employed by U.S. Bancorp as Senior Vice President of Human Resources of NOVA Information Systems, Inc. Mr. McMiller's U.S. Bancorp Employment Agreement provides for (1) an initial term of employment with U.S. Bancorp ending two years after the effective date, with automatic one-year renewal terms, (2) a yearly base salary of $150,000 (or a higher amount as approved by NOVA prior to the effective date of the merger not to exceed 115% of that amount), with such increases as may from time to time be deemed appropriate by the Chief Executive Officer of NOVA Information Systems, Inc, (3) a stock option to purchase 125,000 shares of U.S. Bancorp common stock, (4) a bonus based on the financial performance of NOVA's business, (5) certain fringe benefits, (6) with respect to up to 75% of his options to acquire NOVA common stock outstanding as of the effective date of the merger, the ability for Mr. McMiller to elect to receive, in exchange for canceling his stock options, a lump sum cash payment on the effective date of the merger equal to the difference between the exercise price of his options and the $31.00 per share cash merger consideration and (7) a payment equal to three times annual base salary payable in two equal installments, the first on the effective date of the merger and the second on the first anniversary of the effective date (subject to partial reimbursement to U.S. Bancorp under certain circumstances).

    If Ms. Joseph's, Mr. Scheppmann's, Ms. Fuzzell's or Mr. McMiller's employment with U.S. Bancorp terminates under certain circumstances, as set forth in his or her U.S. Bancorp Employment Agreement, he or she will receive
(1) a pro-rata bonus payment, based on the previous year's bonus amount, (2) a payment equal to two times his or her base salary (or base salary in effect the previous calendar year, if greater), (3) immediate vesting and exercisability, upon notice of termination, of all amounts contributed to non-qualified deferred compensation plans and all stock options, restricted stock and other similar rights that have been granted to him or her as of the date of termination, with one year from termination in which to exercise the "qualified options" (as defined in the U.S. Bancorp Employment Agreements), (4) continuation of the medical, dental, vision, prescription drug, wellness or other health care or medical insurance, life insurance and disability insurance coverages provided to him or her immediately prior to the termination and (5) a "gross-up payment" (as defined in the U.S. Bancorp Employment Agreements) necessary to compensate him or her for any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

    The U.S. Bancorp Employment Agreements also contain confidentiality and non-solicitation/ non-competition provisions as further consideration and as an inducement to U.S. Bancorp for the new employment agreements discussed above. In general, these provisions contain certain restrictions on the listed officers during and after their employment with U.S. Bancorp, including requirements that the officers keep confidential the confidential information of NOVA and U.S. Bancorp and that the officers not solicit U.S. Bancorp customers or employees. The non-competition provisions prevent the officers from competing with the merchant credit card processing business of U.S. Bancorp for a period of time following termination of employment with U.S. Bancorp.

INDEMNIFICATION OF NOVA'S DIRECTORS AND OFFICERS BY U.S. BANCORP

    U.S. Bancorp has agreed to indemnify and hold harmless all present and former NOVA directors and officers against costs and expenses incurred in connection with any actual or threatened claim or proceeding arising out of matters existing or occurring at or prior to the completion of the merger, to the fullest extent permitted by law. U.S. Bancorp has also agreed, for a period of six years after the effective date, to provide insurance for NOVA's officers and directors with respect to claims against those officers and directors arising from facts or events that occurred on or before the completion of the merger. However, U.S. Bancorp is required to spend no more than 300% per annum of the current amount spent by NOVA to maintain directors' and officers' insurance coverage.

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STOCK EXCHANGE LISTING

    U.S. Bancorp has agreed to use its reasonable best efforts to list, prior to the completion of the merger, on the New York Stock Exchange, the shares of U.S. Bancorp common stock to be issued in the merger other than any shares to be issued out of U.S. Bancorp's treasury for which such listing is not required.

RESTRICTIONS ON RESALES BY AFFILIATES

    The issuance of shares of U.S. Bancorp common stock to NOVA shareholders in the merger has been registered under the Securities Act. The shares of U.S. Bancorp common stock exchanged in the merger may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of NOVA (as that term is defined under the Securities Act). An "affiliate" of NOVA, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, NOVA. Any subsequent transfer of the shares by any person who is an affiliate of NOVA at the time the merger is submitted for a vote of the holders of NOVA common stock will, under existing law, require either:

    - the further registration under the Securities Act of the shares of U.S. Bancorp common stock to be transferred, or

    - compliance with Rule 145 under the Securities Act (permitting sales during a three-month period of the greater of (a) one percent of the total U.S. Bancorp shares outstanding and (b) the average weekly reported volume of trading in U.S. Bancorp securities during the four calendar weeks preceding the affiliate's filing of a Form 144 (if required), assuming U.S. Bancorp is current in filing required reports and the securities are being sold in brokers' transactions), or

    - the availability of another exemption from registration.

    These restrictions are expected to apply to the directors and executive officers of NOVA and the holders of 10% or more of the NOVA common stock (and to specified relatives or the spouse of the person and any trusts, estates, corporations or other entities in which the person has a 10% or greater beneficial or equity interest).

    Stop transfer instructions will be given by U.S. Bancorp to the transfer agent with respect to the U.S. Bancorp common stock to be received by persons subject to the restrictions described above, and the certificates for this stock will be appropriately legended. NOVA has agreed in the merger agreement to use its reasonable best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145 of the Securities Act) of NOVA to deliver to U.S. Bancorp a written agreement intended to ensure compliance with the Securities Act.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligation of each of U.S. Bancorp and NOVA to complete the merger is subject to the fulfillment or written waiver by U.S. Bancorp and NOVA prior to the effective time of each of the following conditions:

    - the merger must be approved by NOVA's shareholders;

    - all necessary governmental approvals must be obtained, including termination of applicable statutory waiting periods;

    - no judgment, order, injunction, statute or rule may be in effect that would prevent the merger;

    - the U.S. Bancorp common stock to be issued in the merger will have been registered under the Securities Act and approved for listing on the New York Stock Exchange;

    - all material permits and other authorizations under state securities laws necessary to complete the merger and to issue the shares of U.S. Bancorp common stock to be issued in the merger will have been received and be in full force and effect; and

    - no proceeding by a governmental entity seeking to prevent the merger shall be pending.

    CONDITIONS TO OBLIGATION OF NOVA

    The obligation of NOVA to complete the merger is also subject to the fulfillment or written waiver by NOVA prior to the effective time of each of the following conditions:

    - the representations and warranties of U.S. Bancorp in the merger agreement must continue to be true and correct in all material respects except for those representations and warranties that speak as of a specific date;

    - U.S. Bancorp must comply in all material respects with its obligations in the merger agreement;

    - NOVA must receive an opinion of its tax counsel to the effect the merger will qualify as a tax-free reorganization as described under "--Material Federal Income Tax Consequences"; and

    - no material adverse change in U.S. Bancorp's business must occur that would have a material adverse effect on U.S. Bancorp and its subsidiaries as a whole.

    CONDITIONS TO OBLIGATION OF U.S. BANCORP

    The obligation of U.S. Bancorp to complete the merger is also subject to the fulfillment or written waiver by U.S. Bancorp prior to the effective time of each of the following conditions:

    - the representations and warranties of NOVA in the merger agreement must continue to be true and correct in all material respects except for those representations and warranties that speak as of a specific date;

    - NOVA must comply in all material respects with its obligations in the merger agreement;

    - U.S. Bancorp must receive an opinion of its tax counsel to the effect the merger will qualify as a tax-free reorganization as described under "--Material Federal Income Tax Consequences";

    - no material adverse change in NOVA's business must occur that would have a material adverse effect on NOVA and its subsidiaries as a whole; and

    - shareholders who have indicated their intent to exercise dissenters' rights under Georgia law as of the date of NOVA's special meeting of shareholders must hold, in the aggregate, no more than 40% of NOVA's common stock.

    OBLIGATION OF NOVA AND U.S. BANCORP TO DELIVER TAX OPINION

    The requirement that each of NOVA and U.S. Bancorp receive a legal opinion that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code will no longer apply if:

    - the value of U.S. Bancorp common stock decreases so that, based on the closing price on the last trading day prior to the date the merger would be completed, the value of U.S. Bancorp common stock to be issued to NOVA shareholders in the merger no longer equals or exceeds 50% of the total merger consideration to be issued to NOVA shareholders, and

    - U.S. Bancorp does not exercise its option either to increase the number of shares of U.S. Bancorp common stock to be issued in the merger on a proportionate basis, or to increase the number of shares of NOVA common stock to be converted into shares of U.S. Bancorp common stock (and decrease the number of shares of NOVA common stock to be converted into cash), in either case such that the value of U.S. Bancorp common stock to be issued to NOVA shareholders in the merger equals or exceeds 50% of the total merger consideration.

However, if the average of the daily closing prices of a share of U.S. Bancorp common stock (as reported on the consolidated tape of the New York Stock Exchange) during any period of 10 consecutive trading days after the date of the merger agreement is less than $15.50, NOVA has a right to terminate the merger agreement unless U.S. Bancorp agrees to adjust the exchange ratio in such a manner as to provide the shareholders of NOVA with stock consideration per share of NOVA common stock with a value greater than or equal to $21.80, which represents total merger consideration--cash and stock--per share of NOVA common stock with a value greater than or equal to approximately $25.485; in this event, U.S. Bancorp may not eliminate the delivery of tax opinions as a condition to completion of the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    NOVA and U.S. Bancorp and their respective subsidiaries will use their reasonable best efforts to do all things necessary or desirable to complete the merger as soon as practicable. In addition, they each will provide each other with truthful information in various governmental filings and promptly will correct any material omission with respect to such information. Each party may review and consult with the other party regarding all written information submitted to any third party or governmental authority in connection with the merger. In addition, each party will consult with the other party with respect to obtaining all material consents and approvals of third parties and governmental authorities, and each party will keep the other party informed of the status of material matters relating to completion of the merger.

    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire. We expect that the applicable waiting
periods will expire at       p.m. on       , 2001, unless extended by a second
request for information.

    The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Private parties could take action under the antitrust laws, including seeking divestiture, damages or enjoinment of the merger. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. Although we do not believe that the merger would violate any applicable antitrust laws, there can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

    Although U.S. Bancorp, as a financial holding company, is subject to extensive regulation by banking regulatory authorities such as the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, U.S. Bancorp does not believe the merger requires the approval of any banking regulatory authority. If any such approvals are needed, NOVA and U.S. Bancorp will seek to obtain them. There is no assurance, however, that any of these approvals or actions, if needed, will be obtained.

    Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

    NOVA and U.S. Bancorp have filed all applications and notices and have taken (or will promptly take) other appropriate action to obtain all necessary governmental approvals.

REPRESENTATIONS AND WARRANTIES

    U.S. Bancorp and NOVA each made a number of representations and warranties in the merger agreement regarding their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement, and with regard to aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. Once the merger has been consummated, the representations and warranties do not have any legal force or effect. NOVA has given representations and warranties as to:

    - its corporate organization and existence and its articles of incorporation and bylaws;

    - its capitalization and corporate structure;

    - its subsidiaries and ownership of other securities;

    - its corporate power and authority;

    - the approvals, filings and consents required for the merger with antitrust and other regulatory authorities and the compliance of the merger agreement and the merger with (1) various agreements, and (2) its articles of incorporation and bylaws;

    - governmental and third-party approvals;

    - timely filing of required regulatory reports (including filings with the Securities and Exchange Commission since December 31, 1998) and their accuracy and completeness;

    - the absence of a material adverse change or effect with respect to its business since December 31, 2000;

    - the absence of undisclosed liabilities;

    - the absence of material legal proceedings, orders and injunctions;

    - its compliance with all other laws and its own articles of incorporation and bylaws and the possession of all required permits;

    - its membership in and registration status with VISA, MasterCard and other credit card associations and its compliance with the bylaws, rules and regulations of such credit card associations;

    - the absence of undisclosed material contracts;

    - the absence of any knowledge of its or any other applicable party's default under any material contract;

    - the absence of any undisclosed broker's fees;

    - its compliance with labor laws and the lack of any knowledge of the resignation of key employees;

    - its employee benefit plans and related matters;

    - its labor matters;

    - the absence of liability of NOVA under environmental laws;

    - its intellectual property;

    - the filing, payment and accuracy of its tax returns and its belief as to the qualification of the merger within the meaning of Section 368 of the Internal Revenue Code;

    - the accuracy of its books and records;

    - its insurance policies and the effectiveness and absence of any default on its policies; and

    - the exemption of the merger agreement and the merger from any antitakeover laws and amendments to the Rights Agreement, dated as of July 9, 1999, as amended, by and between NOVA and American Stock Transfer & Trust Company.

    U.S. Bancorp has given representations and warranties as to:

    - its corporate organization and existence;

    - its capitalization and corporate structure;

    - its corporate power and authority;

    - the approvals, filings and consents required for the merger with antitrust and other regulatory authorities and the compliance of the merger agreement and the merger with (1) material agreements, and (2) its certificate of incorporation and bylaws;

    - the timely filing of required regulatory reports (including filings with the Securities and Exchange Commission) and their accuracy and completeness;

    - the absence of a material adverse change or effect with respect to its business since December 31, 2000;

    - the filing, payment and accuracy of its tax returns and its belief as to the qualification of the merger within the meaning of Section 368 of the Code;

    - the completeness of its regulatory filings since December 31, 1998;

    - the absence of regulatory proceedings;

    - the absence of material legal proceedings, orders and injunctions; and

    - its compliance with all other laws and its own certificate of incorporation and bylaws and the possession of all required permits.

    The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement titled "Representations and Warranties of the Company" and "Representations and Warranties of Acquirer."

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER MERGER AGREEMENTS

    Pursuant to the merger agreement, prior to the effective time, each of U.S. Bancorp and NOVA has agreed not to:

    - take any action that it knows would materially adversely affect or delay its ability to perform any of its obligations under the merger agreement;

    - take any action that would be reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

    - knowingly take any action that is intended or is reasonably likely to result in:

    (1) any of its respective representations and warranties in the merger agreement becoming untrue in any material respect,

    (2) any of the conditions of the merger not being satisfied, or

    (3) a material violation of the merger agreement,

except, in each case, as required by law.

    NOVA agreed that, until termination of the merger agreement or the completion of the merger or unless U.S. Bancorp consents in writing, NOVA and each of its subsidiaries will operate their business in the ordinary and usual course, consistent with past practices. NOVA has agreed, except as required by applicable law and except as otherwise provided in the merger agreement not to:

    - except as previously disclosed to U.S. Bancorp, issue or agree to issue shares of its capital stock or subject shares of capital stock to new option grants or other rights;

    - take, declare, pay or set aside for payment any dividend or other distribution on its capital stock;

    - except as previously disclosed to U.S. Bancorp, enter into, renew or amend its employment agreements except in the ordinary course of business, as required by law, to satisfy previously disclosed contractual obligations or for grants of awards to newly hired employees consistent with past practice;

    - enter into, adopt or modify its employee benefit plans (except to satisfy previously disclosed contractual obligations or as required by law) or take any action to accelerate the vesting of any stock option or other benefits payable under its benefits plans;

    - dispose of or discontinue any of its assets, business or properties, except in the ordinary course of business;

    - acquire, or agree to acquire, the assets, business or properties, of any other entity except in the ordinary course of business and in a transaction that is not material to NOVA and its subsidiaries, taken as a whole;

    - except as previously disclosed to U.S. Bancorp, make any capital expenditures out of the ordinary course of business or over $100,000 individually or $1,000,000 in the aggregate;

    - amend its articles of incorporation or bylaws;

    - implement or adopt any change in its financial accounting policies, practices or methods, other than as may be required by accounting principles generally accepted in the United States;

    - enter into, terminate or renew or amend any material contract, except in the ordinary course of business consistent with past practice;

    - other than indebtedness incurred under NOVA's existing line of credit, incur any indebtedness for borrowed money in an aggregate amount exceeding $5,000,000 or voluntarily incur or become subject to any material liability, other than those within the ordinary course of business;

    - discharge any material lien or encumbrances on NOVA's or its subsidiaries' material properties or assets or pay or cancel any material debt, except in the ordinary course of business;

    - fail to maintain its current insurance policies or replace them without providing substantially equal coverage;

    - enter into any settlement in excess of $500,000 with respect to any proceeding to which NOVA or its subsidiaries became a party after the date of the merger agreement; or

    - agree or commit to do any of the above.

    The agreements related to NOVA's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section in the merger agreement titled "Actions Pending Acquisition."

LIMITATION ON ACQUISITION PROPOSALS

    NOVA has agreed not to, and to cause its subsidiaries and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries regarding, or provide confidential information for, or engage in any negotiations concerning, any proposal for a takeover proposal, as defined in the merger agreement, of NOVA by a party other than U.S. Bancorp. However, if NOVA's board determines in good faith after considering advice of outside counsel, that NOVA has received an unsolicited "superior proposal" (as defined below), and that the failure to do so would likely result in a breach by NOVA's board of its fiduciary duties to NOVA's shareholders, then NOVA may, in response to an unsolicited request for information, furnish information to, and enter into discussions with, the party making the superior proposal after signing a customary confidentiality agreement. After receiving a superior proposal, NOVA's board may modify its approval or recommendation of the merger agreement after considering advice of outside counsel, if it determines in good faith that the failure to modify its approval or recommendation would likely be in breach of its fiduciary duties to NOVA's shareholders. Under the merger agreement, a "superior proposal" is defined as a bona fide takeover proposal that in the good faith judgment of a majority of the disinterested members of NOVA's board (after considering the advice of NOVA's financial advisor that the financial value of the consideration in the takeover proposal exceeds the financial value of the consideration in the merger) is financially more favorable to NOVA's shareholders than the merger and is made by a party financially capable of completing the takeover proposal. NOVA is required to inform U.S. Bancorp of any written takeover proposal, its general terms and the identity of the party making the proposal within 24 hours of receipt. NOVA may be required to pay U.S. Bancorp a termination fee and, if a takeover proposal is consummated, NOVA may then also be required to transfer its interest in Elan Merchant Services, LLC to U.S. Bancorp upon the payment by U.S. Bancorp to NOVA of $47,585,000. See "--Termination of the Merger Agreement--Effect of Termination and Abandonment," "--Termination Fee" and "--LLC Buyout Agreement."

TERMINATION OF THE MERGER AGREEMENT

    TERMINATION

    The merger agreement may be terminated by mutual consent, or by either NOVA or U.S. Bancorp under certain circumstances, at any time before completion of the merger, as summarized below:

    - if the merger is not completed by December 31, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

    - if a condition of a party's obligation to complete the merger becomes impossible to satisfy;

    - if a governmental agency denies an approval needed to complete the merger, and that denial has become final and nonappealable; or

    - if NOVA's shareholders do not approve the merger at the special meeting.

    The merger agreement may be terminated by NOVA:

    - if U.S. Bancorp has breached any of its representations and warranties resulting in a material adverse effect on U.S. Bancorp or has failed to perform in any material respect any of its covenants and does not correct the breach within 45 days following receipt of notice of the breach;

    - if NOVA enters into an agreement regarding a takeover proposal that is a superior proposal from a financial standpoint and pays the required termination fee to U.S. Bancorp; or

    - if the average price of U.S. Bancorp common stock (as reported on the consolidated tape of the New York Stock Exchange) for any 10-trading day period after May 7, 2001 is less than $15.50, unless U.S. Bancorp elects to increase the exchange ratio to provide NOVA shareholders with a stock consideration per share of NOVA common stock with a value greater than or equal to $21.80.

    The merger agreement may be terminated by U.S. Bancorp:

    - if NOVA has breached any of its representations and warranties resulting in a material adverse effect on NOVA or has failed to perform in any material respect any of its covenants and does not correct the breach within 45 days following receipt of notice of the breach;

    - if NOVA's board has withdrawn, modified or changed, in some way adverse to U.S. Bancorp, its recommendation to NOVA's shareholders to approve the merger; or

    - if NOVA's board recommends or approves a takeover proposal with another party or NOVA enters into an agreement regarding a takeover proposal with another party.

    EFFECT OF TERMINATION AND ABANDONMENT

    In general, termination of the merger agreement will relieve each party of liability except for any termination fee payable to U.S. Bancorp, the possible applicability of the LLC Buyout Agreement discussed below, and liability for a breach of a confidentiality agreement entered into by the parties. In addition, termination of the merger agreement will not relieve a breaching party from liability for any willful breach of the merger agreement giving rise to the termination.

    TERMINATION FEE

    If the merger agreement is terminated and the merger abandoned under certain circumstances, NOVA will pay to U.S. Bancorp $65,000,000 as a termination fee. NOVA would only be required to pay this fee if the merger agreement is terminated upon the occurrence of any of the following events and conditions:

    - by NOVA or U.S. Bancorp because NOVA enters into any agreement regarding a takeover proposal with another party;

    - by U.S. Bancorp because NOVA's board fails to recommend the merger to its shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to the interests of U.S. Bancorp, or recommends or approves another takeover proposal with another party, and NOVA subsequently enters into an agreement providing for a takeover proposal;

    - by U.S. Bancorp because NOVA has materially breached any of its representations and warranties or has failed to perform in any material respect any of its covenants, and the breach has not been cured within 45 days following receipt of notice of the breach, and if a takeover proposal prior to the termination is publicly announced and NOVA completes a takeover proposal or enters into an agreement for a takeover proposal within 18 months after the date of such termination; or

    - by U.S. Bancorp or NOVA if NOVA's shareholders do not approve the merger, and if a takeover proposal prior to the termination is publicly announced and NOVA completes a takeover proposal or enters into an agreement for a takeover proposal within 18 months after the date of such termination.

    Notwithstanding the foregoing, NOVA is not obligated to pay the termination fee at any time that it is entitled under the terms of the merger agreement to terminate the merger agreement because of a breach by U.S. Bancorp of its representations and warranties or a failure by U.S. Bancorp to perform its covenants as described in "Termination of the Merger Agreement--Termination."

    NOVA will pay the termination fee promptly to U.S. Bancorp upon termination of the merger agreement for the reasons and under the circumstances discussed above. The payment will relieve NOVA of liability for any breach (other than willful breaches) of any of NOVA's representations, warranties, covenants or other agreements contained in the merger agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    The merger agreement may be amended by U.S. Bancorp and NOVA at any time before or after the special meeting, except that any amendment made after the special meeting that would otherwise require approval of NOVA's or U.S. Bancorp's shareholders under applicable law must be submitted to the shareholders of NOVA or U.S. Bancorp, as appropriate. Moreover, NOVA and U.S. Bancorp may not amend the merger agreement after NOVA's shareholders approve the merger if the amendment (1) reduces or changes the consideration that will be received by NOVA shareholders or (2) violates the Georgia Business Corporation Code. All amendments to the merger agreement must be in writing signed by both NOVA and U.S. Bancorp.

    At any time prior to the completion of the merger, U.S. Bancorp and NOVA may:

    - extend the time to perform any of the obligations or other acts of the other party,

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and

    - waive compliance with any of the agreements or conditions contained in the merger agreement.

    All extensions and waivers must be in writing.

EXPENSES

    The merger agreement provides that U.S. Bancorp and NOVA will pay their own expenses in connection with the merger.

LLC BUYOUT AGREEMENT

    Prior to the February 2001 merger of the former U.S. Bancorp with Firstar Corporation, one of Firstar's banking subsidiaries entered into a joint venture arrangement with NOVA Information Systems, Inc., a wholly owned subsidiary of NOVA. Under the joint venture arrangement, Firstar and NOVA, through their subsidiaries, established a limited liability company, Elan Merchant Services, LLC. Firstar and NOVA agreed to establish and operate a merchant transaction processing business through Elan for an initial 10-year period beginning on August 31, 1998, subject to one-year automatic renewals after the expiration of the initial term. NOVA owns a 51% membership interest in Elan, and Firstar owns a 49% membership interest in Elan. Under the Elan operating agreement, profits and losses of Elan generally are allocated according to NOVA's and Firstar's respective membership interests. In connection with the Elan joint venture, Firstar agreed that, during the term of the joint venture, Firstar would rely solely on Elan for the operation of a merchant transaction processing business in the United States.

    As a condition to the execution of the merger agreement, NOVA and U.S. Bancorp entered into an LLC Buyout Agreement providing that, upon the occurrence of designated events, NOVA's interest in Elan would transfer to U.S. Bancorp in exchange for payment by U.S. Bancorp to NOVA of $47,585,000. Specifically, these designated triggering events are (1) the termination of the merger agreement by NOVA in connection with NOVA entering into a definitive agreement providing for a takeover proposal, (2) the termination of the merger agreement by U.S. Bancorp because (a) NOVA's board of directors has failed to make, or has withdrawn or modified, its recommendation to the NOVA shareholders to vote in favor of the merger,
(b) NOVA has entered into an agreement for a takeover proposal or (c) the NOVA board of directors has resolved to take the actions specified in clauses
(a) and (b), (3) the termination of the merger agreement by either U.S. Bancorp or NOVA because of a material breach by the other party of its representations, warranties, covenants or agreements in the merger agreement or (4) the termination of the merger agreement by either U.S. Bancorp or NOVA because of the failure of NOVA's shareholders to approve the merger. However, the events specified in items (3) and (4) are only considered triggering events if, prior to the termination of the merger agreement, a takeover proposal for NOVA is publicly announced. In addition, in the case of any of the four triggering events, the event will only be considered a triggering event if a takeover proposal is consummated by NOVA within 18 months following the termination of the merger agreement.

    If one of the triggering events occurs, U.S. Bancorp will have 10 business days from the date of the consummation of the takeover proposal following the triggering event to make the required payment to NOVA. Upon receipt of payment,
(1) all of NOVA's right, title and interest in Elan will transfer to U.S. Bancorp, (2) NOVA will release U.S. Bancorp, Elan and certain related parties, and U.S. Bancorp and Elan will release NOVA and certain related parties, from all claims, demands and damages in connection with the joint venture arrangement that arose prior to the transfer of the interest to U.S. Bancorp, subject to some limited exceptions, and (3) all rights and obligations of NOVA and U.S. Bancorp under the joint venture will cease, subject to some limited exceptions. However, NOVA will continue to process transactions under existing contracts with designated merchants until the expiration of NOVA's existing processing contract with Elan or until an earlier date specified by U.S. Bancorp.

    In addition, NOVA has agreed to use reasonable efforts to prevent its direct sales force from soliciting "restricted merchants" for provision to them by NOVA of products and services supplied by Elan for a two-year period after the date on which U.S. Bancorp purchases NOVA's interest in Elan. "Restricted merchants" are all merchants that have been provided with products and services by Elan at any time during the period from the date of the LLC Buyout Agreement until the termination of processing services provided by NOVA to Elan.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

U.S. BANCORP

    U.S. Bancorp common stock is listed on the New York Stock Exchange and traded under the symbol "USB." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of U.S. Bancorp common stock on the New York Stock Exchange Composite Transactions reporting system and cash dividends declared per share of U.S. Bancorp common stock.

                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              -------------------   DIVIDENDS
                                                                HIGH       LOW      DECLARED
                                                              --------   --------   ---------
1999
First Quarter...............................................   31.85      27.42       .1000
Second Quarter..............................................   34.56      26.25       .1000
Third Quarter...............................................   29.44      22.31       .1000
Fourth Quarter..............................................   29.38      20.25       .1625

2000
First Quarter...............................................   24.63      17.00       .1625
Second Quarter..............................................   27.75      21.06       .1625
Third Quarter...............................................   25.00      19.75       .1625
Fourth Quarter..............................................   24.25      15.63       .1625

2001
First Quarter...............................................   25.63      19.25       .1875
Second Quarter (through       , 2001).......................

    On May 4, 2001, the last trading day before U.S. Bancorp and NOVA publicly announced the execution of the merger agreement, the closing price per share of
U.S. Bancorp common stock on the New York Stock Exchange was $22.68. On       ,
2001, the last practicable date prior to the date of this proxy
statement/prospectus, the closing price was $      . Past price performance is
not necessarily indicative of likely future price performance. You are urged to obtain current market quotations for shares of U.S. Bancorp common stock.

    Holders of U.S. Bancorp common stock are entitled to receive dividends from funds legally available when, as and if declared by the U.S. Bancorp's board of directors. Although U.S. Bancorp's board presently intends to continue the policy of paying quarterly cash dividends, the payment of future dividends of U.S. Bancorp would depend upon the earnings of U.S. Bancorp and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies.

NOVA CORPORATION

    NOVA common stock has been listed on the New York Stock Exchange since
May 8, 1996, under the symbol "NIS." Prior to that date, there was no public market for the NOVA stock. The following table sets forth the high and low closing sales prices for NOVA common stock for the periods indicated, as reported by the New York Stock Exchange.

                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
1999
First Quarter...............................................   $33.50     $21.00
Second Quarter..............................................    28.50      20.00
Third Quarter...............................................    28.25      24.31
Fourth Quarter..............................................    31.81      22.81

2000
First Quarter...............................................   $35.19     $21.50
Second Quarter..............................................    34.00      25.50
Third Quarter...............................................    30.00      10.50
Fourth Quarter..............................................    21.69      14.13

2001
First Quarter...............................................    21.31      16.56
Second Quarter (through , 2001).............................

    On May 4, 2001, the last trading day before U.S. Bancorp and NOVA publicly announced the execution of the merger agreement, the closing price per share of
the NOVA stock on the New York Stock Exchange was $23.52. On       , 2001, the
last trading day prior to the date of this proxy statement/prospectus, the
closing price was $      .

                         INFORMATION ABOUT U.S. BANCORP

GENERAL

    U.S. Bancorp is the organization that resulted from the acquisition by Firstar Corporation of the former U.S. Bancorp of Minneapolis. The new company retained the U.S. Bancorp name. U.S. Bancorp is a multi-state financial holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp is incorporated in Delaware and provides financial services as both a financial holding company and a bank holding company registered under the Bank Holding Company Act. U.S. Bancorp provides a full range of financial services, including lending and depository services, through more than 2,200 banking offices principally in 24 states. U.S. Bancorp also engages in credit card, merchant and automated teller machine (or "ATM") processing, mortgage banking, insurance, trust and investment management, brokerage, leasing and investment banking activities, principally in domestic markets. Reflecting the merger of Firstar Corporation and the former U.S. Bancorp, at March 31, 2001, U.S. Bancorp and its subsidiaries had consolidated assets of $160.3 billion, consolidated deposits of $104.8 billion and total shareholders' equity of $15.2 billion.

    U.S. Bancorp's banking subsidiaries provide an array of banking services to both domestic and foreign customers and correspondent banks. These banking subsidiaries range in size from less than $1.0 million to $51.2 billion in deposits. The consumer banking business delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and ATMs. This business encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking and investment sales through U.S. Bancorp's banking branches. U.S. Bancorp's network of 5,200 branded ATM machines offers customers an additional banking convenience. The payment services division provides customers with consumer and business credit cards, corporate and purchasing services, lines of credit, ATM processing and merchant processing. Through this division, U.S. Bancorp is the largest provider of VISA corporate and purchasing cards. Wholesale banking divisions offer lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients, including institutional organizations, government entities and other financial institutions. Depository services include checking accounts, savings accounts and time certificates of deposits. Ancillary services, such as treasury management, include receivable lockbox collection, investment and foreign exchange services. Additionally, U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary services for individuals, estates, foundations, business corporations and charitable organizations. U.S. Bancorp is one of the largest providers of corporate trust services in the nation.

    U.S. Bancorp's non-banking subsidiaries offer customers a variety of products and services. U.S. Bancorp Piper Jaffray, a wholly owned subsidiary of U.S. Bancorp, engages in equity and fixed income trading activities, offers investment banking and underwriting services to corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of more than 100 offices.

    U.S. Bancorp's principal executive offices are located at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and its telephone number is (612) 973-1111.

GOVERNMENT POLICIES

    The operations of U.S. Bancorp's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the Federal Reserve Board, United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

    U.S. Bancorp is a registered bank holding company and financial holding company under the Bank Holding Company Act, or "BHCA," and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System, or "FRB."

    Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking. U.S. Bancorp must obtain the prior approval of the FRB before acquiring more than five percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the FRB in connection with the acquisition of more than five percent of the outstanding shares of a company engaged in a "bank-related" business.

    Under the BHCA, as amended by the Riegle-Neal Act, U.S. Bancorp may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. Effective June 1, 1997, the Riegle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out by that date.

    The Gramm-Leach-Bliley Act of 1999 eliminated many of the restrictions placed on the activities of certain qualified bank holding companies. Effective March 13, 2000, U.S. Bancorp was certified by the FRB as a "financial holding company" and may expand into a wide variety of financial services, including securities activities, insurance and merchant banking, without the prior approval of the FRB.

    National banks are subject to the supervision of, and are examined by, the Office of the Comptroller of the Currency. All subsidiary banks of U.S. Bancorp are members of the Federal Deposit Insurance Corporation and are subject to examination by the FDIC. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to U.S. Bancorp and its directors and executive officers from its quarterly report on Form 10-Q for the period ended March 31, 2001, and its restated 2000 financial statements reflecting the merger of U.S. Bancorp and Firstar Corporation filed on April 17, 2001, as a Current Report on Form 8-K. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                       INFORMATION ABOUT NOVA CORPORATION

GENERAL

    NOVA Information Systems, Inc., a wholly owned subsidiary and the predecessor to NOVA Corporation, was incorporated in Georgia in February 1991. NOVA was incorporated as a holding company in Georgia in December 1995 and has been publicly traded on the New York Stock Exchange under the symbol "NIS" since May 1996. The company is headquartered in Atlanta, Georgia, with operations centers in Atlanta, Georgia and Knoxville, Tennessee.

    NOVA provides transaction processing support for all major credit, charge, and debit cards, including Visa, MasterCard, American Express, Discover, Diners Club, JCB and private label cards. NOVA's proprietary information processing network provides a direct, rapid and secure means of processing financial data. In addition, NOVA has developed several value-added software applications for both point-of-sale terminals and personal computers that can be delivered to merchants and updated for enhancements via NOVA's proprietary telecommunications network. With annual revenue in 2000 in excess of $1.57 billion, NOVA is the third largest transaction processor in the United States (as measured by dollar volume processed in 1999), serving more than 560,000 merchant locations. NOVA focuses primarily on small- to medium-sized merchants that are not usually served by the larger transaction processors, and NOVA has developed technical/operating platforms, product/service offerings and multi-faceted distribution channels specifically designed to facilitate the acquisition, servicing and retention of small- to medium-sized business customers. NOVA's customer base consists of more than 430,000 merchants and 560,000 locations across all 50 states.

    Effective April 1, 2000, NOVA entered into a joint venture, EuroConex Technologies Limited, with The Governor and Company of the Bank of Ireland. EuroConex was formed for the purpose of providing transaction processing for credit and debit cards and related e-commerce processing and services primarily to retailers and financial institutions in a defined European market. The EuroConex platform, which is based upon NOVA's network and technology platform, is intended to be credit, debit and smart card compliant, multi-currency, and capable of acquiring card transactions in the United Kingdom as well as Ireland. NOVA anticipates that the EuroConex platform will be launched during the summer of 2001 and that by the end of 2001, the platform will be Euro compliant and able to support multi-currency conversion at the point-of-sale.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to NOVA and its directors and executive officers from its quarterly report on Form 10-Q for the quarter ended March 31, 2001, and its annual report on Form 10-K for the year ended December 31, 2000. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                           U.S. BANCORP CAPITAL STOCK

    As a result of the conversion of shares of NOVA common stock into shares of U.S. Bancorp common stock in the merger, NOVA shareholders will become holders of stock of U.S. Bancorp, and their rights will be governed by Delaware law and by U.S. Bancorp's certificate of incorporation and bylaws. This description of U.S. Bancorp's capital stock, including its common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger. The following description summarizes the terms of U.S. Bancorp's capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and U.S. Bancorp's certificate of incorporation and bylaws.

COMMON STOCK OF U.S. BANCORP

    U.S. Bancorp is authorized to issue up to 4 billion shares of common stock, par value $.01 per share. As of April 30, 2001, there were 1,908,494,035 shares of U.S. Bancorp common stock issued (including 2,882,560 shares held in
treasury),             shares were reserved for issuance under U.S. Bancorp's
employee and director plans and its dividend reinvestment plan, and shares were reserved for issuance under outstanding warrants to purchase U.S. Bancorp common stock. The U.S. Bancorp common stock is listed on the New York Stock Exchange under the symbol "USB."

    VOTING AND OTHER RIGHTS. Each share of U.S. Bancorp common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a majority of the votes cast, and shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock of U.S. Bancorp entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

    - amendments to the certificate of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

    - a merger or dissolution of U.S. Bancorp, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

    NO PREEMPTIVE OR CONVERSION RIGHTS. U.S. Bancorp common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

    ASSETS UPON DISSOLUTION. In the event of liquidation, holders of U.S. Bancorp common stock would be entitled to receive proportionately any assets legally available for distribution to U.S. Bancorp shareholders with respect to shares held by them, subject to any prior rights of any preferred stock of U.S. Bancorp then outstanding.

    DISTRIBUTIONS. Holders of U.S. Bancorp common stock will be entitled to receive the dividends or distributions that U.S. Bancorp's board of directors may declare out of funds legally available for these payments. The payment of distributions by U.S. Bancorp is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

    As a bank holding company, the ability of U.S. Bancorp to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of U.S. Bancorp, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

    RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of U.S. Bancorp. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of U.S. Bancorp. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as U.S. Bancorp, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

    U.S. BANCORP DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its U.S. Bancorp Dividend Reinvestment and Purchase Plan, or "DRIP," U.S. Bancorp provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the DRIP) in additional shares of U.S. Bancorp common stock. Participants in the DRIP will pay a brokerage commission or service charge, which currently is $.03 per share. The DRIP includes some dollar limitations on participation. Shareholders who are eligible to elect dividend reinvestment may choose to participate in the DRIP with respect to some of their shares and not to participate with respect to others. If shareholders choose not to participate in the DRIP with respect to some or all of their shares, any dividends payable on those shares will be paid in cash and will not be reinvested in U.S. Bancorp common stock.

PREFERRED STOCK OF U.S. BANCORP

    U.S. Bancorp is authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of U.S. Bancorp's board of directors.

    U.S. Bancorp currently has one series of preferred stock authorized and outstanding. As of April 30, 2001, it had 55,796 shares of its Term Participating Preferred Stock outstanding and an additional 790 shares authorized and reserved for issuance.

SHAREHOLDER RIGHTS PLAN

    U.S. Bancorp has a shareholder rights plan that, under certain circumstances, allows holders of U.S. Bancorp common stock to purchase shares in either U.S. Bancorp or an acquiror at a discount to market value in response to specified takeover events that are not approved by U.S. Bancorp's board of directors. For a more detailed description of the shareholder rights plan, see "COMPARISON OF SHAREHOLDER RIGHTS--Shareholder Rights Plan."

                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of NOVA shareholders are presently governed by the Georgia Business Corporation Code, or "GBCC," NOVA's articles of incorporation and NOVA's bylaws. Upon completion of the merger, the rights of NOVA shareholders who become shareholders of U.S. Bancorp in the merger will be governed by the Delaware General Corporation Law, or "DGCL," U.S. Bancorp's certificate of incorporation and U.S. Bancorp's bylaws. The following is a summary of the principal differences between the current rights of NOVA shareholders and those of U.S. Bancorp shareholders following the merger. We do not intend the following to be a complete discussion of the differences in the rights of NOVA and U.S. Bancorp shareholders. This discussion is qualified in its entirety by reference to the DGCL, the GBCC, U.S. Bancorp's certificate of incorporation and bylaws, and NOVA's articles of incorporation and bylaws. U.S. Bancorp's certificate of incorporation and bylaws and NOVA's articles of incorporation and bylaws are presently available from U.S. Bancorp and NOVA, respectively, as well as from the Securities and Exchange Commission, and will be sent to shareholders of NOVA upon request.

BOARD OF DIRECTORS

    NOVA. Under the GBCC, a corporation may provide in its articles of incorporation for a board of directors divided into two or three classes, with the size of the classes as even as possible. Shareholders of Georgia corporations elect directors by a plurality of the votes cast unless the articles of incorporation provide otherwise.

    NOVA's articles of incorporation provide that the board of directors will consist of not less than seven persons, with all directors to be elected by the holders of shares of the NOVA stock at the annual meeting of shareholders. NOVA's articles of incorporation provide that holders of NOVA stock may cumulate their votes. Accordingly, it is possible for the holders of less than a majority of the shares of NOVA stock to elect one or more of the NOVA directors. NOVA's articles of incorporation provide that no bylaw, resolution, written consent or amendment to NOVA's articles of incorporation purporting to create a classified or staggered board of directors or requiring prior notice or qualification of members for directorship will be effective.

    NOVA's directors may be removed with or without cause at any annual or special meeting of the shareholders. Under the GBCC, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal; if cumulative voting is not authorized, a director may be removed only by a majority of the votes entitled to be cast. Accordingly, under NOVA's articles of incorporation, a director may not be removed if the number of votes sufficient to elect him is voted against his removal.

    U.S. BANCORP. The DGCL permits a classified board of directors, divided into as many as three classes. However, the DGCL does not require that the classes be as even in size as possible.

    Under U.S. Bancorp's bylaws, U.S. Bancorp's board of directors has the authority to determine the number of directors from time to time (with the caveat that, under U.S. Bancorp's certificate of incorporation, the number of directors may not be less than 12 nor more than 30). The directors of U.S. Bancorp are divided into three classes (Class I, Class II and Class III), with each class having the same number of directors as nearly as is possible. The term of office of the Class I directors will expire at U.S. Bancorp's annual meeting in 2002, the term of office of the Class II directors will expire at U.S. Bancorp's annual meeting in 2003, and the term of office of the Class III directors will expire at U.S. Bancorp's annual meeting in 2004. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, and the directors so chosen will hold office until the next election of the class for which the directors were chosen and until their successors are elected and qualified.

    The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. If the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. Under U.S. Bancorp's certificate of incorporation, U.S. Bancorp's shareholders may remove a director only for cause upon a majority vote of the shareholders.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

    NOVA. Under the GBCC, the shareholders of a corporation may take any action which they could otherwise take at a meeting of the shareholders by written consent without a meeting of all of the shareholders entitled to vote on such action. The articles of incorporation may also permit the shareholders to act by written consent signed by the shareholders who would be entitled to vote at a meeting and who hold shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. NOVA's articles of incorporation provide that shareholders may take any action required or permitted to be taken at a shareholders' meeting, other than the election of directors, by a written consent executed by shareholders having sufficient voting power to cast not less than the minimum number of votes required to approve such action of a meeting of the shareholders where all shares entitled to vote were present and voted.

    U.S. BANCORP. Under the DGCL, unless a corporation's certificate of incorporation provides otherwise, any action which may be taken at a meeting of the shareholders of a corporation may be taken by written consent without a meeting. Any such written consent must be executed by the holders of outstanding stock having at least the minimum amount of votes necessary to take such action at a meeting where all shareholders entitled to vote on such action are present. U.S. Bancorp's certificate of incorporation provides that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent in writing by such shareholders.

SPECIAL MEETINGS

    NOVA. NOVA's bylaws provide that a special meeting of the NOVA shareholders may be called at any time by the President or any holder or holders of at least 50% of the outstanding NOVA common stock. Special meetings shall be held at such a time and place and on such date as shall be specified in the notice of the meeting.

    U.S. BANCORP. The DGCL permits special meetings of shareholders to be called by the board of directors and any other persons, including shareholders, specified by the certificate of incorporation or bylaws. The DGCL does not require that shareholders be given the right to call special meetings. U.S. Bancorp's bylaws provide that special meetings of shareholders of the corporation may be called only by U.S. Bancorp's board of directors or its chief executive officer.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

    NOVA. Under the GBCC, the board of directors may amend the articles of incorporation to take the following actions without obtaining shareholder approval:

    - delete the names and addresses of the initial directors, initial registered agent or registered office, the initial principal office, and each incorporator;

    - change each issued or each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding;

    - change the corporate name;

    - extend the corporation's duration if it was incorporated at a time the law required limited duration;

    - change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding; or

    - make any other change permitted by the GBCC without shareholder action.

    The board of directors must approve other amendments and recommend them to the shareholders. The shareholders must then approve the amendments by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment unless the articles of incorporation, the bylaws or another provision of the GBCC require a higher vote. In general, the GBCC permits class or series voting on an amendment if the amendment would change the number of authorized shares of a class, unless the articles of incorporation provide otherwise, or adversely affect the rights, powers or preferences of the shares of a class or series in a manner specified by the statute.

    U.S. BANCORP. U.S. Bancorp's certificate of incorporation provides that those portions of the certificate of incorporation relating to the number and classification of directors, filling of vacancies on the board of directors, shareholder action by written consent, business transactions with related persons and limitations on the liability of directors may not be amended without the approval of an 80% shareholder majority. Under Section 242 of the DGCL, all other amendments to U.S. Bancorp's certificate of incorporation require approval by the holders of a majority of the voting power of U.S. Bancorp common stock and resolution of U.S. Bancorp's board of directors in order to amend the certificate of incorporation.

AMENDMENTS TO BYLAWS

    NOVA. The GBCC permits a corporation's board of directors to amend, repeal or adopt bylaws, unless:

    - the articles of incorporation reserve this power exclusively to the shareholders in whole or in part; or

    - the shareholders, in amending or repealing a particular bylaw, expressly reserve the power to amend or repeal that particular bylaw.

    The corporation's shareholders may also amend, repeal or adopt bylaws even though the board may amend or repeal the same bylaws. The shareholders alone may amend, repeal or adopt bylaws limiting the authority of the board of directors or establishing staggered terms for directors. The shareholders alone may adopt bylaws extending a greater quorum or voting requirement for shareholders. In addition, the board of directors may not amend, repeal or adopt a bylaw fixing a greater shareholder quorum or voting requirement unless the bylaw relates to the GBCC's business combination or fair practice provisions. Unless provided otherwise in a corporation's articles of incorporation or bylaws, adoption, amendment or repeal of a bylaw fixing a greater quorum or voting requirement for the board of directors requires the affirmative vote of a majority of the votes entitled to be cast by the shareholders or of a majority of the directors. If the shareholders adopt or amend such a bylaw, the bylaw or amendment may provide that only a specified vote of either the shareholders or the board of directors may amend that bylaw.

    U.S. BANCORP. Pursuant to the DGCL, bylaws may generally be adopted, amended or repealed either by approval of the majority of the outstanding shares entitled to vote or, if provided in a corporation's certificate of incorporation, by approval of the board of directors. U.S. Bancorp's certificate of incorporation authorizes the board to amend U.S. Bancorp's bylaws, and also authorizes the shareholders to adopt, amend, alter or repeal the bylaws adopted by the directors.

GENERAL VOTING REQUIREMENTS

    NOVA. The GBCC provides that unless the articles of incorporation, a bylaw adopted by the shareholders or the GBCC requires a greater number of affirmative votes, action by a voting group on a matter, other than the election of directors, will be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action at a meeting where a quorum is present.

    U.S. BANCORP. The DGCL provides that unless the DGCL, the certificate of incorporation or the bylaws provide otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present will constitute approval by such voting group, except that directors will be elected by a plurality of the votes of the shares entitled to vote.

VOTE REQUIRED FOR CERTAIN TRANSACTIONS

    NOVA. In connection with the approval of proposed mergers and share exchanges, and unless the GBCC requires a greater vote or a vote by voting group, the articles of incorporation, bylaws or board resolutions, the GBCC generally requires:

    - the affirmative vote of a majority of all votes entitled to be cast on the plan for such transaction, voting as a single group; and

    - the affirmative vote of a majority of the votes entitled to be cast by holders of shares of each voting group entitled to vote as a group under the corporation's articles of incorporation.

    Unless the articles of incorporation, bylaws or board resolutions require a greater vote or a vote by voting groups, the GBCC provides that the shareholders must approve the sale of all or substantially all of the assets of a corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups. Shareholders of the surviving corporation generally need not approve a merger if:

    - the articles of incorporation of the surviving corporation will not differ from the current articles;

    - each share of stock of the surviving or acquiring corporation outstanding immediately before the effective date of the merger or share exchange will be an identical outstanding or reacquired share immediately after the merger or share exchange; and

    - the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger or share exchange.

    U.S. BANCORP. Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets generally must be approved by the shareholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. The DGCL does not recognize share exchanges. No approval from the shareholders of the surviving corporation is required if:

    - the corporation's certificate of incorporation will not be amended as a result of the merger;

    - each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

    - any authorized unissued shares or treasury shares of the surviving corporation's common stock to be issued pursuant to the merger, including those initially issuable upon conversion of any other securities to be issued pursuant to the merger, do not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

    Except as disclosed below in "--Business Combinations with Interested Shareholders," U.S. Bancorp's governing documents require approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation. The DGCL does not require shareholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

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BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

    NOVA. The GBCC contains provisions regarding business combinations with interested shareholders. These provisions are designed to encourage any person, before acquiring 10% of the outstanding voting stock of a corporation, to seek approval of its board of directors regarding the terms of any contemplated business combination by prohibiting such business combination for a period of five years, subject to certain exceptions in the statute.

    The provisions of the GBCC regarding business combinations do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. NOVA has adopted the business combination provisions of the GBCC through election in the NOVA bylaws. These provisions, however, are not applicable to the merger with U.S. Bancorp.

    U.S. BANCORP. Unlike the Georgia provisions, Section 203 of the DGCL prohibits a corporation from entering into certain business combination transactions with any interested shareholder for a period of three years from the time the shareholder becomes an interested shareholder, unless a certain super-majority of the shareholders vote in favor of the transaction. The prohibition will not apply if:

    - the board of directors has approved either the proposed business combination or the transaction resulting in interested shareholder status prior to the date that the shareholder became an interested shareholder;

    - upon completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - after the date that the shareholder became an interested shareholder, the interested shareholder obtains the approval of the board of directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested shareholder.

    A Delaware corporation may "opt out" of the requirements of Section 203 of the DGCL if a majority of the outstanding shares entitled to vote adopt an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by Section 203. U.S. Bancorp has not "opted out" of
Section 203.

FAIR PRICE PROVISIONS

    NOVA. The GBCC also contains provisions designed to protect shareholders of Georgia corporations against certain tactics used by acquiring corporations in hostile takeover attempts. Specifically, the fair price provisions provide protection from so-called two-tier transactions. In these transactions, the acquiring party first usually tenders at a substantial premium for a major stock interest in a target corporation. After having acquired such interest, the acquiring party acquires total ownership of the corporation by effecting a freeze-out merger which forces minority shareholders to receive cash or other consideration for their common stock in the acquired corporation.

    Through a provision in the NOVA bylaws, NOVA has elected to be governed by the fair price provisions of the GBCC.

    U.S. BANCORP. Other than Section 203 of the DGCL described above, neither the DGCL nor U.S. Bancorp's certificate of incorporation contains a provision similar to the one described above.

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SHAREHOLDER RIGHTS PLAN

    NOVA. NOVA implemented a shareholder rights plan in July 1999 in order to ensure that NOVA shareholders receive fair and equal treatment in the event of any proposed takeover of NOVA, and to guard against partial tender offers, squeeze-outs, open market accumulation and other tactics intended to gain control of NOVA without paying all shareholders a fair price.

    Under the rights plan, the rights generally are exercisable only if a person or group acquires 10% or more of NOVA's common stock (which percentage may be increased under certain circumstances by the NOVA board of directors to 15%), and each right initially will entitle shareholders, other than the acquiring party, to purchase from NOVA 10 shares of NOVA common stock, subject to adjustment. The number of shares that can be purchased upon exercise of the rights will increase as the number of shares held by the acquiring party increases. The rights will have an exercise price of 20% of the then-current market price of the common stock on the stock acquisition date multiplied by the number of shares of common stock to be received upon exercise. In addition, if NOVA is acquired in a merger or other business combination after a person or group acquired 10% or more of NOVA's outstanding common stock, each holder of rights will be entitled to purchase, at the then-current price, a number of the acquiring party's shares equal in value to those obtainable if the rights were exercisable in NOVA's stock. The rights will expire in July of 2009.

    NOVA has amended its shareholder rights plan to exempt the merger agreement from the provisions of the rights plan.

    U.S. BANCORP. U.S. Bancorp has a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by the U.S. Bancorp board. On February 27, 2001, U.S. Bancorp's board declared a dividend of one preferred share purchase right for each outstanding share of U.S. Bancorp common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.

    Each right allows its holder to purchase from U.S. Bancorp one one-thousandth of a share of U.S. Bancorp Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

    The rights will not be exercisable until the earlier of:

    - 10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock; or

    - 10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of U.S. Bancorp's outstanding common stock.

    The date when the rights become exercisable is referred to in the rights plan as the "distribution date." After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that U.S. Bancorp will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock may not exercise any rights even after the distribution date.

    A person or group that acquires beneficial ownership of 10% or more of U.S. Bancorp's outstanding common stock is called an "acquiring person."

    - FLIP IN. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of U.S. Bancorp common stock at half their market value.

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    - FLIP OVER. If, after a person or group becomes an acquiring person, U.S.
      Bancorp is acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

    U.S. Bancorp's board may redeem the rights for $.01 per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right.

    U.S. Bancorp's board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.

    The terms of the rights plan may be amended by U.S. Bancorp's board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.

CONFLICTING INTEREST TRANSACTIONS

    NOVA. The GBCC states that a director has a conflicting interest with respect to a transaction that the corporation or any other entity in which the corporation has a controlling interest effects or proposes if:

    - whether or not the transaction is brought before the board for action, to the knowledge of the director at the "time of commitment" the director or a related person is a party to the transaction or has a beneficial financial interest in or is so closely linked to the transaction and the transaction is of such financial significance to the director or a related person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction; or

    - transaction is brought, or would normally be brought, before the board of directors for action, and to the knowledge of the director at the time of the commitment any of the following persons is either a party to the transaction or has a beneficial financial interest so closely linked to the transaction and of such financial significance to such person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction:

    - an entity other than the corporation of which the director is a director, general partner, agent or employee;

    - a person that controls one or more of the entities specified above or an entity that is controlled by, or is under common control with, one or more of the entities specified above; or

    - an individual who is a general partner, principal or employer of the director.

    Generally, an action by a shareholder or by or in the right of the corporation may not enjoin, set aside or give rise to an award of damages or other sanctions regarding a director's conflicting interest transaction on the ground of an interest in the transaction of such director or any person with whom such director has a personal, economic or other association, if:

    - the transaction receives the affirmative vote of a majority, but not less than two, of the disinterested directors or a committee of disinterested directors who voted on the transaction after required disclosure to them;

    - a majority of the votes entitled to be cast by disinterested shareholders were cast in favor of the transaction after

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    - notice to the shareholders describing the conflicting interest transactions;

    - disclosure by such director, prior to the shareholders' vote to the secretary of the company of the number and identity of the persons holding or controlling the vote, of all shares that to the knowledge of the director are beneficially owned or the voting of which is controlled by that director or by a related person of the director, or both; and

    - required disclosure to the shareholders who voted on the transaction to the extent the required information was not known by them; or

    - the director can establish that the transaction, judged in the circumstances at the time of commitment, was fair to the corporation.

    The provisions of the GBCC that are applicable to directors also generally apply to officers. These provisions provide that with respect to an officer who is not also a director of the corporation, a conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions if:

    - the transaction was approved by the board of directors after required disclosure;

    - the transaction was approved by the shareholders after required disclosure; or

    - the officer can establish that the transaction, judged in the circumstances at the time of commitment, was fair to the corporation.

    U.S. BANCORP. The DGCL states that contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest will not be void or voidable solely because of such relationship. Similarly, a transaction with a director or officer is not void or voidable solely because such director or officer acts or participates in a board or committee meeting authorizing the contract or transaction. Such transactions are permissible if:

    - the material facts of the relationship or interest and as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum); or

    - the contract or transaction is specifically approved in good faith by the shareholders entitled to vote thereon after the material facts as to the relationship or interest and as to the contract or transaction are disclosed to or are known to those shareholders; or

    - the contract or transaction is fair to the corporation as of the time that it is authorized by the board, a committee of the board or by the shareholders.

    U.S. Bancorp's certificate of incorporation provides that an 80% shareholder majority must approve any "business transaction" with a "related person" unless:

    - the business transaction is approved by a majority of U.S. Bancorp's continuing directors; or

    - all the following criteria are satisfied:

       - certain fair price criteria are met;

       - after the related person acquires at least 10% of the voting power of U.S. Bancorp and before the business transaction is completed, the related person does not acquire any more voting securities of U.S. Bancorp except as part of the transaction in which the related person crossed the 10% threshold or as a result of a pro rata dividend or stock split; and

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       - before the business transaction is completed, the related person does not (1) receive any loans, advances or other financial assistance from U.S. Bancorp, (2) cause any material change in U.S. Bancorp's business or equity capital structure, or (3) without the approval of U.S. Bancorp's continuing directors, cause U.S. Bancorp to fail to pay quarterly cash dividends or to reduce those dividends.

    The definition of "business combination" under U.S. Bancorp's certificate of incorporation is generally similar to that contained in Section 203 of the DGCL. A "related person" is defined as any person or group that beneficially owns 10% or more of the voting power of U.S. Bancorp. A "continuing director" is one who was on the U.S. Bancorp board of directors on April 24, 1986 or whose election was approved by a majority of the then-continuing directors (unless the director in question is a related person and the business transaction to be voted upon is one in which the director has a personal interest other than as a shareholder).

APPRAISAL RIGHTS

    NOVA. The GBCC grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of:

    - certain specified amendments to the articles of incorporation which materially and adversely affect the rights or interests of shareholders in their capacity as shareholders;

    - sales of all or substantially all of the corporation's assets, unless the sale is pursuant to a court order and the proceeds are distributed to the shareholders within one year after the sale; or

    - mergers or share exchanges on which the shareholders are entitled to vote or certain mergers of subsidiaries into parent corporations not requiring a shareholder vote.

    The right of appraisal is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

    - the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise; or

    - in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly-held corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares.

    Under the GBCC, the board of directors may nevertheless grant appraisal rights to shareholders with respect to merger transactions. Shareholders who are entitled to appraisal rights and who perfect those rights subsequently receive cash from the corporation equal to the fair value of their shares as established by agreement of the parties or judicial appraisal. Under the GBCC, however, fair value does not include any appreciation or depreciation in share price due to the anticipated corporate action, such as the merger.

    U.S. BANCORP. Generally, the shareholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the corporation to pay the "fair value" of the dissenting shares. There are statutory rights of appraisal, unless:

    - the stock with respect to which the dissent is made is:

       - listed on a national securities exchange;

       - designated as a national market system security on an interdealer quotation system;

       - held of record by more than 2,000 holders, or

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       - is stock in the surviving corporation in a merger that was legally completed without shareholder approval under Delaware law; and

       - shareholders receive anything in the merger or consolidation other than:

           - shares of stock in the surviving corporation;

           - shares of stock of another corporation that is listed on a national securities exchange, designated as a national market system security or held by more than 2,000 holders, or

           - cash in lieu of fractional shares.

    The DGCL provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certificate of incorporation, any merger or consolidation, regardless of the shareholder's right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. U.S. Bancorp has not made provision for such rights in U.S. Bancorp's certificate of incorporation.

PAR VALUE; DIVIDENDS AND REPURCHASES OF SHARES

    NOVA. The GBCC dispenses with the concept of par value of shares, as well as with statutory definitions of capital and surplus. The GBCC states, however, that solely for the purpose of any statute or regulation imposing any tax or fee based upon capitalization of the corporation, shares shall be deemed to have a nominal or par value of $.01 per share. Where any federal or other statute or regulation requires that shares have par value, a deemed par value shall be determined by the board of directors solely for the purpose of satisfying the requirements of the statute or regulation.

    The GBCC prohibits NOVA from making a distribution to its shareholders, if, after giving such distribution effect:

    - NOVA would not be able to pay its debts as they become due in the usual course of business; or

    - NOVA's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if NOVA were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, unless the NOVA articles permit otherwise.

    The concept of distribution to shareholders includes any share repurchases by NOVA.

    U.S. BANCORP. The DGCL has retained the concepts of par value, capital and surplus. The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid in par value of shares or stated capital). If there is no surplus, dividends may be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. No dividends may be paid unless the amount of capital remaining of the corporation following the payment of the dividend is at least the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

    U.S. Bancorp's certificate of incorporation provides that shares of U.S. Bancorp common stock carry a par value per share of $.01.

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                          DISSENTERS' APPRAISAL RIGHTS

    NOVA shareholders have the right to dissent from the merger and receive cash payment for their shares of NOVA stock by following the procedures set forth in Sections 14-2-1301 through 14-2-1332 of the GBCC. The following is only a summary of the provisions of the GBCC and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement/prospectus as Appendix C.

    The GBCC provides that any dissenting shareholder who wants to object to the merger and receive payment in cash for the fair value of his or her NOVA stock must deliver written notice of his or her intent to dissent and demand payment of the fair value of his or her shares prior to the vote regarding the merger. The notice must be delivered to NOVA Corporation, One Concourse Parkway,
Suite 300, Atlanta Georgia 30328, Attention:             . If you vote in favor
of the merger proposal, you will not be entitled to payment as a dissenter, even if a notice of dissent has been property delivered.

    If the NOVA shareholders approve the merger, NOVA is required to send by registered or certified mail a form of dissenters' notice to each of the dissenting shareholders who filed a written notice of his or her intent to dissent. This dissenters' notice must:

    - state where the dissenting shareholders' first payment demand must be sent and where and when certificates for certificated shares must be deposited;

    - inform the holders of uncertificated shares to what extent transfer of such shares will be restricted after payment demand is made,

    - state the date by which NOVA must receive the first payment demand, as fixed by NOVA between 30 and 60 days after the date the dissenter's notice is delivered, and

    - contain a copy of Article 13 of the GBCC relating to dissenters' rights.

    NOVA is required to send the dissenters' notice to each of the dissenting shareholders no later than 10 days after the date of the merger. The dissenters' notice will be sent to each dissenting shareholder at his or her address as it appears in the stock transfer books of NOVA, unless the dissenting shareholder provides NOVA with a different address.

    Each dissenting shareholder to whom NOVA sends a dissenter's notice must submit a first payment demand for his or her shares to NOVA in accordance with the terms of the dissenters' notice. The first payment demand must contain the name and address of the dissenting shareholder, the number of shares as to which the dissenting shareholder is demanding payment (which must be all of the shares of capital stock of NOVA which he or she owns) and a demand for payment of the fair value of his or her shares. Any dissenting shareholder who does not submit a first payment demand as set forth in the dissenters' notice loses his or her rights to dissent and will not be entitled to payment for his or her shares pursuant to the dissenters' rights provisions of the GBCC.

    Within 10 days of the later of the closing date of the merger or NOVA's receipt of the first payment demand, NOVA will offer to pay the dissenting shareholders who have complied with the provisions of the GBCC the amount NOVA estimates to be the fair value of the shares, plus any accrued interest. NOVA's offer of payment shall be accompanied by:

    - NOVA's balance sheet as of the fiscal year ended not more than 16 months before the date of payment,

    - NOVA's income statement for that year,

    - a statement of changes in NOVA's shareholders' equity for that year

    - NOVA's latest available interim financial statements, if any;

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    - a statement of NOVA's estimate of the fair value of the shares;

    - an explanation of how the interest on the shares was calculated;

    - a statement of the dissenting shareholder's right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

    - a copy of Article 13 of the GBCC.

    A dissenting shareholder may accept NOVA's offer by providing written notice to NOVA within 30 days after the date that NOVA made the offer. A dissenting shareholder is deemed to have accepted such offer by failure to respond within said 30 days. If the offer is accepted or deemed accepted, NOVA will pay for the dissenting shareholder's NOVA stock within 60 days after the date NOVA made the offer or the date of the merger, whichever date is later. If a dissenting shareholder is dissatisfied with NOVA's offer, such dissenting shareholder may make a second payment demand, notifying NOVA in writing of, and demand payment of, his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by NOVA unless such dissenting shareholder makes a second payment demand within 30 days after the date NOVA makes its offer.

    If a dissenting shareholder's second payment demand remains unsettled within 60 days after NOVA receives the dissenting shareholder's second payment demand, NOVA will submit the matter to the Superior Court of Fulton County, Georgia to determine the fair value of the shares and accrued interest. NOVA shall make all dissenting shareholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If NOVA does not commence the proceeding within 60 days after receiving the dissenting shareholder's second payment demand, NOVA shall pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each such dissenting shareholder in his or her second payment demand.

    The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. The GBCC provides that, for purposes of dissenters' rights, the value of the NOVA stock is determined immediately before the merger and that the fair value excludes any appreciation or depreciation in anticipation of the merger.

    At the time of the meeting of the NOVA shareholders, NOVA will calculate the total number of shares of NOVA stock which are the subject of appropriate notices from dissenting shareholders, and NOVA and U.S. Bancorp will determine the appropriate amount to be withheld from the cash available to other shareholders who elect to receive their merger consideration in the form of cash.

                                 LEGAL MATTERS

    The validity of the U.S. Bancorp common stock to be issued in connection with the merger will be passed upon by Dorsey & Whitney LLP. Dorsey & Whitney LLP and Long Aldridge & Norman LLP will deliver their opinions to U.S. Bancorp and NOVA, respectively, as to the federal income tax consequences of the merger. David M. Ivey, Esq., a partner in the firm of Long Aldridge & Norman LLP, is a member of the board of directors of NOVA.

                                    EXPERTS

    The consolidated financial statements of NOVA Corporation appearing in NOVA Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by

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reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of U.S. Bancorp as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to U.S. Bancorp's current report on Form 8-K filed on April 17, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

    U.S. Bancorp's 2001 annual meeting of shareholders took place on April 17, 2001. U.S. Bancorp shareholders wishing to present proposals to be considered at the 2002 annual meeting of shareholders should submit the proposals to U.S. Bancorp in accordance with all applicable rules and regulations of the Securities and Exchange Commission and no later than November 15, 2001. NOVA will hold an annual meeting in the year 2002 only if the merger is not completed. If NOVA holds a 2002 annual meeting of the shareholders, shareholder proposals to be presented at the 2002 annual meeting must be made in writing and received at NOVA's principal executive offices not later than December 28, 2001.

                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, NOVA does not intend to bring any other matters before the special meeting requiring action of the shareholders, nor does it have any information that other matters will be brought before the special meeting. However, if any other matters requiring the vote of the shareholders properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment in the interests of NOVA.

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
                      WHERE YOU CAN FIND MORE INFORMATION

INFORMATION REGARDING U.S. BANCORP

    U.S. Bancorp has filed with the Securities and Exchange Commission (or "SEC") a registration statement under the Securities Act that registers the distribution to NOVA shareholders of the shares of U.S. Bancorp common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about U.S. Bancorp and U.S. Bancorp common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

    In addition, U.S. Bancorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
         Room 1024                      Suite 1300               500 West Madison Street
    Washington, DC 20549         New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

    The SEC also maintains an Internet Web site that contains reports, proxy statements and other information about issuers, like U.S. Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    In addition, you may inspect reports, proxy statements and other information about U.S. Bancorp at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows U.S. Bancorp to "incorporate by reference" information into this proxy statement/ prospectus. This means that U.S. Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

    This proxy statement/prospectus incorporates by reference the documents listed below that U.S. Bancorp has previously filed with the SEC. These documents contain important information about U.S. Bancorp and its financial condition.

U.S. BANCORP SEC FILINGS                                                     PERIOD
------------------------                                  --------------------------------------------
Annual Report on Form 10-K..............................  Year Ended December 31, 2000, as filed
                                                          March 1, 2001

Quarterly Report on Form 10-Q...........................  Quarter Ended on March 31, 2001, as filed
                                                          May 15, 2001

Definitive Proxy Statement..............................  For Annual Meeting of Shareholders held on
                                                          April 17, 2001, as filed March 16, 2001

Current Reports on Form 8-K and Form 8-K/A..............  Filed January 22, 2001, February 28, 2001,
                                                          March 6, 2001, March 12, 2001, March 16,
                                                          2001, April 17, 2001 (two reports),
                                                          April 23, 2001 and May 3, 2001

    U.S. Bancorp incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, as well as proxy statements. Any of these additional documents may contain information that supersedes information contained in this proxy statement/ prospectus or a previously filed document that is incorporated by reference into this proxy statement/ prospectus.

INFORMATION REGARDING NOVA

    The registration statement, including the attached exhibits and schedules, contains additional information about NOVA and NOVA common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

    In addition, NOVA files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
         Room 1024                      Suite 1300               500 West Madison Street
    Washington, DC 20549         New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

    The SEC also maintains an Internet Web site that contains reports, proxy statements and other information about issuers, like NOVA, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    In addition, you may inspect reports, proxy statements and other information about NOVA at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows NOVA to "incorporate by reference" information into this proxy statement/ prospectus. This means that NOVA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

    This proxy statement/prospectus incorporates by reference the documents listed below that NOVA has previously filed with the SEC. These documents contain important information about NOVA and its financial condition.

NOVA SEC FILINGS                                                             PERIOD
----------------                                          --------------------------------------------
Annual Report on Form 10-K..............................  Year Ended December 31, 2000, as filed
                                                          April 2, 2001

Quarterly Report on Form 10-Q...........................  Quarter Ended on March 31, 2001, as filed
                                                          May 14, 2001

Definitive Proxy Statement..............................  For Annual Meeting of Shareholders held on
                                                          May 30, 2001, as filed April 24, 2001

    NOVA incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any of these additional documents may contain information that supersedes information contained in this proxy statement/prospectus or a previously filed document that is incorporated by reference into this proxy statement/prospectus.

INFORMATION REGARDING U.S. BANCORP AND NOVA

    U.S. Bancorp has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to U.S. Bancorp, and NOVA has supplied all such information relating to NOVA. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                U.S. BANCORP                                 NOVA CORPORATION
             Investor Relations                             Investor Relations
               U.S. Bank Place                             One Concourse Parkway
           601 Second Avenue South                              Suite 300
      Minneapolis, Minnesota 55402-4302                   Atlanta, Georgia 30328
          Telephone (612) 973-1111                       Telephone (770) 396-1456

    If you would like to request documents, please do so by       , 2001 to
receive them before the special meeting.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus (including documents to which we refer you in this proxy statement/ prospectus) contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of these risks and uncertainties include the following, in addition to those contained in U.S. Bancorp's and NOVA's reports on file with the SEC:

    - U.S. Bancorp's investments in its consumer banking, payment systems and wealth management business and in its Internet development could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to earnings;

    - general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;

    - changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;

    - the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of U.S. Bancorp's on-balance sheet and off-balance sheet assets, or the availability and terms of funding necessary to meet liquidity needs;

    - changes in the extensive laws, regulations and policies governing financial services companies could alter U.S. Bancorp's business environment or affect operations;

    - the potential need to adapt to industry changes in information technology systems, on which U.S. Bancorp is highly dependent, could present operational issues or require significant capital spending;

    - competitive pressures could intensify and affect U.S. Bancorp's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet, or bank regulatory reform; and

    - acquisitions may not produce revenue enhancements or cost savings at levels or within time-frames originally anticipated, or may result in unforeseen integration difficulties.

    Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events. For further information relating to these and other risks, see "WHERE YOU CAN FIND MORE INFORMATION."

                    APPENDIX A--AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 7, 2001

                                 BY AND BETWEEN

                                  U.S. BANCORP

                                      AND

                                NOVA CORPORATION

                               TABLE OF CONTENTS

RECITALS............................................................................   A-1

ARTICLE I CERTAIN DEFINITIONS.......................................................   A-1
  1.01                  Certain Definitions.........................................   A-1

ARTICLE II THE MERGER...............................................................   A-6
  2.01                  The Merger..................................................   A-6
  2.02                  Effective Date and Effective Time...........................   A-6

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES...............................   A-6
  3.01                  Merger Consideration........................................   A-6
  3.02                  Rights as Shareholders; Stock Transfers.....................   A-9
  3.03                  Fractional Shares...........................................   A-9
  3.04                  Exchange Procedures.........................................  A-10
  3.05                  Anti-Dilution Provisions....................................  A-11
  3.06                  Options and Warrants........................................  A-11

ARTICLE IV ACTIONS PENDING MERGER...................................................  A-13
  4.01                  Forbearances of the Company.................................  A-13
  4.02                  Forbearances of Acquirer....................................  A-15

ARTICLE V REPRESENTATIONS AND WARRANTIES............................................  A-15
  5.01                  Disclosure Schedule.........................................  A-15
  5.02                  Representations and Warranties of the Company...............  A-15
  5.03                  Representations and Warranties of Acquirer..................  A-24

ARTICLE VI COVENANTS................................................................  A-27
  6.01                  Reasonable Best Efforts.....................................  A-27
  6.02                  Shareholder Approval........................................  A-27
  6.03                  Registration Statement......................................  A-28
  6.04                  Press Releases..............................................  A-28
  6.05                  Access; Information.........................................  A-29
  6.06                  Acquisition Proposals.......................................  A-29
  6.07                  Affiliate Agreements........................................  A-30
  6.08                  Stock Exchange Listing......................................  A-30
  6.09                  Regulatory Applications.....................................  A-30
  6.10                  Indemnification; Directors' and Officers' Insurance.........  A-31
                        Takeover Laws; No Right Triggered; No Amendment to Rights
  6.11                  Agreement...................................................  A-32
  6.12                  Notification of Certain Matters.............................  A-32
  6.13                  Accountants' Letters........................................  A-32
  6.14                  Tax Matters.................................................  A-32
  6.15                  Benefit Plans...............................................  A-33
  6.16                  Current Employment Agreements...............................  A-33

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER................................  A-34
                        Conditions to Each Party's Obligation to Effect the
  7.01                  Merger......................................................  A-34
  7.02                  Conditions to Obligation of the Company.....................  A-34
  7.03                  Conditions to Obligation of Acquirer........................  A-35

ARTICLE VIII TERMINATION............................................................  A-36
  8.01                  Termination.................................................  A-36
  8.02                  Effect of Termination and Abandonment.......................  A-38
  8.03                  Termination Fee.............................................  A-38

ARTICLE IX MISCELLANEOUS............................................................  A-38
  9.01                  Survival....................................................  A-38
  9.02                  Waiver; Amendment...........................................  A-39
  9.03                  Counterparts................................................  A-39
  9.04                  Governing Law; Waiver of Jury Trial.........................  A-39
  9.05                  Expenses....................................................  A-39
  9.06                  Notices.....................................................  A-39
  9.07                  Entire Understanding; No Third Party Beneficiaries..........  A-40
  9.08                  Interpretation; Effect......................................  A-40

Exhibit A--Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2001 (this "AGREEMENT"), is made and entered into by and between U.S. BANCORP("ACQUIRER") and NOVA CORPORATION (the "Company").

                                    RECITALS

    A. ACQUIRER. Acquirer is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

    B. COMPANY. The Company is a Georgia corporation, having its principal place of business in Atlanta, Georgia.

    C. INTENTIONS OF THE PARTIES. Acquirer and the Company intend that the merger (the "MERGER") contemplated by this Agreement shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE") and that this Agreement constitute a "plan of reorganization" within the meaning of the Code.

    D. BOARD ACTION. The respective Boards of Directors of the Acquirer and the Company have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the Merger in accordance with the terms provided for herein.

    E. LLC BUYOUT. As a condition to, and concurrently with the execution of, this Agreement, Acquirer, the Company, Firstar Bank U.S.A., N.A., d/b/a Elan Financial Services, and NOVA Information Systems, Inc. are entering into the LLC Buyout Agreement (the "LLC BUYOUT AGREEMENT").

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

    "ACQUIRER" has the meaning set forth in the preamble to this Agreement.

    "ACQUIRER BOARD" means the Board of Directors of Acquirer.

    "ACQUIRER COMMON STOCK" means the common stock, $0.01 par value per share, of Acquirer.

    "ACQUIRER PREFERRED STOCK" has the meaning set forth in Section 5.03(b).

    "ACQUIRER REGULATORY REPORTS" has the meaning set forth in
Section 5.03(j)(iii).

    "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

    "AGGREGATE CASH AMOUNT" has the meaning set forth in Section 3.01(l).

    "AGGREGATE CONSIDERATION" has the meaning set forth in Section 3.01(l).

    "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

    "CARD ASSOCIATIONS" has the meaning set forth in Section 5.02(l).

    "CASH CONSIDERATION" has the meaning set forth in Section 3.01(c).

    "CASH ELECTION" has the meaning set forth in Section 3.01(d).

    "CASH ELECTION NUMBER" has the meaning set forth in Section 3.01(d).

    "CASH ELECTION SHARES" has the meaning set forth in Section 3.01(e).

    "CASH FRACTION" has the meaning set forth in Section 3.01(e).

    "CODE" has the meaning set forth in the recitals to this Agreement.

    "CLOSING ACQUIRER PRICE" has the meaning set forth in Section 3.01(l).

    "COMPANY" has the meaning set forth in the preamble to this Agreement.

    "COMPANY ARTICLES" means the Articles of Incorporation of the Company as in effect as of the date hereof.

    "COMPANY BOARD" means the Board of Directors of the Company.

    "COMPANY BY-LAWS" means the By-Laws of the Company as in effect as of the date hereof.

    "COMPANY COMMON STOCK" means the common stock, $0.01 par value per share, of the Company.

    "COMPANY'S KNOWLEDGE" or words of similar meaning and effect shall mean the knowledge, after due inquiry, of the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or Director of Human Resources.

    "COMPANY MEETING" has the meaning set forth in Section 6.02.

    "COMPANY PREFERRED STOCK" has the meaning set forth in Section 5.02(b).

    "COMPANY STOCK OPTION" has the meaning set forth in Section 3.06(a).

    "COMPANY WARRANT" has the meaning set forth in Section 3.06(c).

    "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in
Section 5.02(p)(i).

    "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 6.05(b).

    "CONTINUING EMPLOYEE" has the meaning set forth in Section 6.15(a).

    "COSTS" has the meaning set forth in Section 6.10(a).

    "DGCL" means the Delaware General Corporation Law, as amended.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

    "DISSENTING SHARES" has the meaning set forth in Section 3.04(f).

    "EFFECTIVE DATE" has the meaning set forth in Section 2.02.

    "EFFECTIVE TIME" has the meaning set forth in Section 2.02.

    "ELECTION" has the meaning set forth in Section 3.01(h).

    "ELECTION DEADLINE" has the meaning set forth in Section 3.01(k).

    "ENVIRONMENTAL LAWS" has the meaning set forth in Section 5.02(r).

    "EMPLOYMENT AGREEMENTS" has the meaning set forth in Section 6.16.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" has the meaning set forth in Section 5.02(p)(iv).

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "EXCHANGE AGENT" has the meaning set forth in Section 3.01(i).

    "EXCHANGE FUND" has the meaning set forth in Section 3.04(a).

    "EXCHANGE RATIO" has the meaning set forth in Section 3.01(c).

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FORM OF ELECTION" has the meaning set forth in Section 3.01(d).

    "FRACTIONAL SHARES" has the meaning set forth in Section 3.01(d).

    "FRB" means the Board of Governors of the Federal Reserve System.

    "GAAP" means United States generally accepted accounting principles, consistently applied.

    "GBCC" means the Georgia Business Corporation Code, as amended.

    "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

    "HOLDER REPRESENTATIVE" has the meaning set forth in Section 3.01(i).

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INDEMNIFIED PARTIES" has the meaning set forth in Section 6.10(a).

    "INJUNCTION" has the meaning set forth in Section 7.01(c).

    "INSURANCE AMOUNT" has the meaning set forth in Section 6.10(c).

    "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.02(s)(i).

    "LATEST COMPANY BALANCE SHEET" has the meaning set forth in
Section 5.02(i).

    "LIABILITIES" has the meaning set forth in Section 5.02(i).

    "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than liens for taxes not yet due and payable.

    "MAILING DATE" has the meaning set forth in Section 3.01(k).

    "MATERIAL ADVERSE EFFECT" means, with respect to Acquirer or the Company, as the case may be, any effect that: (i) is material and adverse to the assets, financial position, results of operations or business of Acquirer and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of either Acquirer or the Company to perform its material obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) changes in accounting requirements or principles, or applicable laws, rules or regulations or interpretations thereof by any court or any Governmental Authority, (b) any expenses incurred by a party hereto in connection with this Agreement or the transactions contemplated hereby, (c) any action or omission of the Company or any of its Subsidiaries or Acquirer or any of its Subsidiaries taken with the prior written consent of the other party hereto, (d) conditions affecting the U.S. economy as a whole, (e) the effect on such party's business as a result of mergers, acquisitions, consolidations or other business combinations in the financial services industry involving third parties that have been announced as of the date hereof, including entities with whom the Company has a bank alliance relationship, or (f) the effect on such party's business (including the effect on existing bank alliance relationships to which the Company is a party) resulting from the announcement or the existence of this Agreement and/or the transactions contemplated hereby.

    "MATERIAL CONTRACT" means, with respect to any Person, any agreement, contract, arrangement, commitment or understanding (whether written or oral):
(i) that is or would be a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (ii) that materially restricts the conduct of its business, or (iii) that is or would be otherwise material to its financial position, results of operations or business.

    "MERGER" has the meaning set forth in Section 2.01(a).

    "MERGER CONSIDERATION" has the meaning set forth in Section 3.01(c).

    "MIXED CONSIDERATION" has the meaning set forth in Section 3.01(c).

    "MIXED ELECTION" has the meaning set forth in Section 3.01(h).

    "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.02(p)(iii).

    "NEW CERTIFICATES" has the meaning set forth in Section 3.04(a).

    "NO ELECTION SHARES" has the meaning set forth in Section 3.01(j).

    "NYSE" means the New York Stock Exchange.

    "OCC" means the Office of the Comptroller of the Currency.

    "OLD CERTIFICATES" has the meaning set forth in Section 3.01(i).

    "PENSION PLAN" has the meaning set forth in Section 5.02(p)(iii).

    "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

    "PLANS" has the meaning set forth in Section 5.02(p)(iii).

    "PREVIOUSLY DISCLOSED" by a party means information set forth in its Disclosure Schedule.

    "PROXY STATEMENT" has the meaning set forth in Section 6.03(a).

    "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03(a).

    "REGULATORY AUTHORITIES" has the meaning set forth in Section 5.03(j)(i).

    "REPLACEMENT OPTION" has the meaning set forth in Section 3.06(a).

    "REPLACEMENT WARRANT" has the meaning set forth in Section 3.06(c).

    "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

    "REPURCHASE OPTION" has the meaning set forth in Section 3.06(b).

    "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

    "RIGHTS AGREEMENT" means the Rights Agreement, dated as of July 9, 1999, between the Company and First Union National Bank, as Rights Agent, as amended by the First Amendment dated August 3, 2000, as further amended by the Second Amendment effective as of November 10, 2000.

    "SEC" means the Securities and Exchange Commission.

    "SEC DOCUMENTS" has the meaning set forth in Section 5.02(g).

    "SECTIONS 1301 ET SEQ." has the meaning set forth in Section 3.04(f).

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

    "SSB" means Salomon Smith Barney.

    "STOCK CONSIDERATION" has the meaning set forth in Section 3.01(c).

    "STOCK ELECTION" has the meaning set forth in Section 3.01(f).

    "STOCK ELECTION NUMBER" has the meaning set forth in Section 3.01(f).

    "STOCK ELECTION SHARES" has the meaning set forth in Section 3.01(g).

    "STOCK FRACTION" has the meaning set forth in Section 3.01(g).

    "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

    "SUPERIOR PROPOSAL" means a bona fide Takeover Proposal which a majority of the disinterested members of the Company Board determines in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after considering the advice of the Company's independent financial advisor that the financial value of the consideration provided for in such Takeover Proposal exceeds the financial value of the Merger Consideration) and for which financing, to the extent required, is then committed by a third party or which, in the reasonable good faith judgment of a majority of such disinterested members (after considering the advice of the Company's independent financial advisor), is highly likely to be financed by such third party.

    "SURVIVING CORPORATION" has the meaning set forth in Section 2.01(a).

    "TAKEOVER LAWS" has the meaning set forth in Section 5.02(w).

    "TAKEOVER PROPOSAL" means, with respect to any Person, (i) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries, or
(ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries (except for cases in which the Significant Subsidiary is a bank alliance entity and such proposal or offer is made pursuant to existing rights relating to such bank alliance), and in each instance other than the transactions contemplated by this Agreement.

    "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    "TAX ADJUSTMENT" has the meaning set forth in Section 3.01(l).

    "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

    "TERMINATION FEE" has the meaning set forth in Section 8.03.

    "TREASURY STOCK" means shares of Company Common Stock held by the Company or by Acquirer or any of its Subsidiaries.

                                   ARTICLE II
                                   THE MERGER

    2.01  THE MERGER.

        (a) THE SURVIVING CORPORATION. At the Effective Time, the Company shall merge with and into Acquirer (the "MERGER"), the separate corporate existence of the Company shall cease and Acquirer shall survive and continue to exist as a Delaware corporation (Acquirer, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Acquirer and the Company may, upon mutual agreement, at any time prior to the Effective Time change the method of effecting the combination with the Company (including, without limitation, the provisions of this Article II) if and to the extent they deem such change to be desirable, including, without limitation, to provide for a merger of the Company directly with and into a wholly owned subsidiary of Acquirer, in which either the Company or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount, method of calculating or kind of Merger Consideration to be issued to holders of Company Common Stock as provided for in this Agreement, or the relative equity interest in Acquirer represented thereby, (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

        (b) EFFECTIVE DATE OF MERGER; EFFECTS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Georgia of a certificate of merger in accordance with Section 14-2-1105 of the GBCC and (ii) the filing in the office of the Secretary of State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL, or such later date and time as may be set forth in such certificates. The Merger shall have the effects prescribed in the GBCC and the DGCL.

        (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation immediately after the Effective Time shall be those of Acquirer as in effect immediately prior to the Effective Time.

        (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Acquirer immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) a date within two business days of the day on which the last of the conditions set forth in Sections 7.01, 7.02 and 7.03 shall have been satisfied or waived in accordance with the terms of this Agreement or
(ii) such other date to which the parties hereto may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

                                  ARTICLE III
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

    3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

        (a) ACQUIRER STOCK. Each share of Acquirer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and, together with the shares converted into Acquirer Common Stock pursuant to Section 3.01(c), shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation.

        (b) TREASURY STOCK. Each of the shares of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        (c) CONVERSION OF COMPANY COMMON STOCK. Subject to the provisions of this Section 3.01, each share of Company Common Stock (together with the associated Rights under the Rights Agreement), other than Treasury Stock, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $31.00 in cash (the "CASH CONSIDERATION") or (ii) 1.407 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of Acquirer Common Stock (the "STOCK CONSIDERATION") or (iii) the right to receive a combination of cash and shares of Acquirer Common Stock determined in accordance with this Section (the "MIXED CONSIDERATION"). (The Cash Consideration, the Stock Consideration or the Mixed Consideration, together with any cash in lieu of fractional shares of Acquirer Common Stock to which a holder of Company Common Stock has the right to receive pursuant to Section 3.03, is referred to collectively herein as the "MERGER CONSIDERATION.")

        (d) CASH ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "CASH ELECTION"). Notwithstanding the foregoing and subject to Section 3.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger, together with any fractional shares of Acquirer Common Stock resulting from application of the Exchange Ratio ("FRACTIONAL SHARES") and any Dissenting Shares (as defined in
    Section 3.04(f)) (the "CASH ELECTION NUMBER"), shall be 40% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "FORM OF ELECTION"), which Form of Election shall be in such form as Acquirer and the Company shall mutually agree.

        (e) CASH ELECTION SHARES. If the aggregate number of shares of Company Common Stock covered by Cash Elections, together with any Fractional Shares and Dissenting Shares (the "CASH ELECTION SHARES"), exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the "CASH FRACTION"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Acquirer Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

        (f) STOCK ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Acquirer Common Stock for all or any part of such holder's shares of Company Common Stock (a "STOCK ELECTION"). Notwithstanding the foregoing and subject to
    Section 3.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Acquirer Common Stock in the Merger (the "STOCK ELECTION NUMBER") shall be 60% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Stock Elections shall be made on a Form of Election.

        (g) STOCK ELECTION SHARES. If the aggregate number of shares of Company Common Stock covered by Stock Elections (the "STOCK ELECTION SHARES") exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Acquirer Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "STOCK FRACTION"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and
    (ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

        (h) MIXED ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Acquirer Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "MIXED ELECTION" and, collectively with Stock Election and Cash Election, the "ELECTION"). Notwithstanding the foregoing and subject to
    Section 3.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration shall be 40%, and the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Acquirer Common Stock in the Merger shall be 60%, in each case, of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Mixed Elections shall be made on a Form of Election. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 3.01(d) and (e), and the shares such holder elects to be converted into the right to receive shares of Acquirer Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 3.01(f) and (g).

        (i) FORM OF ELECTION. To be effective, a Form of Election must be properly completed, signed and submitted to such paying and exchange agent (which shall be a commercial bank or trust company) as Acquirer and the Company shall mutually agree (the "EXCHANGE AGENT"), and accompanied by the certificates representing the shares of Company Common Stock ("OLD CERTIFICATES") as to which the election is being made (or by an appropriate guarantee of delivery of such Old Certificate signed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). A holder of record of shares of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "HOLDER REPRESENTATIVE") may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Holder Representative for a particular beneficial owner. Acquirer shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Acquirer (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquirer nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 3.01, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

        (j) DEEMED NON-ELECTION. For the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (the "NO ELECTION SHARES") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Acquirer or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares shall be treated as Cash Election Shares or Stock Election Shares, as Acquirer shall determine so as to minimize the amount of cash to be received by holders making Stock Elections and the amount of Acquirer Common Stock to be received by holders making Cash Elections.

        (k) ELECTION DEADLINE. Acquirer and the Company shall each use its reasonable best efforts to cause copies of the Form of Election to be mailed on the Mailing Date (as defined below) to each holder of record of shares of Company Common Stock (other than holders of Treasury Stock) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Company Common Stock. In order to be effective, a Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the 25th calendar day following the Mailing Date, or such other time and date as Acquirer and the Company may mutually agree (the "ELECTION DEADLINE"). All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

        (l) TAX ADJUSTMENT. Notwithstanding anything in this Article III to the contrary, the sum of (i) the aggregate amount of cash that will be issued in the Merger as Cash Consideration, (ii) any cash amounts to be paid pursuant to Section 3.03 for Fractional Shares, (iii) any cash amounts to be paid for Dissenting Shares pursuant to Section 3.04(f) (assuming that the cash to be paid for each Dissenting Share is equal to the Closing Acquirer Price, as defined below, for purposes of such calculation), (iv) any other amounts paid by Acquirer or the Company to or on behalf of any stockholder of the Company in connection with the sale, redemption or other disposition of any shares of capital stock of the Company in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), and
    (v) the amount of any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Section 1.368-1T(e) (the sum of such amounts, the "AGGREGATE CASH AMOUNT") shall not exceed 50% of the Aggregate Consideration (as defined below). The "AGGREGATE CONSIDERATION" shall be equal to the number of shares of Acquirer Common Stock to be issued in the Merger times the Closing Acquirer Price plus the Aggregate Cash Amount. The "CLOSING ACQUIRER PRICE" means the closing price of the Acquirer Common Stock on the New York Stock Exchange (composite transactions list), as reported by THE WALL STREET JOURNAL, on the last trading day prior to the Effective Date. If the Aggregate Cash Amount as so calculated would exceed 50% of the Aggregate Consideration, Acquirer may, but shall not be required to, either increase the number of shares of Acquirer Common Stock to be issued in the Merger on a proportionate basis or may increase the Stock Election Number (and decrease the Cash Election Number) such that the Aggregate Cash Amount would not exceed 50% of the Aggregate Consideration (the "TAX ADJUSTMENT"). In the event that Acquirer does not make the Tax Adjustment and the tax opinions provided for in either Section 7.02(c) or 7.03(c) cannot be delivered as result of Acquirer's failure to make the Tax Adjustment, then the delivery of such opinions shall no longer be conditions to the Closing.

    3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive any dividend or other distribution with respect to Company Common Stock with a record date occurring prior to the Effective Date and the Merger Consideration provided in this
Article III, including any dissenter's rights provided in Section 3.04(f). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

    3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no certificates for fractional shares of Acquirer Common Stock, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquirer shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Acquirer Common Stock (after taking into account all of the shares of Company Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Acquirer Common Stock, as reported by the NYSE Composite Transactions Reporting

System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

    3.04  EXCHANGE PROCEDURES.

        (a) DEPOSIT OF EXCHANGE FUND. At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, an amount of cash and certificates or book-entry securities representing shares of Acquirer Common Stock ("NEW CERTIFICATES") required to effect the conversion of Company Common Stock into Acquirer Common Stock, and cash in accordance with Sections 3.01(c), 3.03 and 3.04(f) (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "EXCHANGE FUND").

        (b) EXCHANGE OF CERTIFICATES. As promptly as practicable after the Effective Date, Acquirer shall send or cause to be sent to each former holder of record of shares of Company Common Stock (other than Cash Election Shares or Treasury Stock) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the Merger Consideration set forth in this Article III. Acquirer shall cause the New Certificates representing Acquirer Common Stock into which shares of a holder's Company Common Stock are converted on the Effective Date and/or a check in respect of the Cash Consideration into which shares of a holder's Company Common Stock are converted at the Effective Time and any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such holder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Acquirer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such holder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such Person shall be entitled to receive pursuant to this
    Article III upon such delivery.

        (c) UNCLAIMED CERTIFICATES. If Old Certificates are not surrendered or consideration therefore is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration and any unpaid dividends or distributions thereon shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquirer (and to the extent not in its possession shall be paid over to Acquirer), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (d) DISTRIBUTIONS IN RESPECT OF UNCLAIMED CERTIFICATES. No dividends or other distributions with respect to Acquirer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Acquirer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this Section 3.04, and no such shares of Acquirer Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this Section 3.04. After becoming so entitled and after having complied with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of

    Acquirer Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (e) DISPOSITION OF UNCLAIMED EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be returned by the Exchange Agent to Acquirer if Acquirer so requests. In the event of the return of such Exchange Fund to Acquirer, subject to Section 3.04(c), any shareholders of the Company who have not heretofore complied with this Article III shall thereafter look only to Acquirer for payment of the shares of Acquirer Common Stock, cash in lieu of any fractional shares of Acquirer Common Stock, and unpaid dividends and distributions on Acquirer Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon.

        (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a "dissenter" as defined in Section 14-2-1301 of the GBCC (such shares are referred to herein as "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration but, instead, the holder thereof shall be entitled to receive payment of the fair value of such Dissenting Shares as determined in accordance with the provisions of Sections 14-2-1301 through14-2-1332 ("SECTIONS 1301 ET SEQ.") of the GBCC; PROVIDED, HOWEVER, that if any holder of Dissenting Shares shall subsequently withdraw his or her demand for the payment of the fair value of such shares or fails to establish or perfect or otherwise loses his or her entitlement to payment of the fair value of such shares as provided in Sections 1301 et seq., such holder shall not be entitled to receive payment of the fair value of such shares of Company Common Stock as contemplated by Sections 1301 et seq. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right, each of such holder's shares of Company Common Stock shall thereupon be deemed to be No Election Shares for all purposes under this
    Article III.

    3.05 ANTI-DILUTION PROVISIONS. In the event Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Acquirer Common Stock, or Acquirer declares a stock dividend or extraordinary cash dividend, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the Stock Consideration shall be equitably and proportionately adjusted as appropriate. If, between the date hereof and the Effective Time, Acquirer shall merge, be acquired or consolidate with, by or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Acquirer Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Acquirer Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Acquirer Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Acquirer Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Acquirer).

    3.06  OPTIONS AND WARRANTS.

        (a) At the Effective Time, except as otherwise agreed between Acquirer and the holders thereof, all outstanding options to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time under any of the Compensation and Benefit Plans (all such options of an option holder having the same exercise price, a "COMPANY STOCK OPTION") shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Acquirer Common Stock equal to (i) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded up (or down as provided below with respect to "incentive stock options") to the nearest whole number) (all such new options of an option holder, a "REPLACEMENT OPTION"), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (y) the exercise price per share for the shares of Company Common Stock which were purchasable pursuant to such Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, the Company shall take all reasonable action, if any, necessary with respect to the Compensation and Benefit Plans to permit the replacement of the outstanding Company Stock Options by Acquirer pursuant to this Section. At the Effective Time, Acquirer shall assume the Compensation and Benefit Plans; PROVIDED, that such assumption shall be only in respect of the Replacement Options resulting from the conversion of Company Stock Options issued under such plans and that Acquirer shall have no obligation with respect to any awards under the Compensation and Benefit Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Compensation and Benefit Plans. The Company shall not, and shall cause any Compensation and Benefit Plan administrator not to, take any action prior to the Effective Time that will extend the exercise period of any Company Stock Option or cause the vesting period of any Company Stock Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Stock Options.

        (b) All outstanding rights of the Company that it may hold immediately prior to the Effective Time to repurchase vested or unvested shares of Company Common Stock (the "REPURCHASE OPTIONS") shall continue in effect following the Merger and shall continue to be exercisable by Acquirer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the conversion to Acquirer Common Stock and the Exchange Ratio.

        (c) At the Effective Time, except as otherwise agreed between Acquirer and the holders thereof, all outstanding warrants to purchase shares of Company Common Stock (all such warrants of a warrant holder having the same exercise price, a "COMPANY WARRANT") shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the number of shares of Acquirer Common Stock equal to
    (i) the number of shares of Company Common Stock subject to the Company Warrant, multiplied by (ii) the Exchange Ratio (such product rounded up to the nearest whole number) (all such new warrants of a warrant holder, a "REPLACEMENT WARRANT"), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (y) the exercise price per share for the shares of Company Common Stock which were purchasable pursuant to such Company Warrant divided by (z) the Exchange Ratio. At or prior to the Effective Time, the Company shall take all reasonable action, if any, necessary with respect to the applicable warrants or warrant agreements to permit the replacement of the outstanding Company Warrants by Acquirer pursuant to this Section.

        (d) Prior to the Effective Time, Acquirer shall reserve for issuance the number of shares of Acquirer Common Stock necessary to satisfy Acquirer's obligations under this Section 3.06.

                                   ARTICLE IV
                             ACTIONS PENDING MERGER

    4.01 FORBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Acquirer (which consent shall not be unreasonably withheld), the Company will not, and will cause (to the extent the Company has the legal or contractual ability to do so) each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course in accordance in all material respects with all applicable laws, rules and regulations and past practice.

        (b) DELAY. Take any action that the Company knows would materially and adversely affect or delay the ability of the Company or Acquirer to perform any of their respective obligations under this Agreement.

        (c) CAPITAL STOCK. Other than pursuant to the Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

        (d) DIVIDENDS, ETC. (i) Take, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock or any Rights with respect to the Company securities.

        (e) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed, enter into, renew, modify or amend any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any of its Subsidiaries, or grant any bonus or any salary or wage increase or establish or increase any employee benefit (including incentive or bonus payments), except (i) for individual increases in compensation and/or benefits to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice (PROVIDED that the Company shall not enter into any new employment agreements with employees at the vice president level or higher without the prior written consent of Acquirer).

        (f) BENEFIT PLANS. Enter into, establish, adopt, modify or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (g) DISPOSITIONS. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the assets, business or properties of the Company or any of its Subsidiaries except in the ordinary course of business; provided, that any such sale, transfer, mortgage, encumbrance or disposition of any real property shall not be considered to be in the ordinary course of business.

        (h) ACQUISITIONS. Acquire all or any portion of the assets, business or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Company and its Subsidiaries, taken as a whole.

        (i) CAPITAL EXPENDITURES. Except as Previously Disclosed, and except as otherwise permitted pursuant to Section 4.01(h) above, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $1,000,000 in the aggregate.

        (j)  GOVERNING DOCUMENTS.  Amend the Company Articles or Company
    By-Laws.

        (k) ACCOUNTING METHODS. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

        (l) CONTRACTS. Except in the ordinary course of business consistent with past practice, and except as otherwise permitted pursuant to Sections 4.01(h) and 4.01(i) above, enter into, terminate or renew any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

        (m)  ADVERSE ACTIONS.

           (i) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

           (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in
       (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

        (n) INDEBTEDNESS; LIABILITIES. Other than indebtedness incurred under the Company's existing line of credit, incur any indebtedness for borrowed money in an amount exceeding $5,000,000 in the aggregate or voluntarily incur or become subject to any material liability, in each case other than in the ordinary course of business consistent with past practice.

        (o) DISCHARGE. Discharge or satisfy any material lien or encumbrance on the material properties or assets of the Company or any of its Subsidiaries or pay or cancel any material debt, liability or claim of the Company or any of its Subsidiaries or otherwise waive any rights of material value of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice.

        (p) INSURANCE. Permit the current insurance policies of the Company or any of its Subsidiaries to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverages substantially equal to the coverages under the canceled, terminated or lapsed policies are in full force and effect.

        (q) SETTLEMENTS. Enter into any settlement or similar agreement or action with respect to any suit, proceeding, order or investigation to which the Company or any of its Subsidiaries becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company or its Subsidiaries of amounts in excess of $500,000.

        (r)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.02 FORBEARANCES OF ACQUIRER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Acquirer will not, and Acquirer will cause each of its Subsidiaries not to:

        (a) DELAY. Take any action Acquirer knows would materially and adversely affect or delay the ability of the Company or Acquirer to perform any of their respective obligations under this Agreement.

        (b)  ADVERSE ACTIONS.

           (i) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

           (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in
       (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.01 DISCLOSURE SCHEDULE. On or prior to the date hereof, the Company has delivered to Acquirer a schedule (the "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.02; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Sections 7.02(a) and 7.03(a), and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item has had or will have a Material Adverse Effect.

    5.02  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Subject to
Section 5.01 and except as Previously Disclosed, the Company hereby represents and warrants to Acquirer:

        (a) ORGANIZATION, STANDING AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified, except where the failure to be so licensed and qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such authorizations in effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of the Company Articles and Company By-Laws which have been provided to Acquirer prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. Complete and accurate copies of the minute books of the Company have been made available to Acquirer and fairly and accurately reflect, in all material respects, all material corporate action taken by the Company Board and the shareholders of the Company since December 31, 1998.

        (b) COMPANY CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of the Company consists solely of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock (the "COMPANY PREFERRED STOCK"). As of April 30, 2001, there were 65,401,748 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, 8,266,143 shares of Company Common Stock were held in treasury by the Company or otherwise owned by the Company. As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance, except (i) a total of 8,498,733 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Compensation and Benefit Plans,
    (ii) a total of 4,115,962 shares of Company Common Stock were reserved for issuance under stock options that may be granted pursuant to the Compensation and Benefit Plans, (iii) a total of 550,000 shares of Company Common Stock were reserved for issuance under the Rights Agreement and
    (iv) a total of 110,000 shares of Company Common Stock were reserved for issuance in connection with Previously Disclosed transactions. The Company has provided or made available to Acquirer complete and accurate copies of all such agreements, arrangements (including all stock option plans) or commitments referred to above. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as referred to above or as Previously Disclosed, the Company does not have any Rights issued or outstanding with respect to any shares of Company Common Stock or any other equity securities of the Company.

        (c)  SUBSIDIARIES; OWNERSHIP OF OTHER SECURITIES.

           (i) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of incorporation of each such Subsidiary. Except as Previously Disclosed, (A) the Company owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Subsidiaries (other than to it or its Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries), and (E) all of the shares of capital stock of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

           (ii) None of the Company or its Subsidiaries owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Except as Previously Disclosed, each of the Company's Subsidiaries has been duly organized or formed and is validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of such Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such authorizations in effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (d) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate or other power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been duly approved by the Company Board on or prior to the date hereof and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby (other than approval of the Merger by the Company's shareholders required by applicable law). This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles). The Company Board has received the opinion of SSB to the effect that as of the date hereof the consideration to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

        (f)  REGULATORY APPROVALS; NO DEFAULTS.

           (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the transactions contemplated hereby, where failure to obtain such consents or approvals, or to make such filings and registrations would, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation except for: (A) the filings and applicable requirements under the HSR Act with respect to both this Agreement and the LLC Buyout Agreement; (B) filings with the SEC and state securities authorities; (C) the approval of the Merger by the shareholders of the Company; and (D) the filing of the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, the Company is not aware of any reason why the approvals set forth in
       Section 7.01(b) will not be received.

           (ii) Except as Previously Disclosed, and subject to receipt of the regulatory and shareholder approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

               (A) constitute a breach or violation of, a default under, result in the loss of any benefit under or give rise to any Lien, penalty, acceleration of performance or remedies or any right of termination or suspension under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, arrangement, understanding, indenture, deed of trust, note, bond, mortgage, lease or other instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or

               (B) constitute a breach or violation of, or a default under, the Company Articles or Company By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

        (g)  FINANCIAL REPORTS AND SEC DOCUMENTS.  The Annual Reports on
    Form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed subsequent to

    December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, the "SEC DOCUMENTS"), of the Company or any of its Subsidiaries, as of the date filed (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to supersede information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of the Company or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present, in all material respects, the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of the Company or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (h) NO MATERIAL ADVERSE EFFECT. Except as Previously Disclosed, since December 31, 2000, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or will have a Material Adverse Effect with respect to the Company.

        (i) ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted ("LIABILITIES"), required to be reflected in the balance sheets of the Company and its Subsidiaries in accordance with GAAP have been so reflected, except for such Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has no Liabilities except (i) as reflected in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000 contained in the Company's SEC Documents (the "LATEST COMPANY BALANCE SHEET"),
    (ii) Liabilities which have arisen after the date of the Latest Company Balance Sheet in the ordinary course of business, none of which is a material uninsured liability, (iii) as otherwise Previously Disclosed and
    (iv) Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (j) LITIGATION. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened, except such litigation, claim or other proceeding that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is subject to any material and outstanding order, writ, injunction or decree.

        (k) COMPLIANCE WITH LAWS; PERMITS. Except where failure to do or be so would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries:

           (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of the Company and its Subsidiaries, including without limitation the Occupational Safety and Health Act of 1970 and all other applicable laws relating to the business practices of the Company and its Subsidiaries;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened;

          (iii) is in compliance with the provisions of its articles of incorporation or association and its by-laws or similar governing documents; and

           (iv) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization.

        (l) ASSOCIATION REGULATIONS. Except as Previously Disclosed, or except where failure to do or be so would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries (i) has obtained all sponsorships that are required to be a member of the VISA and MasterCard card associations and any other credit card association applicable to the Company or its Subsidiaries (the "CARD ASSOCIATIONS"), (ii) is registered with each Card Association as a certified processor and service provider, and (iii) is registered as a Tier 1 Acquirer Processor with the VISA Card Association and as a Type I Third Party Processor with the MasterCard Card Association. All such registrations are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened and the Company is, and to the knowledge of the Company, each third party affiliated with the Company or any of its Subsidiaries is, in compliance with all applicable by-laws, requirements, regulations, operating rules, manuals and standards applicable to members of the Card Associations, including such by-laws, requirements, regulations, operating rules, manuals and standards applicable to members having the Company's or its Subsidiaries' status of registration with the Card Associations, except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any notification or communication from any Card Association (i) asserting that the Company or any of its Subsidiaries, or any third party affiliated with the Company or any of its Subsidiaries, is not in compliance with any of the by-laws, requirements, regulations, operating rules, manuals and standards of such Card Association, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company or
    (ii) threatening to revoke any material registration.

        (m) MATERIAL CONTRACTS; DEFAULTS. Except as Previously Disclosed and except for those agreements and other documents filed as exhibits to the Company's SEC Documents, none of the Company or its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a Material Contract. None of the Company or its Subsidiaries is in default and no circumstances exist under which by notice or passage of time (or both) it would be in default under any Material Contract to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company's knowledge, there has been no default, cancellation or breach by any other party to any Material Contract to which the Company or any of its Subsidiaries is a party, except for such defaults, cancellations or breaches that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (n) NO BROKERS. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the fee to be paid to SSB as Previously Disclosed.

        (o) EMPLOYEES. To the Company's knowledge, as of the date of this Agreement, there is no announced or anticipated resignation of any key employee of the Company or any of its Subsidiaries. The Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and non-discrimination, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (p)  EMPLOYEE BENEFIT PLANS.

           (i) The Company has Previously Disclosed a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, all employment or severance contracts, all medical, dental, vision, adoption assistance, transportation, legal services, death, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement, for which the Company is or may be financially liable, which the Company has committed to implement, adopt or contribute to in the future or which is currently maintained or contributed to by the Company or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "COMPENSATION AND BENEFIT PLANS").

           (ii) Complete and accurate copies of the Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to Acquirer.

          (iii) Each of the Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), covering employees or former employees of the Company and its Subsidiaries (the "PLANS"), to the extent subject to ERISA, are in compliance in all material respects with ERISA, the Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of the Company or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination letter from the Internal Revenue Service covering all plan terms as to which retroactive correction is no longer available under Code Section 401(b), any voluntary employees' beneficiary association used to fund Compensation and Benefit Plans has received an exemption letter from the Internal Revenue Service, and the Company is not aware of any circumstances reasonably likely to result in the revocation or disregard of any such favorable determination letter. Except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

           (iv) Except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of

       Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither the Company nor any of its present or former Subsidiaries nor any ERISA Affiliate of it or any of its Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of the Company or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

           (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of the Company or any of its Subsidiaries have been made, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither any Pension Plan of the Company or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of the Company or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (vi) Under each Pension Plan of the Company or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

          (vii) None of the Company or its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or
       Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA),
       (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

         (viii) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit, except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           (ix) Except as Previously Disclosed, no Compensation and Benefit Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of
       Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by

       Acquirer or the Company that are not deductible (in whole or in part) under Section 280G of the Code, except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (q) LABOR MATTERS. Except as Previously Disclosed, none of the Company or its Subsidiaries is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company's knowledge, threatened, nor to the Company's knowledge is there any activity involving any employee of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (r) ENVIRONMENTAL MATTERS. Neither the conduct nor operation by the Company or its Subsidiaries of its business nor any condition of any property presently or previously leased, occupied or operated by any of them violates or violated any Environmental Laws, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability under Environmental Laws, except for liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice from any person or entity that the Company or its Subsidiaries or the operation or condition of any property ever leased, occupied or operated by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property, except for violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations.

        (s)  INTELLECTUAL PROPERTY.

           (i) The Company and its Subsidiaries own or have the right to use all copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the "INTELLECTUAL PROPERTY") that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted, other than those rights the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           (ii) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Subsidiaries' use or ownership of, any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, other than any such suit, action or proceeding that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (iii) The conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries and the products or services produced, sold or licensed by the Company and its Subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, co-investorship, or any express or implied contract for any use or transfer, other than any such infringement, violation or appropriation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (t) TAX MATTERS. Except in such instances where failure to do or be so would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

           (i) Each of the Company and its Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or at any time was a member have filed all Tax Returns required to be filed (taking into account permissible extensions) by them on or prior to the date hereof, and have paid all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes reflected on the Latest Company Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of the Company and its Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Company Balance Sheet or which may subsequently be determined to be owing with respect to any such period. None of the Company or its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of the Company and its Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time, shall have been paid by or on behalf of the Company and its Subsidiaries or shall be reflected on the books of the Company and its Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Company Balance Sheet, without taking account of the Merger. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. Since December 31, 1995, no demand or claim has been made against the Company or any of its Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which the Company or any of its Subsidiaries was at any time a member. The Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (u) BOOKS AND RECORDS. The books and records of each of the Company and its Significant Subsidiaries prepared on or after December 31, 1998, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

        (v) INSURANCE. The Company has Previously Disclosed each material insurance policy maintained by the Company or any of its Subsidiaries with respect to its properties and assets. Prior to the date hereof, the Company has provided or made available to Acquirer complete and, in all material respects, accurate copies of each of the insurance policies described on the Company's Disclosure Schedule. All such insurance policies are in full force and effect, in all material respects, and the Company is not in material default with respect to its material obligations under any of such insurance policies.

        (w) TAKEOVER LAWS; RIGHTS AGREEMENT. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any applicable "moratorium", "control share", "fair price," "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER

    LAWS"). The Company has taken all action and completed all amendments to the Rights Agreement necessary so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the passage of time, result in (i) the grant of any Rights to any Person under the Rights Agreement or enable or require the Company's outstanding Rights to be exercised, distributed or triggered, (ii) Acquirer becoming an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the occurrence of a "Distribution Date" or "Stock Acquisition Date" (as defined in the Rights Agreement).

    5.03 REPRESENTATIONS AND WARRANTIES OF ACQUIRER. Acquirer hereby represents and warrants to the Company as follows:

        (a) ORGANIZATION, STANDING AND AUTHORITY. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Acquirer and each of its Significant Subsidiaries is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified, except where the failure to be so licensed and qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer. Acquirer has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such authorizations in effect would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer.

        (b) ACQUIRER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Acquirer consists solely of 4,000,000,000 shares of Acquirer Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share ("ACQUIRER PREFERRED STOCK"). As of April 30, 2001, there were 1,907,945,380 shares of Acquirer Common Stock and 55,696 shares of Acquirer Preferred Stock issued and outstanding. As of such date, 2,685,147 shares of Acquirer Common Stock were held in treasury by Acquirer or otherwise owned by Acquirer. As of the date of this Agreement, no shares of Acquirer Common Stock or Acquirer Preferred Stock were reserved for issuance, except that 207,200,000 shares of Acquirer Common Stock were reserved for issuance pursuant to Acquirer's employee and director stock purchase and option plans and dividend reinvestment plan, 260,768 shares were reserved for issuance under outstanding warrants to purchase Acquirer Common Stock. As of the date of this Agreement, 890 shares of Acquirer Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, Acquirer does not have any Rights issued or outstanding with respect to any shares of Acquirer Common Stock or Acquirer Preferred Stock or any other equity securities of Acquirer. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

        (c) CORPORATE POWER. Each of Acquirer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Acquirer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Acquirer and the Acquirer Board on or prior to the date hereof and no other corporate proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of Acquirer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (e)  REGULATORY APPROVALS; NO DEFAULTS.

           (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Acquirer or any of its Subsidiaries in connection with the execution, delivery or performance by Acquirer of this Agreement or to consummate the transactions contemplated hereby, where failure to obtain such consents or approvals or to make such filings and registrations would, individually or in the aggregate, have a Material Adverse Effect on Acquirer, except for: (A) the filings and applicable requirements under the HSR Act with respect to both this Agreement and the LLC Buyout Agreement; (B) filings with the SEC and state securities authorities and the approval of the listing on the NYSE of Acquirer Common Stock to be issued in the Merger; and (C) the filing of the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, Acquirer is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received.

           (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

               (A) constitute a breach or violation of, a default under, result in the loss of any benefit under or give rise to any Lien, penalty, acceleration of performance or remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, deed of trust, note, bond, mortgage, lease or other instrument of Acquirer or of any of its Subsidiaries or to which Acquirer or any of its Subsidiaries or any of their respective properties is subject or bound, except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer; or

               (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Acquirer or any of its Subsidiaries.

        (f) FINANCIAL REPORTS AND SEC DOCUMENTS. The SEC Documents of Acquirer or any of its Subsidiaries, as of the date filed: (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and
    (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to supersede information of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Acquirer or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present, in all material respects, the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Acquirer or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present, in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (g) NO MATERIAL ADVERSE EFFECT. Since December 31, 2000, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or will have a Material Adverse Effect with respect to Acquirer.

        (h) TAX MATTERS. Except in such instances where failure to do or be so would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer:

           (i) Each of Acquirer and its Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which Acquirer or any of its Subsidiaries is or at any time was a member have filed all Tax Returns required to be filed (taking into account permissible extensions) by them on or prior to the date hereof, and have paid all Taxes relating to the time periods covered by such returns and reports. Each of Acquirer and its Subsidiaries has paid in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Acquirer or any of its Subsidiaries. None of Acquirer or its Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. Since December 31, 1995, no demand or claim has been made against Acquirer or any of its Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Acquirer or any of its Subsidiaries was at any time a member. As of the date hereof, Acquirer has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (i) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Acquirer or any of its Subsidiaries and, to Acquirer's knowledge, no such litigation, claim or other proceeding has been threatened, except such litigation, claim or other proceeding that would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer. None of Acquirer or its Subsidiaries is subject to any material and outstanding order, writ, injunction or decree.

        (j) REGULATORY MATTERS. Except in such instances that would not, individually or in the aggregate, have a Material Adverse Effect on
    Acquirer:

           (i) None of Acquirer or its Subsidiaries or any of their properties is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FRB, the FDIC and/or any other State regulatory agencies) (collectively, the "REGULATORY AUTHORITIES").

           (ii) None of Acquirer or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (iii) Since December 31, 1998, each of Acquirer and its Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "ACQUIRER REGULATORY REPORTS"). As of their respective dates or as subsequently amended prior to the date hereof, each of the Acquirer Regulatory Reports was true and correct and complied in all material respects with the requirements of the applicable form for each such Acquirer Regulatory Report.

        (k) COMPLIANCE WITH LAWS; PERMITS. Except where failure to do or be so would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer, each of Acquirer and its Subsidiaries:

           (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Acquirer and its Subsidiaries, including without limitation the Occupational Safety and Health Act of 1970 and all other applicable laws relating to the business practices of Acquirer and its Subsidiaries;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Acquirer's knowledge, no suspension or cancellation of any of them is threatened;

          (iii) is in compliance with the provisions of its certificate of incorporation or association or similar governing document and its by-laws; and

           (iv) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Acquirer or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or
       (B) threatening to revoke any license, franchise, permit or governmental authorization.

                                   ARTICLE VI
                                   COVENANTS

    6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the Company and Acquirer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6.02 SHAREHOLDER APPROVAL. The Company shall take, in accordance with the GBCC, NYSE rules and the Company Articles and Company By-Laws, all action necessary to convene, an appropriate meeting of shareholders of the Company to consider and vote upon (i) the approval of the Merger and (ii) any other matters required to be approved by the shareholders of the Company for consummation of the Merger (including any adjournment or postponement, the "COMPANY MEETING"), as promptly as reasonably practicable. The Company Board shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its shareholders. The Company Board may not withdraw or modify its recommendation except as expressly permitted by Section 6.06(b).

    6.03  REGISTRATION STATEMENT.

        (a) REGISTRATION STATEMENT. Acquirer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Acquirer with the SEC in connection with the issuance of Acquirer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "PROXY STATEMENT") and all related documents). Each of the Company and Acquirer agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquirer also agrees to use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to Acquirer all information concerning the Company, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

        (b) QUALITY OF INFORMATION. Each of the Company and Acquirer agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in:

           (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

           (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

        Each of the Company and Acquirer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or that it has omitted to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement and the Registration Statement.

        (c) NOTICES REGARDING REGISTRATION. Acquirer agrees to advise the Company, promptly after Acquirer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Acquirer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04 PRESS RELEASES. Each of the Company and Acquirer agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    6.05  ACCESS; INFORMATION.

        (a) ACCESS. The Company agrees that upon reasonable notice, it shall afford Acquirer and Acquirer's officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Acquirer may reasonably request and, during such period, the Company shall furnish promptly to Acquirer (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as Acquirer may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)  CONFIDENTIALITY.  All information furnished to Acquirer pursuant to
    Section 6.05(a) shall be subject to, and Acquirer shall hold all such information in confidence in accordance with, the provisions of the Mutual Nondisclosure Agreement dated February 6, 2001 (the "CONFIDENTIALITY AGREEMENT") between U.S. Bank National Association and the Company. The Company shall have the same obligations to Acquirer with respect to information furnished to the Company by Acquirer.

        (c) INVESTIGATION. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06  ACQUISITION PROPOSALS.

        (a) The Company shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Acquirer with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise Acquirer following the receipt by the Company of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the Acquirer of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. Notwithstanding the first sentence of this Section 6.06(a), in the event that the Company Board determines in good faith and after considering the advice of outside legal counsel (who may be its regularly engaged outside legal counsel), after the Company has received an unsolicited Takeover Proposal that is a Superior Proposal, that the failure to do so would result in a breach of the Company Board's fiduciary duties to the Company's shareholders, the Company may, in response to an unsolicited request therefor, furnish information with respect to the Company to, and enter into discussions with, the party making the Superior Proposal pursuant to a customary confidentiality agreement.

        (b) Except as expressly permitted by this Section 6.06(b), the Company Board may not (i) withdraw or modify in a manner adverse to Acquirer, the approval or recommendation by the Company Board of the Merger or this Agreement, (ii) approve or recommend any Takeover Proposal, or (iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Takeover Proposal.

    Notwithstanding the foregoing, in the event that prior to the date of the Company Meeting, the Company Board determines in good faith, after the Company has received a Superior Proposal and after considering the advice of outside legal counsel (who may be its regularly engaged outside legal counsel), that failure to do so would result in a breach of its fiduciary duties to the Company's shareholders under applicable law, the Company Board may upon not less than three business days notice to Acquirer of the Company Board's intention to do so take any of the actions specified in (i) through
    (iii) of the first sentence of this Section 6.06(b) in order concurrently to enter into a definitive agreement with respect to a Superior Proposal, provided it shall, concurrently with entering into such agreement, terminate this Agreement pursuant to the provisions of Section 8.01(g) hereof and pay or cause to be paid to Acquirer the Termination Fee required by
    Section 8.03 hereof.

    6.07 AFFILIATE AGREEMENTS. The Company shall use its reasonable best efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to execute and deliver to Acquirer on or before the date of mailing of the Proxy Statement a written agreement in the form of EXHIBIT A hereto.

    6.08 STOCK EXCHANGE LISTING. Acquirer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquirer Common Stock to be issued to the holders of Company Common Stock in the Merger, other than any shares to be issued out of Acquirer's treasury for which such listing is not required.

    6.09  REGULATORY APPLICATIONS.

        (a) COOPERATION WITH FILINGS. The Company and Acquirer and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the consummation of the transactions contemplated by the LLC Buyout Agreement, if applicable), including, without limitation, any such approvals or authorizations required pursuant to the HSR Act (including, without limitation, in connection with the LLC Buyout Agreement, if applicable), and
    (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. The Company agrees that separate filings will be made pursuant to the HSR Act for the Merger and the transactions contemplated by the LLC Agreement, if applicable. Each of Acquirer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b) AGREEMENT TO FURNISH INFORMATION. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority. Any such information that is not ultimately included in any publicly available filing, notice or application shall be kept confidential in accordance with
    Section 6.05(b).

    6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (a) INDEMNIFICATION BY ACQUIRER. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) to the fullest extent permitted by law. Acquirer shall also advance expenses as incurred to the fullest extent permitted under Delaware law, upon receipt of any undertaking required by applicable law.

        (b) INDEMNIFICATION PROCEDURE. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Acquirer thereof, but the failure to so notify shall not relieve Acquirer of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquirer. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time):

           (i) Acquirer shall have the right to assume the defense thereof and Acquirer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquirer elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquirer shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received;

           (ii) the Indemnified Parties will cooperate in the defense of any such matter; and

          (iii) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Acquirer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

        (c) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Effective Date, Acquirer shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by the Company; PROVIDED, HOWEVER, that in no event shall Acquirer be required to expend more than 300% per annum of the current amount expended by the Company (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if Acquirer is unable to obtain the insurance called for by this Section 6.10(c), Acquirer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and PROVIDED, FURTHER, that officers and directors of the Company or any of its Subsidiaries may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance.

        (d) SUCCESSOR LIABILITY. If Acquirer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquirer shall assume the obligations set forth in this Section 6.10.

    6.11  TAKEOVER LAWS; NO RIGHT TRIGGERED; NO AMENDMENT TO RIGHTS AGREEMENT.

        (a) No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect that purport to apply to this Agreement or the transactions contemplated hereby.

        (b) The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any Person (i) under the Company Articles or Company By-Laws, (ii) under the Rights Agreement or (iii) under any other material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by the mandatory provisions under the Compensation and Benefit Plans).

        (c) Except as expressly contemplated in this Agreement, the Company shall not (i) amend the Rights Agreement in any manner, or (ii) unless required to do so by a final, nonappealable judgment of a court of competent jurisdiction, redeem any Right under the Rights Agreement without the prior written consent of Acquirer.

    6.12 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Acquirer shall give prompt notice to the other of any fact, event or circumstance known to it that:

           (i) individually or taken together with all other facts, events and circumstances known to it, has had or will have a Material Adverse Effect, or

           (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.13 ACCOUNTANTS' LETTERS. Each of Acquirer and the Company shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter of PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    6.14 TAX MATTERS. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns of the Company and its Subsidiaries, including all Compensation and Benefit Plan returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; PROVIDED, HOWEVER, that the Company shall not file (and shall cause not to be filed) any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes outside the ordinary course of business, without prior consultation with Acquirer; PROVIDED, FURTHER, that the Company shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Acquirer.

    6.15  BENEFIT PLANS.

        (a) From time to time after the Effective Date, Acquirer may, at its sole discretion subject to the terms of each Compensation and Benefit Plan, cause all or any of the Compensation and Benefit Plans maintained by the Company to be discontinued or amended, so long as the standard set forth in the next sentence is still met by the aggregate of any remaining Compensation and Benefit Plans and any other compensation and employee benefit plans of Acquirer, the Surviving Corporation, or the Surviving Corporation's subsidiaries that are provided to the Continuing Employees. If any Compensation and Benefit Plans maintained by the Company are so discontinued or amended, Acquirer shall cause Continuing Employees to be provided with compensation and employee benefit plans that are no less favorable in the aggregate than those provided to other similarly situated employees of Acquirer or the Surviving Corporation and their respective subsidiaries. Notwithstanding anything to the contrary in the foregoing, it is understood and agreed that Acquirer shall provide severance benefits under the General Severance Pay Program of Acquirer for at least one year after the Effective Date (rather than any other severance pay program that Acquirer may now maintain or hereafter establish, or the severance pay program of the Company). As used in this Agreement, "CONTINUING EMPLOYEES" means former employees of the Company and its Subsidiaries who, on the Effective Date, become employees of Acquirer, the Surviving Corporation or the Surviving Corporation's subsidiaries.

        (b) If a Continuing Employee becomes a participant in any compensation or employee benefit plan of Acquirer, the Surviving Corporation, or the Surviving Corporation's subsidiaries, for which service is taken into account or recognized, such Continuing Employee shall be given credit under such plan for all service with the Company or its Subsidiaries from not later than the Continuing Employee's most recent date of hire prior to the Effective Date by the Company or its Subsidiary, as the case may be (as provided by the Company to Acquirer prior to the Effective Date) for purposes of eligibility, vesting and determining benefit accruals and the rate of benefit accruals (except that credit shall not be given for purposes of determining benefit accruals and the rate of benefit accruals under pension and other retirement plans), provided that there be shall be no obligation to duplicate any benefits provided under any Compensation and Benefit Plan of the Company or its Subsidiaries that continues in effect following the Effective Date.

        (c) This Section 6.15 is an agreement solely between the Company and Acquirer. Nothing in this Section 6.15, whether express or implied, shall be considered to be a contract with any other person, or shall confer upon any employee of the Company, the Company's Subsidiaries, the Acquirer, the Surviving Corporation, or the Surviving Corporation's subsidiaries, any rights or remedies that such person did not already have, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

    6.16 CURRENT EMPLOYMENT AGREEMENTS. If any Employment Agreement (as defined below) is terminated prior to the Effective Time, and the respective employee party thereto would not otherwise be bound by the non-disclosure, nonsolicitation and noncompetition covenants set forth therein for a two-year period following the date of termination of employment, the Company agrees to exercise the "Two Year Option" provided for therein with respect to such employee. For purposes of this Section 6.16, "EMPLOYMENT AGREEMENTS" shall mean those separate agreements entered into between the Company and each of Cherie M. Fuzzell, Edward Grzedzinski, Pamela A. Joseph, David M. McMiller and Steve M. Scheppmann, each effective as of February 22, 2001.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Acquirer and the Company to consummate the Merger is subject to the fulfillment or written waiver by Acquirer and the Company prior to the Effective Time of each of the following conditions:

        (a) SHAREHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the shareholders of the Company.

        (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such approvals shall contain any conditions or restrictions that will have a Material Adverse Effect with respect to Acquirer or the Surviving Corporation.

        (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "INJUNCTION") which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        (d) REGISTRATION STATEMENT; NYSE LISTING. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (e) BLUE SKY APPROVALS. All material permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Acquirer Common Stock to be issued in the Merger shall have been received and be in full force and effect.

        (f) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

    7.02 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Acquirer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); PROVIDED, HOWEVER, that for purposes of this Section 7.02, such representations and warranties (other than the representations set forth in Sections 5.03(d) and 5.03(g), which shall be true in all material respects) shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on Parent; and (ii) the Company shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF ACQUIRER. Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

    Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

        (c) OPINION OF THE COMPANY'S COUNSEL. The Company shall have received an opinion from Long Aldridge & Norman LLP, counsel to the Company, in form and substance reasonably satisfactory to both the Company and Acquirer, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Acquirer and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that accordingly:

           (i) No gain or loss will be recognized by Acquirer or the Company as a result of the Merger;

           (ii) No gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

          (iii) The tax basis of the Acquirer Common Stock received by the shareholders who exchange all of their Company Common Stock solely for Acquirer Common Stock in the Merger will be the same as the tax basis of Company Common Stock surrendered in exchange therefor; and

           (iv) The holding period of the Acquirer Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, the Company and others.

        (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event has occurred or circumstances arisen that, individually or in the aggregate, has had or will have a Material Adverse Effect with respect to Acquirer.

    7.03 CONDITIONS TO OBLIGATION OF ACQUIRER. The obligation of Acquirer to consummate the Merger is also subject to the fulfillment or written waiver by Acquirer prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); PROVIDED, HOWEVER, that for purposes of this Section 7.03, such representations and warranties (other than the representations set forth in Sections 5.02(b), 5.02(e), 5.02(h) and 5.02(n), which shall be true in all material respects) shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on the Company; and
    (ii) Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided that the Company shall have performed its agreements contained in Sections 4.01(c) and (d) in all respects; and Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.

        (c) OPINION OF ACQUIRER'S COUNSEL. Acquirer shall have received an opinion from Dorsey & Whitney LLP, Minneapolis, Minnesota, counsel to Acquirer, in form and substance reasonably satisfactory to both the Company and Acquirer, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Acquirer and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that accordingly:

           (i) No gain or loss will be recognized by Acquirer or the Company as a result of the Merger;

           (ii) No gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

          (iii) The tax basis of the Acquirer Common Stock received by the shareholders of the Company who exchange all of their Company Common Stock solely for Acquirer Common Stock in the Merger will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor; and

           (iv) The holding period of the Acquirer Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, the Company, and others.

        (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event has occurred or circumstances arisen that, individually or in the aggregate, has had or will have a Material Adverse Effect with respect to the Company.

        (e) EXERCISE OF DISSENTERS' RIGHTS. The total shares of Company Common Stock held by shareholders of the Company who have indicated in accordance with the GBCC (and not withdrawn) their intent to elect to exercise dissenters' rights under the GBCC shall not exceed 40% of the shares of Company Common Stock outstanding as of the date of the Company Meeting. Acquirer shall have received a certificate of the Chief Financial Officer of the Company to that effect.

                                  ARTICLE VIII
                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, as set forth below:

        (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual written consent of Acquirer and the Company.

        (b) BREACH. At any time prior to the Effective Time, by Acquirer or the Company (provided that the terminating party is not then in breach of any representation or warranty, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Effective Date, the failure of the conditions set forth in Section 7.02(a) or 7.03(a), as the case may be, or in breach of any material covenant or other agreement contained herein), upon written notice to the other party, in the event of either:

           (i) a breach by the other party of any representation or warranty contained herein, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Effective Date, the failure of the conditions set forth in Section 7.02(a) or 7.03(a), as the case may be, and which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, or

           (ii) a breach in any material respect by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach.

        (c) DELAY. At any time prior to the Effective Time, by Acquirer or the Company, in the event that the Merger is not consummated by December 31, 2001, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth herein.

        (d)  NO APPROVAL.  By the Company or Acquirer, in the event:

           (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or

           (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Company Meeting or the Company Meeting is not called and held as provided in Section 6.02.

        (e) FAILURE TO RECOMMEND, ETC. By Acquirer if (i) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquirer or recommended or approved any Takeover Proposal by a party not affiliated with Acquirer or
    (ii) the Company shall have entered into any agreement in principle or definitive agreement with respect to any such Takeover Proposal or
    (iii) the Company Board or any committee thereof shall have resolved to do any of the foregoing.

        (f) FAILURE OF CONDITION. By either Acquirer or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy.

        (g) EXECUTION OF DEFINITIVE AGREEMENT BY THE COMPANY. By the Company in connection with entering into a definitive agreement providing for a Superior Proposal in accordance with Section 6.06(b), provided the Company has complied with all provisions in Section 6.06(b), including payment of the Termination Fee required by Section 8.03.

        (h) ACQUIRER SIGNIFICANT STOCK DECLINE. By the Company, if the average of the daily closing prices of a share of Acquirer Common Stock as reported on the consolidated tape of the NYSE during any period of ten consecutive trading days after the date hereof is less than $15.50;

    PROVIDED, HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to the provisions of this Section 8.01(h) if Acquirer agrees to adjust the Exchange Ratio in such a manner as to provide the shareholders of the Company with Stock Consideration per share of Company Common Stock with a value greater than or equal to $21.80; PROVIDED, FURTHER, that if Acquirer elects to so adjust the Exchange Ratio in order to increase the Stock Consideration, Acquirer shall not be entitled to eliminate the delivery of tax opinions as a condition to Closing pursuant to the last sentence of Section 3.01(l). For purposes of this Section 8.01(h), if Acquirer declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date three days prior to the Effective Date, the closing prices for the common stock of Acquirer shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01, and
(b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination; PROVIDED, HOWEVER, that any termination shall not affect the LLC Buyout Agreement.

    8.03  TERMINATION FEE.  In the event that this Agreement is terminated:

        (a) by the Company pursuant to Section 8.01(g),

        (b) by Acquirer pursuant to Section 8.01(e), or

        (c) by either Acquirer or the Company pursuant to Section 8.01(b) or
    Section 8.01(d)(ii) and both (i) prior to such termination and after the date hereof, a Takeover Proposal is publicly announced and (ii) a Takeover Proposal is consummated, or an agreement providing for a Takeover Proposal is entered into, on or prior to the date that is 18 months after the date of such termination, then in any such case the Company shall promptly pay to Acquirer a fee of $65,000,000 (the "TERMINATION FEE") in immediately available funds; PROVIDED, HOWEVER, that a Termination Fee payable as a result of a termination of this Agreement by Acquirer pursuant to Section 8.03(b) (as a result of any Company Board or Company Board committee action or inaction described in
Section 8.01(e)(i) or (iii)) shall be paid at the time an agreement providing for a Takeover Proposal is entered into by the Company; PROVIDED, FURTHER, HOWEVER, that the Termination Fee referred to in the immediately preceding proviso shall be paid promptly upon such termination of this Agreement if the Company has breached its agreements in Section 6.06(b)(i) or (ii). Notwithstanding the foregoing, the Termination Fee shall not be payable at any time when Acquirer shall be in material breach of any of its covenants or agreements contained in this Agreement such that the Company shall be entitled to terminate this Agreement pursuant to Section 8.01(b). Acquirer's right to receive such fee, and ability to enforce the provisions of this Section 8.03 shall not be subject to approval by the shareholders of the Company. Upon and after payment of the Termination Fee to Acquirer, the Company shall not have any liability to Acquirer for any breach by the Company specified in
Section 8.01(b).

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than those covenants and agreements which by their terms apply in whole or in part after the Effective Time, and this Article IX which shall survive the

Effective Time) or the termination of this Agreement (other than Sections 6.05(b), 8.02 and 8.03, and this Article IX, each of which shall survive such termination).

    9.02  WAIVER; AMENDMENT.

        (a) At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
    (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        (b) Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would violate the GBCC or reduce the amount or change the form of the consideration to be received by the Company shareholders in the Merger.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law apply). Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated thereby.

    9.05 EXPENSES. Except as otherwise provided in Section 8.03 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company, to:          NOVA Corporation
                                One Concourse Parkway
                                Suite 300
                                Atlanta, Georgia 30328
                                Attention: Cherie M. Fuzzell, Esq.
                                Facsimile: (770) 698-1046

With a copy to:                 Long Aldridge & Norman LLP
                                5300 One Peachtree Center
                                303 Peachtree Street
                                Atlanta, Georgia 30309
                                Attention: David M. Ivey, Esq.
                                Facsimile: (404) 527-4198

If to Acquirer, to:             U.S. Bancorp
                                U.S. Bank Place
                                601 Second Avenue South
                                Minneapolis, Minnesota 55402
                                Attention: Lee R. Mitau, Esq.
                                Facsimile: (612) 973-4333

With a copy to:                 Dorsey & Whitney LLP
                                Pillsbury Center South
                                220 South Sixth Street
                                Minneapolis, Minnesota 55402-1498
                                Attention: Jay L. Swanson, Esq.
                                Facsimile: (612) 340-8738

    9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, in each case other than the Confidentiality Agreement. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that
Section 6.10 shall inure to the benefit of the persons identified therein.

    9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 7, 2001.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                                       NOVA CORPORATION

                                                       By:    /s/ Edward Grzedzinski
                                                              --------------------------------------
                                                       Name:  Edward Grzedzinski
                                                              --------------------------------------
                                                       Title: Chairman of the Board, President and
                                                              Chief Executive Officer
                                                              --------------------------------------

                                                       U.S. BANCORP

                                                       By:    /s/ Jerry A. Grundhofer
                                                              --------------------------------------
                                                       Name:  Jerry A. Grundhofer
                                                              --------------------------------------
                                                       Title: President and Chief Executive Officer
                                                              --------------------------------------

                  APPENDIX B--OPINION OF SALOMON SMITH BARNEY

May 6, 2001

The Board of Directors
NOVA Corporation
One Concourse Parkway,
Suite 300
Atlanta, Georgia, 30328

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of NOVA Corporation (the "Company"), par value $0.01 per share ("Company Common Stock"), of the Merger Consideration to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and between the Company and US Bancorp ("USB"). As more fully described in the Merger Agreement, the Company will merge with and into USB (the "Merger"), and each outstanding share of Company Common Stock (other than certain shares specified in the Agreement) will be converted into the right to receive consideration (the "Merger Consideration") consisting of, at the option of the holders of Company Common Stock (subject to the limitations described below), (i) $ 31.00 in cash (the "Cash Consideration") or
(ii) 1.407 shares of common stock of USB, par value $0.01 per share ("USB Common Stock"), or (iii) the right to receive a combination of cash and shares of USB Common Stock determined in accordance with the merger agreement. At least 60% of the aggregate Merger Consideration will consist of shares of USB Common Stock.

    In arriving at our opinion, we reviewed a draft of the Merger Agreement, dated May 5th, 2001, and held discussions with certain senior officers and other representatives and advisors of each of the Company and USB concerning the businesses, operations and prospects of the Company and USB. We examined certain publicly available business and financial information relating to the Company and USB as well as certain other information and data for the Company and USB which were provided to or otherwise discussed with us by the managements of the Company and USB. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Company Common Stock and USB Common Stock; the historical and projected earnings and other operating data of the Company and USB; and the historical and projected capitalization and financial condition of the Company and USB. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and USB. We also evaluated the pro forma financial impact of the Merger on USB. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have relied on publicly available third-party equity research forecasts, and we express no view with respect to such forecasts or the assumptions on which they were based. With respect to forecasts of cost savings and operating synergies forecasted by the managements of the Company and USB to result from the Merger, we have been advised by the managements of the Company and USB that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and USB as to the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or USB, nor have we made any physical inspection of the properties or assets of the Company or USB. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and a purchase in accordance with generally accepted accounting principles. We are not expressing any opinion as to what the value of the USB Common Stock actually will be when issued in the Merger or the price at which USB Common Stock will trade subsequent to the Merger. Representatives of the Company have advised us, and we have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any of the conditions precedent to the Merger contained in the Merger Agreement. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable only upon the consummation of the Merger. We have in the past provided and currently are providing investment banking services to the Company and USB unrelated to the Merger, for which we have received and will receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of the Company and USB for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with the Company, USB and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney

             APPENDIX C--GEORGIA BUSINESS CORPORATION CODE SECTION
                        DEALING WITH DISSENTERS' RIGHTS

                                CODE OF GEORGIA
             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
                        CHAPTER 2. BUSINESS CORPORATIONS
                         ARTICLE 13. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Current through 2000 General Assembly

14-2-1301  Definitions.

    As used in this article, the term:

       (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code
           Section 14-2-1302.

       (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

       (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

       (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

       (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (8) "Shareholder" means the record shareholder or the beneficial shareholder.

    (Code 1981, s 14-2-1301, enacted by Ga. L. 1988, p. 1070, s 1; Ga. L. 1993,
p. 1231, s 16.)

14-2-1302  Right to dissent.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

       (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

       (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

       (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

       (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

       (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303  Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320  Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code
Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321  Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

       (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (2) Must not vote his shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

       (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

       (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

       (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

       (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

    (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

       (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

       (2) A statement of the corporation's estimate of the fair value of the shares;

       (3) An explanation of how the interest was calculated;

       (4) A statement of the dissenter's right to demand payment under Code
           Section 14-2-1327; and

       (5) A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

       (1) The dissenter believes that the amount offered under Code
           Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

       (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

       (1) The shareholder may demand the information required under subsection
           (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

       (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the Internal Revenue Service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code
Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

       (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as directors and officers of U.S. Bancorp. The indemnified directors, advisory directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors, advisory directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which the action or suit was brought shall determine otherwise. U.S. Bancorp may indemnify officers, advisory directors and directors only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

     Article Ninth of U.S. Bancorp's certificate of incorporation provides that a director will not be liable to U.S. Bancorp or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to U.S. Bancorp or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the directors derived an improper personal benefit.

     Article VI of U.S. Bancorp's bylaws provides that the officers, directors and advisory directors of U.S. Bancorp will be indemnified to the full extent permitted by the DGCL. The board of directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee's employment with U.S. Bancorp. U.S. Bancorp will pay expenses incurred by officers, directors and advisory directors in defending actions in advance of any final disposition if the officer, director or advisory director agrees to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified under the bylaws, Delaware law or otherwise.

     U.S. Bancorp maintains a standard policy of officers' and directors' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

         2.1 Agreement and Plan of Merger dated as of May 7, 2001, by and between U.S. Bancorp and NOVA. (Included in proxy statement/prospectus as Appendix A.) U.S. Bancorp agrees to furnish a supplemental copy of omitted schedules to the Securities and Exchange Commission upon request.

         3.1 Restated Certificate of Incorporation of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000.)

         3.2      Restated Bylaws of U.S. Bancorp. (Incorporated by reference to
                  Exhibit 3.2 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000.)

         4.1 Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

         4.2 Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent, and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and 4.19 to U.S. Bancorp's Registration Statement on Form S-3, File No. 33-61667.)

         4.3 Certificate of Designation and Terms of Term Participating Preferred Stock of U.S. Bancorp. (Incorporated by reference to
                  Exhibit 4.1 to U.S. Bancorp's Registration Statement on
                  Form S-4, File No. 333-75603.)

         4.4 Forms of Warrant Agreements, dated as of November 5, 1996, between Monarch Bancorp (predecessor of Western Bancorp) and certain Warrantholders, and accompanying Forms of Warrants, assumed by U.S. Bancorp upon its acquisition of Western Bancorp on November 15, 1999. (Incorporated by reference to
                  Exhibit 4.5 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999.)

         5.1 Opinion of Dorsey & Whitney LLP as to legality of the securities being registered. *

         8.1      Tax opinion of Dorsey & Whitney LLP.

         8.2      Tax opinion of Long Aldridge & Norman LLP.

         23.1     Consent of Dorsey & Whitney LLP. (Included in Exhibit 5.1.)

         23.2     Consent of Dorsey & Whitney LLP. (Included in Exhibit 8.1.)

         23.3     Consent of Long Aldridge & Norman LLP. (Included in
                  Exhibit 8.2.)

         23.4 Consent of PricewaterhouseCoopers LLP (relating to consolidated financial statements of U.S. Bancorp).

         23.5 Consent of Ernst & Young LLP (relating to consolidated financial statements of NOVA).

         24.1     Powers of Attorney.

         99.1     Form of Proxy for Special Meeting of Shareholders of NOVA.

         99.2     Form of Form of Election.

         99.3     Form of Notice of Guaranteed Delivery.

         99.4     Consent of Salomon Smith Barney.

            *     To be filed by amendment.

     (b) Financial Statement Schedules.

         Not Applicable.

     (c) Reports, Opinions and Appraisals.

         Included as Appendix B to the proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its certificate of incorporation, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 1, 2001.

                                            U.S. Bancorp
                                            By: /s/ Jerry A. Grundhofer
                                               ---------------------------------
                                            Jerry A. Grundhofer
                                            President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                               Title                    Date
 ------------------------------------    ------------------------------    ------------
 /s/ Jerry A. Grundhofer                 President, Chief Executive        June 1, 2001
 ------------------------------------    Officer and Director
 Jerry A. Grundhofer                     (principal executive officer)

 /s/ David M. Moffett                    Vice Chairman, Chief Financial    June 1, 2001
 ------------------------------------    Officer and Director
 David M. Moffett                        (principal financial officer)

 /s/ Terrance R. Dolan                   Senior Vice President             June 1, 2001
 ------------------------------------    and Controller
 Terrance R. Dolan                       (principal accounting officer)

                                         Chairman and Director
 ------------------------------------
 John F. Grundhofer

 /s/ Linda L. Ahlers*                    Director                          June 1, 2001
 ------------------------------------
 Linda L. Ahlers

 /s/ Victoria Buyniski Gluckman*         Director                          June 1, 2001
 ------------------------------------
 Victoria Buyniski Gluckman

 /s/ Arthur D. Collins, Jr.*             Director                          June 1, 2001
 ------------------------------------
 Arthur D. Collins, Jr.

                                         Director
 ------------------------------------
 Peter H. Coors

 /s/ John C. Dannemiller*                Director                          June 1, 2001
 ------------------------------------
 John C. Dannemiller

 /s/ Joshua Green III*                   Director                          June 1, 2001
 ------------------------------------
 Joshua Green III

                                         Director
 ------------------------------------
 J.P. Hayden, Jr.

 /s/ Roger L. Howe*                      Director                          June 1, 2001
 ------------------------------------
 Roger L. Howe

 /s/ Thomas H. Jacobsen*                 Director                          June 1, 2001
 ------------------------------------
 Thomas H. Jacobsen


                                         Director
 ------------------------------------
 Delbert W. Johnson

 /s/ Joel W. Johnson*                    Director                          June 1, 2001
 ------------------------------------
 Joel W. Johnson

 /s/ Jerry W. Levin*                     Director                          June 1, 2001
 ------------------------------------
 Jerry W. Levin

 /s/ Sheldon B. Lubar*                   Director                          June 1, 2001
 ------------------------------------
 Sheldon B. Lubar

 /s/ Frank Lyon, Jr.*                    Director                          June 1, 2001
 ------------------------------------
 Frank Lyon, Jr.

 /s/ Daniel F. McKeithan, Jr.*           Director                          June 1, 2001
 ------------------------------------
 Daniel F. McKeithan, Jr.

 /s/ David B. O'Maley*                   Director                          June 1, 2001
 ------------------------------------
 David B. O'Maley

 /s/ O'dell Owens*                       Director                          June 1, 2001
 ------------------------------------
 O'dell M. Owens

 /s/ Thomas E. Petry*                    Director                          June 1, 2001
 ------------------------------------
 Thomas E. Petry


                                       II-4





                                         Director
 ------------------------------------
 Richard G. Reiten

 /s/ S. Walter Richey*                   Director                          June 1, 2001
 ------------------------------------
 S. Walter Richey

 /s/ Warren R. Staley*                   Director                          June 1, 2001
 ------------------------------------
 Warren R. Staley

 /s/ Patrick T. Stokes*                  Director                          June 1, 2001
 ------------------------------------
 Patrick T. Stokes

 /s/ John J. Stollenwerk*                Director                          June 1, 2001
 ------------------------------------
 John J. Stollenwerk

 *By /s/ Terrance R. Dolan               Attorney-in-fact for the
     --------------------------------    persons indicated above with
      Terrance R. Dolan                  an *
      Attorney-in-fact



                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION                                                    PAGE
------     -----------                                                    ----
 2.1       Agreement and Plan of Merger dated as of May 7, 2001, by and between U.S. Bancorp and NOVA. (Included in proxy
           statement/prospectus as Appendix A.) U.S. Bancorp agrees to furnish a supplemental copy of omitted schedules to the
           Securities and Exchange Commission upon request.

 3.1 Restated Certificate of Incorporation of U.S. Bancorp, as amended. incorporated by reference to Exhibit 3.1 to U.S.
           Bancorp's Annual Report on Form 10-K for the year ended
           December 31, 2000.)

 3.2       Restated Bylaws of U.S. Bancorp. (Incorporated by reference to
           Exhibit 3.2 to U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000.)

 4.1 Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

 4.2       Warrant Agreement, dated as of October 2, 1995, between U.S.
           Bancorp and First Chicago Trust Company of New York, as
           Warrant Agent, and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and 4.19 to U.S. Bancorp's Registration
           Statement on Form S-3, File No. 33-61667.)

 4.3       Certificate of Designation and Terms of Term Participating
           Preferred Stock of U.S. Bancorp. (Incorporated by reference to
           Exhibit 4.1 to U.S. Bancorp's Registration Statement on
           Form S-4, File No. 333-75603.)

 4.4 Forms of Warrant Agreements, dated as of November 5, 1996, between Monarch Bancorp (predecessor of Western Bancorp) and certain Warrantholders, and accompanying Forms of Warrants, assumed by U.S. Bancorp upon its acquisition of Western Bancorp on November 15, 1999. (Incorporated by reference to Exhibit 4.5 to U.S. Bancorp's Annual Report on Form 10-K for the year ended
           December 31, 1999.)

 5.1 Opinion of Dorsey & Whitney LLP as to legality of the securities being registered. *

 8.1       Tax opinion of Dorsey & Whitney LLP.

 8.2       Tax opinion of Long Aldridge & Norman LLP.

 23.1      Consent of Dorsey & Whitney LLP.  (Included in Exhibit 5.1.)

 23.2      Consent of Dorsey & Whitney LLP.  (Included in Exhibit 8.1.)

 23.3      Consent of Long Aldridge & Norman LLP. (Included in Exhibit 8.2.)

 23.4 Consent of PricewaterhouseCoopers LLP (relating to consolidated financial statements of U.S. Bancorp).






 23.5 Consent of Ernst & Young LLP (relating to consolidated financial statements of NOVA).

 24.1      Powers of Attorney.

 99.1      Form of Proxy for Special Meeting of Shareholders of NOVA.

 99.2      Form of Form of Election.

 99.3      Form of Notice of Guaranteed Delivery.

 99.4      Consent of Salomon Smith Barney.

    *      To be filed by amendment.
